This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-189174

SUBJECT TO COMPLETION DATED JANUARY 20, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 21, 2014

$

CORPORACIÓN ANDINA DE FOMENTO

    % Notes due

We will pay interest on the notes on                      and                      of each year. Interest will accrue on the notes from and including                     , 2015, and the first interest payment will be made on                     , 2015. We may not redeem the notes prior to their maturity on                     ,             . There is no sinking fund for these notes.

CAF will apply to the Financial Conduct Authority in its capacity as competent authority pursuant to Part VI of the Financial Services and Markets Act 2000, as amended (the “UK Listing Authority”) for the notes to be admitted to the official list of the UK Listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for the notes to be admitted to trading on the London Stock Exchange’s Regulated Market. No assurance can be given by CAF that such applications will be approved. The London Stock Exchange’s Regulated Market is a regulated market for the purposes of Directive 2004/39/EC.

	Price to Public(1)		Underwriting Discounts and Commissions		Proceeds to Corporación Andina de Fomento(1)
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2015.

Neither the United States Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the notes in book-entry form only through The Depository Trust Company will be made on or about                     , 2015.

Barclays	Crédit Agricole CIB	Daiwa Capital Markets	Deutsche Bank Securities

The date of this prospectus supplement is                     , 2015.

-i-

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Articles 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this document relates (including any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes) is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In connection with the issue of the notes, Deutsche Bank Securities Inc., as the Stabilizing Manager(s) (or persons acting on behalf of any Stabilizing Manager(s)) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager(s) (or persons acting on behalf of the Stabilizing Manager(s)) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager(s) (or person(s) acting on behalf of any Stabilizing Manager(s)) in accordance with all applicable laws and rules.

-ii-

ABOUT THIS PROSPECTUS SUPPLEMENT

The notes described in this prospectus supplement are debt securities of Corporación Andina de Fomento, or CAF, that are being offered under a registration statement filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The accompanying prospectus is part of that registration statement.

The accompanying prospectus provides you with a general description of the debt securities that we may issue, and this prospectus supplement contains specific information about the terms of this offering and the notes. This prospectus supplement also may add, update or change information provided in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus.

The registration statement, any post-effective amendments to the registration statement and their various exhibits contain additional information about CAF, the notes and other matters. All these documents may be inspected at the offices of the Securities and Exchange Commission. Certain terms that we use but do not define in this prospectus supplement have the meanings we give them in the accompanying prospectus.

CAF, having made all reasonable inquiries, confirms that this prospectus supplement and the accompanying prospectus contain all the information regarding CAF and the notes which is (in the context of the issue of the notes) material; that such information is true and accurate in all material respects and is not misleading in any material respect; and that this prospectus supplement and the accompanying prospectus do not omit to state any material fact necessary to make such information not misleading in any material respect. CAF accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus.

Except as otherwise specified, all amounts in this prospectus supplement are expressed in United States dollars (“dollars,” “$,” “U.S.$” or “U.S. dollars”).

Laws in certain jurisdictions may restrict the distribution of this prospectus supplement and the accompanying prospectus and the offering of our notes. You should inform yourself about and observe these restrictions. See “Underwriting” in this prospectus supplement.

FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus contain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are identified by words such as “believe”, “expect”, “anticipate”, “should” and words of similar meaning.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual financial and other results may differ materially from the results discussed in the forward-looking statements. Therefore, you should not place undue reliance on them. Factors that might cause such a difference include, but are not limited to, those discussed in this prospectus supplement and the accompanying prospectus, such as the effects of economic or political turmoil in one or more of our shareholder countries.

SUMMARY OF THE OFFERING

You should read the following summary information in conjunction with the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	Corporación Andina de Fomento

Securities Offered	% Notes due

Interest Payments	We will pay interest twice a year on and to holders of the notes listed in the fiscal agent’s records (which we expect to be the depositary or the custodian) on the preceding and . The first interest payment will be made on , 2015. We will pay interest on the notes on the basis of a 360-day year comprised of twelve 30-day months.

Not Redeemable	We may not redeem the notes prior to their maturity on , .

Form and Denominations	The notes will be issued in the form of a global note held by the depositary or the depositary’s custodian. You will hold your interest in the global note through a financial institution that has an account with the depositary. Generally, you will not be entitled to have notes registered in your name, you will not be entitled to certificates representing your notes and you will not be considered a holder of a note under the fiscal agency agreement. You may hold your interest in the global note in denominations of $1,000 and integral multiples of $1,000 in excess thereof. See “Description of the Notes — Form and Denominations”.

Payment of Principal and Interest	We will pay interest and the principal amount of your notes in U.S. dollars. As long as the notes are in the form of the global note, we will pay interest and principal through the facilities of the depositary. See “Description of the Notes — Payments on the Notes”.

No Sinking Fund	There is no sinking fund for the notes.

Additional Amounts

We will make payments to you without withholding or deducting taxes, duties, assessments or other similar governmental charges imposed by the full member shareholder countries or any of their political subdivisions or agencies having the power to tax, unless the withholding or deduction of those taxes, duties, assessments or charges is required by law. In that event, with certain exceptions, we will pay such additional amounts as may be necessary so that the net amount you receive after such withholding or deduction will equal the amount that you would have received without a withholding or deduction. (See “Description of the Debt Securities — Additional Payments by CAF” on page 42 in the accompanying prospectus.) Under the terms of the Constitutive Agreement, we are exempt from all taxes and tariffs on income, properties or assets, and from any liability involving payment, withholding or collection of any taxes in the full member shareholder countries. See “Legal Status of CAF” beginning on page 4 in the accompanying prospectus.

Status	The notes are not secured by any of our property or assets. Accordingly, your ownership of our notes means you are one of our unsecured creditors. The notes rank equally with all of our other unsecured indebtedness, as described in the accompanying prospectus. See “Description of the Debt Securities — General” beginning on page 40 in the accompanying prospectus.

Negative Pledge	The notes will contain a restriction on our ability to pledge or mortgage our assets. See “Description of the Debt Securities — Negative Pledge” on page 42 in the accompanying prospectus.

Default	You will have certain rights if an event of default occurs and is not cured by us as described in the accompanying prospectus, including the right to declare your notes to be immediately due and payable. See “Description of the Debt Securities — Default; Acceleration of Maturity” beginning on page 42 in the accompanying prospectus.

Further Issuances	We may from time to time, without the consent of existing holders of the notes, create and issue additional notes having the same terms and conditions as the notes offered hereby, except for the issue date, the offering price and, if applicable, the date of first payment of interest on the additional notes. Any such additional notes will form a single series with the notes offered hereby, provided, however, that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, the additional notes will be issued under a separate CUSIP number.

Fiscal Agent	The notes will be issued under a fiscal agency agreement between CAF and The Bank of New York Mellon (as successor-in-interest to JPMorgan Chase Bank, N.A.), which serves as fiscal agent, paying agent, transfer agent and registrar.

Taxation	For a discussion of the full member shareholder country and United States tax consequences of the notes, see “Taxation — Full Member Shareholder Country Taxation” and “— United States Taxation” beginning on page 46 in the accompanying prospectus. You should consult your own tax advisors to determine the foreign and U.S. federal, state, local and any other tax consequences to you in connection with your purchase, ownership and disposition of the notes.

Listing	Application will be made to the UK Listing Authority for the notes to be listed on its Official List and to the London Stock Exchange for the notes to be admitted to trading on its Regulated Market. No assurance can be given by CAF that such applications will be approved.

Governing Law	The notes will be governed by the laws of the State of New York.

USE OF PROCEEDS

We will use the net proceeds of the sale of the notes for general corporate purposes, including funding of our lending operations.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness at September 30, 2014 and does not give effect to any transaction since that date.

At September 30, 2014
(in U.S.$ millions)
Short-term debt(1)	$7,852.3

Long-term debt (maturities over one year)	$14,750.1
Stockholders’ Equity
Capital
Subscribed capital, paid-in and un-paid (authorized capital $10.0 billion)(2)	4,940.2
Less: Un-paid capital	(763.7)

Paid-in capital	4,176.5
Additional paid-in capital	1,775.2

Total capital	5,951.7
Reserves
Mandatory reserve	451.4
General reserve	2,012.2

Total reserves	2,463.6
Other comprehensive income	(0.1)
Retained earnings	110.6

Total shareholders’ equity	8,525.8

Total long-term debt and stockholders’ equity	$23,275.9

(1)	Includes deposits, commercial paper, short-term borrowings, the current portion of bonds, borrowings and other obligations, accrued interest payable, commissions payable and the current portion of derivative instrument liabilities.
(2)	In addition to subscribed capital shown in the table, CAF’s subscribed capital included callable capital of $1.6 billion at September 30, 2014.

CAPITAL STRUCTURE

General

As of September 30, 2014:

CAF’s authorized capital is $10.0 billion, of which $6.5 billion is paid-in capital and $3.5 billion is callable capital.

Our shares are divided into Series “A” shares, Series “B” shares and Series “C” shares.

Series “A” shares may be owned only by the full member shareholder countries. Each full member shareholder country owns one Series “A” share, which is held by the government, either directly or through a government-designated social or public purpose institution. Each of the full member shareholder countries owning a Series “A” share is entitled to elect one Director and one Alternate Director to our Board of Directors.

Series “B” shares are currently owned by the full member shareholder countries and are held by the governments either directly or through designated governmental entities, except for certain Series “B” shares currently constituting 0.1% of our outstanding shares, which are owned by 13 private sector financial institutions in the full member shareholder countries. We offered and sold Series “B” shares to private sector financial institutions in 1989 in order to obtain the benefit of their views in the deliberations of our Board of Directors. As owners of Series “B” shares, the full member shareholder countries collectively are entitled to elect five additional Directors and five Alternate Directors through cumulative voting, and the 13 private sector financial institutions collectively are entitled to elect one Director and one Alternate Director.

Series “C” shares are currently owned by eight associated shareholder countries: Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal, Spain and Trinidad and Tobago. We make available Series “C” shares for subscription by countries which are not full member shareholder countries in order to strengthen links between these countries and the full member shareholder countries. Ownership of our Series “C” shares by these countries makes entities in these countries that deal with entities in full member shareholder countries eligible to receive loans from us with respect to such dealings. Holders of Series “C” shares collectively are entitled to elect two Directors and two Alternate Directors.

Under the Constitutive Agreement, Series “A” shares may be held by or transferred only to governments or government-designated social or public purpose institutions. Series “B” shares also may be held by or transferred to such entities and, in addition, may be held by or transferred to private entities or individuals in the full member shareholder countries, except that no more than 49% of the Series “B” shares within any country may be held by private entities or individuals. Series “C” shares may be held by or transferred to public or private entities or individuals outside the full member shareholder countries. Unless a shareholder country withdraws, Series “A” and Series “B” shares may only be transferred within such country.

An amendment to the Constitutive Agreement became effective on July 9, 2008, which (i) allows, under certain circumstances, Latin American and Caribbean countries, including those that are currently associated shareholder countries, to own Series “A” shares and become full member shareholder countries, and (ii) expands CAF’s formal purpose to include supporting sustainable development and economic integration within all of Latin America and the Caribbean, as opposed to within only the Andean region. Consequently, on March 17, 2009, CAF’s Extraordinary Shareholders’ Meeting approved the terms and conditions precedent by which Argentina, Brazil, Panama, Paraguay and Uruguay could become contracting parties to the Constitutive Agreement, could become full member shareholder countries and may own Series “A” shares. In general, in order to become a full member country of CAF, a country must (i) subscribe, directly or indirectly, for one Series “A” share, (ii) exchange all of its ordinary and callable Series “C” capital shares for Series “B” share equivalents, (iii) meet any conditions for its accession as determined by the Shareholders’ General Meeting, and (iv) deposit its instrument of adhesion with the Ministry of Foreign Affairs of the Bolivarian Republic of Venezuela. The country is deemed to have become a full member country of CAF 30 days after the Shareholders’ General

Meeting determines that the conditions for its adhesion have been complied with, including the depositing of its instrument of adhesion. As of the date of this prospectus supplement, Argentina, Brazil, Panama, Paraguay and Uruguay have ceased to be Series “C” shareholder countries, have adhered to the Constitutive Agreement and now possess Series “A” shares as full member shareholder countries.

All figures at September 30, 2014 which reference “full member shareholder countries” only include the Plurinational State of Bolivia, the Republics of Argentina, Colombia, Ecuador, Panama, Paraguay and Peru, the Federative Republic of Brazil, the Oriental Republic of Uruguay and the Bolivarian Republic of Venezuela. All figures at September 30, 2014 which reference “associated shareholder countries” encompass all other shareholder countries. Similarly, use of the term “full member shareholder countries” without any date referenced thereto includes all countries which enjoy said status as of the date of this prospectus supplement (the Plurinational State of Bolivia, the Republics of Argentina, Colombia, Ecuador, Panama, Paraguay and Peru, the Federative Republic of Brazil, the Oriental Republic of Uruguay, and the Bolivarian Republic of Venezuela). Use of the term “associated shareholder countries” without any referenced date includes all other shareholder countries that are not full member shareholder countries as of the date of this prospectus supplement.

Paid-in Capital and Un-paid Capital

At September 30, 2014, CAF’s subscribed paid-in and un-paid capital was $4.9 billion, of which $4.2 billion was paid-in capital and $0.7 billion was un-paid capital, which is receivable in installments according to the agreements subscribed with the shareholder countries. Over the years, we have had several increases of subscribed capital.

Since 1990, capital contributions made to CAF (valor patrimonial) comprise a premium paid on each share purchased and the nominal $5,000 per share value established by CAF’s by-laws. The premium component of valor patrimonial is determined at the beginning of each subscription and applies to all payments under that subscription.

A list of all capital contributions made by shareholder countries during the last five years (as of September 30, 2014) follows:

Argentina

In 2009, Argentina subscribed to an additional $190.0 million in Series “C” shares, to be paid in seven installments, of which it paid $10.0 million in 2011, $15.0 million in 2012, $25.0 million in 2013 and $30.0 million in 2014.

In 2010, Argentina subscribed to $126.0 million in callable capital.

In February 2011, upon completion of all requirements to become a full member shareholder country, Argentina acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

In March 2012, Argentina subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2013 and $57.1 million in 2014.

Bolivia

In 2009, Bolivia subscribed to an additional $105.0 million in Series “B” shares, to be paid in eight installments, of which it paid $5.0 million in 2010, $5.0 million in 2011, $10.0 million in 2012, $15.0 million in 2013 and $15.0 million in 2014.

In January 2012, Bolivia subscribed to an additional $91.5 million in Series “B” shares, to be paid in four installments, of which it paid $22.9 million in 2013 and $22.9 million in 2014.

Brazil

In 2009, Brazil subscribed to an additional $190.0 million in Series “C” shares to be paid in seven installments, of which it paid $25.1 million in 2013 and $25.0 million in 2014.

In 2009, Brazil subscribed to $126.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Brazil acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

In September 2012, Brazil subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2014.

Colombia

In 2009, Colombia subscribed to an additional $20.0 million in Series “B” shares, which was paid in full in 2010.

In 2010, Colombia subscribed to an additional $150.0 million in Series “B” shares to be paid in five installments, of which it paid $2.0 million in 2010, $18.0 million in 2011, $30.0 million in 2012, $50.0 million in 2013 and $50.0 million in 2014.

In June 2012, Colombia subscribed to an additional $210.0 million in Series “B” shares to be paid in three installments beginning in 2015.

In August 2012, Colombia subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2013 and $57.1 million in 2014.

Ecuador

In 2009, Ecuador subscribed to an additional $105.0 million in Series “B” shares to be paid in eight installments, of which it paid $5.0 million in 2010, $5.0 million in 2011, $10.0 million in 2012, $15.0 million in 2013 and $15.0 million in 2014.

In March 2012, Ecuador subscribed to an additional $91.5 million in Series “B” shares, to be paid in four installments, of which it paid $22.9 million in 2013 and $22.9 million in 2014.

Mexico

In June 2012, Mexico entered into an agreement to subscribe to an additional $100.0 million in Series “C” shares of CAF, which it paid in full that same month.

Panama

In 2009, Panama subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments, of which it paid $3.0 million in 2011, $5.0 million in 2012, $7.0 million in 2013 and $10.0 million in 2014.

In 2010, Panama subscribed to $36.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Panama acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

In February 2012, Panama subscribed to an additional $91.5 million in Series “B” shares, to be paid in five installments, of which it paid $3.2 million in 2013 and $3.2 million in 2014.

Paraguay

In 2009, Paraguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments, of which it paid $3.0 million in 2011, $5.0 million in 2012, $7.0 million in 2013 and $10.0 million in 2014.

In December 2011, upon completion of all requirements to become a full member shareholder country, Paraguay acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

In May 2012, Paraguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in five installments, of which it paid $3.0 million in 2013 and $5.0 million in 2014.

Peru

In 2009, Peru subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments, but later this schedule was modified to seven installments. As of the date of this prospectus supplement, Peru has paid $235.0 million, with the balance to be paid in two annual installments ending in 2016.

In March 2012, Peru subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2013 and $57.1 million in 2014.

Portugal

In 2009, Portugal subscribed to EUR 15.0 million in Series “C” shares to be paid in four equal installments and EUR 60.0 million in callable capital. As of the date of this prospectus supplement, Portugal has paid the total balance of the subscribed paid-in capital.

Spain

In 2010, Spain subscribed to an additional $327.0 million of paid-in capital to be paid in five installments ending in 2014. All five payments have been received.

Trinidad and Tobago

In 2009, Trinidad and Tobago entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $6.0 million. As of the date of this prospectus supplement, Trinidad and Tobago has paid the total balance of the subscribed paid-in capital.

In April 2012, Trinidad and Tobago entered into an agreement to subscribe to an additional $323.4 million in Series “C” shares of CAF, to be paid in three annual installments, which it paid in full in 2014. Additionally, Trinidad and Tobago has formally expressed its intention to become a contracting party to the Constitutive Agreement. Subject to the satisfaction of certain conditions precedent for full member status and the additional condition that Trinidad and Tobago shall have paid for at least half of the capital for which it has subscribed, the subscription agreement contemplates the issuance of one Series “A” share to Trinidad and Tobago, as well as the exchange of Series “C” shares for Series “B” shares.

Uruguay

In 2009, Uruguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven annual installments ending in 2017, of which it paid $3.0 million in 2011, $5.0 million in 2012, $7.0 million in 2013 and $10.0 million in 2014.

In 2009, Uruguay subscribed to $36.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Uruguay acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

In February 2012, Uruguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in four installments, of which it paid $22.9 million in 2013 and $22.9 million in 2014.

Venezuela

In 2009, Venezuela subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments, of which it has paid $145.5 million as of the date of this prospectus supplement.

In August 2012, Venezuela subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2013 and $57.2 million in 2014.

As of the date of this prospectus supplement, all shareholder countries were current in their capital payments, with the exception of Brazil, with an aggregate pending balance of $87.1 million, of which $30.0 million relates to the 2009 subscription agreement and the remaining $57.1 million relates to the 2011 subscription agreement. We have been informed by Brazil that operational factors have delayed payment of the remaining balance, which is expected to be paid in the near future.

The following table sets out the nominal value of our subscribed paid-in capital and un-paid capital as of September 30, 2014:

Shareholders	Paid-in Capital	Un-paid Capital
	(in U.S.$ thousands)
Series “A” Shares:
Argentina	$1,200	$—
Bolivia	1,200	—
Brazil	1,200	—
Colombia	1,200	—
Ecuador	1,200	—
Panama	1,200	—
Paraguay	1,200	—
Peru	1,200	—
Uruguay	1,200	—
Venezuela	1,200	—
Series “B” Shares:
Argentina	377,225	78,970
Bolivia	221,595	35,470
Brazil	329,635	109,655
Colombia	748,785	131,795
Ecuador	223,200	35,470
Panama	93,735	40,495
Paraguay	91,880	39,950
Peru	791,450	91,300
Uruguay	113,730	26,665
Venezuela	750,075	132,670
Private sector financial institutions	2,045	35
Series “C” Shares:
Chile	27,705	—
Costa Rica	16,455	—
Dominican Republic	31,865	3,310
Jamaica	910	—
Mexico	58,785	—
Portugal	7,350	—
Spain	198,695	—
Trinidad and Tobago	79,335	37,950

Total	$4,176,455	$763,735

Reserves

Article 42 of the Constitutive Agreement requires that at least 10% of our net income in each year be allocated to a mandatory reserve until that reserve amounts to 50% of subscribed capital. The mandatory reserve can be used only to offset losses. We also maintain a general reserve to cover contingent events and as a source of funding of last resort in the event of temporary illiquidity or when funding in the international markets is not available or is impractical. The general reserve is invested in short-term securities and certificates of deposit that are easily convertible into cash. The mandatory reserve is an accounting reserve.

At September 30, 2014, our reserves totaled $2.5 billion. At such date, the mandatory reserve amounted to $451.4 million, or 9.1% of subscribed paid-in and un-paid capital, and the general reserve amounted to $2.0 billion.

Callable Capital

In addition to our subscribed paid-in and un-paid capital, our shareholders have subscribed to callable capital totaling $1.6 billion as at September 30, 2014. Our callable capital may be called by the Board of Directors to meet our obligations only to the extent that we are unable to meet such obligations with our own resources. For further information regarding subscribed callable capital, see Note 15 (“Stockholders’ Equity”) to our audited financial statements in the accompanying prospectus.

The Constitutive Agreement provides that the obligation of shareholders to pay for the shares of callable capital, upon demand by the Board of Directors, continues until such callable capital is paid in full. Thus, we consider the obligations of shareholder countries to pay for their respective callable capital subscriptions to be binding obligations backed by the full faith and credit of the respective governments. If the callable capital were to be called, the Constitutive Agreement requires that the call be prorated among shareholders in proportion to their shareholdings.

SELECTED FINANCIAL INFORMATION

The following selected financial information as of and for the years ended December 31, 2013, 2012 and 2011 has been derived from our audited financial statements for those periods, which were audited by our independent auditors Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited. The audit report of Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, has been included on page F-5 of the accompanying prospectus. Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The following selected financial information as of and for the nine-month periods ended September 30, 2014 and 2013 has been derived from our unaudited condensed interim financial information and includes all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at such dates and our results of operations for such periods. The results of the nine-month period ended September 30, 2014 are not necessarily indicative of results to be expected for the full year 2014. The selected financial information should be read in conjunction with our audited financial statements and notes thereto, our unaudited condensed interim financial information and the notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement.

	Year Ended December 31			Nine Months Ended September 30
	2013	2012*	2011*	2014	2013
	(in U.S.$ thousands, except ratios)
Income Statement Data
Interest income	$508,247	$520,139	$429,019	$420,774	$374,717
Interest expense	(297,293)	(281,688)	(213,028)	(228,012)	(222,277)

Net interest income	210,954	238,451	215,991	192,762	152,440
Provision (credit) to allowance for loan losses	(83,417)	(4,865)	(11,771)	10,879	(84,886)

Net interest income after provision (credit) to allowance for loan losses	294,371	243,316	227,762	181,883	237,326
Non-interest income	15,903	9,281	4,565	18,093	9,178
Non-interest expenses	(105,646)	(91,851)	(84,571)	(90,019)	(74,820)

Net income before unrealized changes in fair value related to financial instruments	204,628	160,746	147,756	109,957	171,684
Unrealized changes in fair value related to financial instruments	2,129	(577)	4,823	651	6,731

Net income	$206,757	$160,169	$152,579	$110,608	$178,415
Balance Sheet Data (end of period)
Current assets (net of allowance for loan losses)(1)	$11,100,271	$10,021,935	$7,964,808	$12,899,902	$10,963,503
Non-current assets	16,318,049	14,796,400	13,773,127	18,228,248	15,471,588

Total assets	$27,418,320	$24,818,335	$21,737,935	$31,128,150	$26,435,091

Current liabilities(2)	7,874,235	7,344,134	6,682,515	7,852,266	7,644,293
Long-term liabilities	11,727,536	10,609,139	8,704,167	14,750,063	11,195,622

Total liabilities	19,601,771	17,953,273	15,386,682	22,602,329	18,839,915
Total stockholders’ equity	7,816,549	6,865,062	6,351,253	8,525,821	7,595,176

Total liabilities and stockholders’ equity	$27,418,320	$24,818,335	$21,737,935	$31,128,150	$26,435,091

	Year Ended December 31			Nine Months Ended September 30
	2013	2012*	2011*	2014	2013
	(in U.S.$ thousands, except ratios)
Loan Portfolio and Equity Investments
Loans before allowance for loan losses	$18,003,271	$16,355,410	$14,980,744	$18,601,396	$17,462,179
Allowance for loan losses	38,336	125,799	130,636	49,215	40,992
Equity investments	228,385	146,811	111,889	269,403	191,280
Selected Financial Ratios
Return on average total stockholders’ equity(3)(4)	2.9%	2.5%	2.5%	1.8%	3.3%
Return on average paid-in capital(4)	5.5%	5.0%	5.0%	3.6%	6.3%
Return on average assets(5)	0.8%	0.7%	0.8%	0.5%	0.9%
Administrative expenses divided by average total assets*	0.4%	0.4%	0.4%	0.4%	0.4%
Overdue loan principal as a percentage of loan portfolio (excluding non-accrual loans)	0.0%	0.0%	0.0%	0.0%	0.0%
Non-accrual loans as a percentage of loan portfolio	0.0%	0.05%	0.05%	0.0%	0.0%
Allowance loan for losses as a percentage of loan portfolio	0.2%	0.8%	0.9%	0.3%	0.2%

(1)	Includes cash, deposits, trading, other investments, accrued interest and commissions receivable and the current portion of derivative instrument assets and loans with remaining maturities less than one year, minus allowance for loan losses.
(2)	Includes deposits, commercial paper, advances and short term borrowings, accrued interest payable, bonds with remaining maturities less than one year and borrowings and other obligations with remaining maturities less than one year and the current portion of derivative instrument liabilities.
(3)	Net income divided by annual average total stockholders’ equity.**
(4)	Net income divided by annual average subscribed and paid-in capital.**
(5)	Net income divided by annual average total assets.**
*	Certain amounts in the 2012 and 2011 financial statements have been reclassified to conform to the current year’s presentation.
**	For the nine-month periods, the amounts have been annualized.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and notes thereto beginning on page F-5 of the accompanying prospectus and with our unaudited interim financial information as of and for the nine-month periods ended September 30, 2014 and 2013 and notes thereto beginning on page S-21 of this prospectus supplement.

Summary of Results

During the three years ended December 31, 2013, our net income increased at a compound average annual rate of approximately 16.4%. Our net income for the year ended December 31, 2013 was $206.8 million, representing an increase of $46.6 million, or 29.1%, over net income of $160.2 million for 2012. This increase resulted from loan portfolio growth and an improvement in the determination of the loan loss provision that became effective as of September 2013 and which resulted in a loan loss provision reversal. For the year ended December 31, 2012, our net income was $160.2 million, representing an increase of $7.6 million, or 5.0%, over net income of $152.6 million for 2011. This increase resulted from growth in our loan portfolio and a slight increase in market interest rates.

Our net income for the nine-month period ended September 30, 2014 was $110.6 million, representing a decrease of $67.8 million, or 38.0%, compared to net income of $178.4 million for the corresponding period in 2013. This decrease is mainly due to changes in the loan loss provision that became effective as of September 2013 and which resulted in a loan loss provision reversal in that period. For the nine-month period ended September 30, 2014, our net interest income was $192.8 million, representing an increase of $40.4 million, or 26.5%, compared to net interest income of $152.4 million for the corresponding period in 2013, with the change principally owing to an increase in the loan and liquidity portfolios and a lower cost of funding.

The reported annualized percentage increase in real GDP for 2013 for each of the full member shareholder countries at December 31, 2013 was as follows: Argentina, 3.0%; Bolivia, 6.7%; Brazil, 2.3%; Colombia, 4.3%; Ecuador, 4.5%; Panama, 8.4%; Paraguay, 13.6%; Peru, 5.6%; Uruguay, 4.4%; and Venezuela, 1.3%.1

The recent financial crisis and global economic recession affected our business but have not had a material adverse effect on our results of operations or financial position. Based on our investment strategy and given our investment guidelines, our liquid investment portfolio is of short duration and has no material exposure to structured products such as mortgage-backed or asset-backed securities. Moreover, certain recent developments, such as the European sovereign debt crisis and fluctuations in commodity prices, have not thus far impacted our operations. As of September 30, 2014, we had one outstanding loan in Spain of $191.9 million in our loan portfolio, and 29.6% of our liquidity portfolio consisted of securities of issuers in European Union countries, including France — 9.0%, Netherlands — 5.3%, United Kingdom — 4.3%, Germany — 2.7%, Luxembourg — 2.3%, Spain — 2.2%, Italy — 1.3%, Ireland — 1.0%, Sweden — 0.4%, Austria — 0.4%, Belgium — 0.3%, Finland — 0.2%, and Norway — 0.2%.

The volatility of credit spreads during the past three years has varied our borrowing costs, the effect of which was partially offset by changing the interest rates we charge to borrowers (after swaps). During 2013, the LIBOR rate, which is the basis for the interest payable on both our external debt and on the loans in our loan portfolio decreased, which resulted in a lower net interest margin for our business.

Both 2013 and 2012 were characterized by a strong growth in our loan portfolio as a result of our strategy to expand our shareholder base, principally through additional paid-in capital contributions by several of our existing shareholder countries, as well as the issuance of shares to new shareholder countries. Additionally, the global financial crisis has also increased demand for loans from borrowers in our shareholder countries. These two main drivers led to loan portfolio growth of 10.1% in 2013 compared to 9.2% in 2012. We do not expect that

[1]	This information is extracted from the World Bank’s World Development Indicators (WDI).

our loan portfolio will be materially affected by the activities of other development banks in the region, since the financing needs of our shareholder countries exceed the current supply of lending resources. We believe that activities of other development banks are complementary to our lending operations.

On or about April 16, 2012, the Argentinean government expropriated YPF S.A., a company domiciled in Argentina, by taking over management and announcing the introduction of legislation pursuant to which the Argentinean government would acquire at least 51% of the share capital of YPF S.A. This legislation was approved by Argentina’s Congress on May 3, 2012. YPF S.A. is the recipient of two A/B loans from us, each for $250.0 million, dated December 17, 2010 and October 26, 2011, respectively. As of September 30, 2014, our combined exposure as lender of record to YPF S.A. is $304.5 million while our exposure as holder of the A portions under both loans is $83.7 million. YPF S.A. is current in its payments under both loans and YPF S.A.’s current management has expressed its intention to fulfill the company’s scheduled payment obligations.

The decline in global commodity prices, in particular oil, by approximately 50% from June 2014 to the date of this prospectus supplement, has had an impact on some of our shareholder countries. Some countries that are net oil importers have benefited from this price decline, while countries that are net oil exporters have been adversely affected to varying degrees, in some cases significantly, generally corresponding with the importance of the oil and gas sector to the overall economy of the country. Continued low oil prices may result in a downward adjustment of the external risk rating of some of our sovereign borrowers, which may result in an increase in our allowance for loan losses, according to our methodology for determining the allowance for loan losses as explained in “ — Income Statement — Provision (Credit) to Allowance for Loan Losses” below.

Critical Accounting Policies

General

Our financial statements are prepared in accordance with U.S. GAAP, which requires us in some cases to use estimates and assumptions that may affect our reported results and disclosures. We describe our significant accounting policies in Note 1 (“Significant Accounting Policies”) to our audited financial statements in the accompanying prospectus. We believe that some of the more significant accounting policies we use to present our financial results involve the use of accounting estimates that we consider to be critical because: (1) they require significant management judgment and assumptions about matters that are complex and inherently uncertain; and (2) the use of a different estimate or a change in estimate could have a material impact on our reported results of operations or financial condition.

Specifically, the estimates we use to determine the allowance for loan losses are critical accounting estimates.

Additionally, the fair values for some financial assets and liabilities recorded in our financial statements are determined according to the procedures established by the accounting pronouncement ASC 820. As of the date of this prospectus supplement, we have not changed or reclassified any transaction from one level to another pursuant to the hierarchy reflected in ASC 820, thereby maintaining consistency in the application of accounting principles in this matter.

Income Statement

Interest Income

Nine Months Ended September 30, 2014 and 2013. For the nine-month period ended September 30, 2014, our interest income was $420.8 million, representing an increase of $46.1 million, or 12.3%, compared to interest income of $374.7 million for the corresponding period in 2013. This increase resulted principally from an increase in the interest income generated by our loan and investment portfolio growth.

2013, 2012 and 2011. For the year ended December 31, 2013, our interest income was $508.2 million, representing a slight decrease of $11.9 million, or 2.3%, compared to interest income of $520.1 million for the year ended December 31, 2012. This decrease resulted primarily from the decrease in market interest rates compared to the corresponding period in 2012, which more than offset the growth in our loan portfolio, the average amount of which increased by 9.6%. Average market interest rates were lower in 2013, when six-month LIBOR averaged 0.43% per annum compared with 0.68% per annum in 2012, representing a decrease of 36.8% in average six-month LIBOR. Interest income for the year ended December 31, 2012 represented an increase of $91.1 million, or 21.2%, compared to interest income of $429.0 million for the year ended December 31, 2011, such increase resulting principally from growth in the loan portfolio.

Interest Expense

Nine Months Ended September 30, 2014 and 2013. For the nine-month period ended September 30, 2014, our interest expense was $228.0 million, representing an increase of $5.7 million, or 2.6%, compared to interest expense of $222.3 million for the corresponding period in 2013. This increase resulted principally from an increase in long-term liabilities in order to match our growth in assets.

2013, 2012 and 2011. For the year ended December 31, 2013, our interest expense was $297.3 million, representing an increase of $15.6 million, or 5.5%, from our interest expense of $281.7 million for the year ended December 31, 2012. This increase resulted primarily from an increase in liabilities to fulfill higher funding requirements related to the growth in the average levels of our loan portfolio compared with 2012, as well as an increase in the funding costs associated with an increase in the average term of our financial liabilities. The average amount of our liabilities increased by 12.6% at December 31, 2013, compared with the average level at December 31, 2012. Interest expense for the year ended December 31, 2012 represented an increase of $68.7 million, or 32.2%, from our interest expense of $213.0 million for the year ended December 31, 2011. This increase is attributable to an increase in liabilities to fulfill higher funding requirements caused by the growth in our loan portfolio and our liquidity portfolio. The average amount of our liabilities as of December 31, 2012 rose by 18.3% compared with the average level as of December 31, 2011.

Net Interest Income

Nine Months Ended September 30, 2014 and 2013. For the nine-month period ended September 30, 2014, our net interest income was $192.8 million, representing an increase of $40.4 million, or 26.5%, compared to net interest income of $152.4 million for the corresponding period in 2013. The net interest income margin was 0.95% for the nine-month period ended September 30, 2014, as compared to 0.85% for the corresponding period in 2013, with the change principally owing to an increase in the loan and liquidity portfolios and a lower cost of funding.

2013, 2012 and 2011. For the year ended December 31, 2013, our net interest income was $211.0 million, representing a decrease of $27.5 million, or 11.5%, over net interest income of $238.5 million for the year ended December 31, 2012. This decrease resulted from a combination of a decrease in market interest rates and an increase in liabilities to fulfill higher funding requirements. Our net interest income for the year ended December 31, 2012 was $238.5 million, representing an increase of $22.5 million, or 10.4%, over net interest income of $216.0 million for the year ended December 31, 2011. This increase resulted principally from loan portfolio growth and a slight increase in market interest rates. Our net interest income margin was 0.9%, in 2013, compared to 1.1% in 2012 and 1.1% in 2011.

Provision (Credit) to Allowance for Loan Losses

Effective as of September 2013, we implemented an improvement in the determination of the loan loss provision which resulted in a loan loss provision reversal. This determination methodology, which we believe is in line with that of many other supranationals, incorporates recovery rates that differ between sovereign and non-sovereign guaranteed loans.

The credit and provision in the periods described below reflect management’s estimates for both general and specific provisions. The allowance for loan losses is estimated considering the credit risk exposure, probability of default and, beginning December 31, 2013, loss given default, based on external data provided by risk rating agencies, recognizing such effects in profit or loss for the period. We established a specific allowance for loan losses for impaired loans. A loan is considered as impaired when, based on currently available information and events, there exists the probability that we will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. See Note 1H of our audited financial statements in the accompanying prospectus for further information regarding allowance for loan losses calculations.

Nine Months Ended September 30, 2014 and 2013. For the nine-month period ended September 30, 2014, as a result of the growth of the loan portfolio and changes in the ratings of some of the borrowers provided by risk rating agencies, we recorded a provision to allowance for loan losses of $10.9 million, compared with a credit to allowance for loan losses of $84.9 million for the corresponding period in 2013, when changes in the determination of loan loss provision were implemented. The allowance for loan losses as a percentage of the loan portfolio was 0.3% at September 30, 2014, compared to 0.2% at September 30, 2013.

2013, 2012 and 2011. For the year ended December 31, 2013, we recorded a credit to allowance for loan losses of $83.4 million, representing an increase of $78.6 million, or 1,614.6%, compared with our credit to allowance for loan losses of $4.9 million for the corresponding period in 2012. For the year ended December 31, 2012, we recorded a credit to allowance for loan losses of $4.9 million, representing a decrease of $6.9 million, or 41.3%, compared with our credit to allowance for loan losses of $11.8 million for the corresponding period in 2011. Changes in the provision occurred mainly because of the improvement in determination methodology discussed above.

Non-Interest Income

Our non-interest income consists principally of commissions, dividends and our corresponding share of earnings or losses on equity investments, which are accounted for using the equity method, and other income.

Nine Months Ended September 30, 2014 and 2013. For the nine-month period ended September 30, 2014, our non-interest income was $18.1 million, representing an increase of $8.9 million, or 97.1%, compared to non-interest income of $9.2 million for the corresponding period in 2013. The increase was primarily the result of an increase in capital gains and dividends from equity instruments.

2013, 2012 and 2011. For the year ended December 31, 2013, our total non-interest income was $15.9 million, representing an increase of $6.6 million, or 71.4%, from total non-interest income of $9.3 million for the year ended December 31, 2012. This increase resulted principally from an increase in commissions and other income, which in turn was mostly due to fluctuations in exchange rates. Our total non-interest income for the year ended December 31, 2012 represented an increase of $4.7 million or 103.3%, as compared to our total non-interest income of $4.6 million for the year ended December 31, 2011. This increase resulted principally from an increase in dividends from equity investments.

Non-Interest Expenses

Our non-interest expenses consist principally of administrative expenses, representing 96.2% and 98.0% of total non-interest expenses for the nine-month periods ended September 30, 2014 and September 30, 2013, respectively.

Nine Months Ended September 30, 2014 and 2013. For the nine-month period ended September 30, 2014, our non-interest expenses were $90.0 million representing an increase of $15.2 million, or 20.3%, compared to total non-interest expenses of $74.8 million for the corresponding period in 2013. The increase resulted principally from an increase in administrative expenses.

For the nine-month period ended September 30, 2014, our administrative expenses were $86.6 million, or 0.4% of our total average assets, representing an increase of $13.2 million, or 18.1%, compared to administrative expenses of $73.4 million for the corresponding period in 2013. The increase resulted principally from the business growth and impact of local currency expenses and inflation in Venezuela, where our principal executive offices are located.

2013, 2012 and 2011. For the year ended December 31, 2013, our total non-interest expenses were $105.6 million, representing an increase of $13.7 million, or 15.0%, over total non-interest expenses of $91.9 million for the year ended December 31, 2012. The increase resulted principally from an increase in provisions for contingencies. The total non-interest expenses for the year ended December 31, 2012 represented an increase of $7.3 million, or 8.6%, over total non-interest expenses of $84.6 million for the year ended December 31, 2011. The increase resulted principally from an increase in administrative expenses given the expansion of our full member shareholder country base.

For the year ended December 31, 2013, administrative expenses were $104.0 million, or 0.4% of our total average assets, representing an increase of $13.0 million over administrative expenses of $91.0 million for the year ended December 31, 2012. The increase resulted principally from the growth in our loan portfolio. For the year ended December 31, 2012, administrative expenses were $91.0 million, or 0.4% of our total average assets, representing an increase of $10.0 million over administrative expenses of $81.0 million for the year ended December 31, 2011. The increase resulted principally from the impact of local currency expenses and inflation in Venezuela.

Equity investments, which do not have readily determinable fair values and in which we have a participation of less than 20% of the investee’s equity, are required to be recorded at cost according to U.S. GAAP. Also, management is required to assess the value of these investments at least annually and determine whether any value impairment is temporary or other than temporary. Impairment charges must be taken once management has determined that the loss of value is other than temporary. As a result of the analysis of these equity investments, management determined to take $0.0 in impairment charges on any of our equity investments in each of 2013, 2012, 2011 and $1.1 million at September 2014.

Balance Sheet

Total Assets and Liabilities

September 30, 2014. At September 30, 2014, our total assets were $31.1 billion, representing an increase of $3.7 billion, or 13.5%, over total assets of $27.4 billion at December 31, 2013. The increase in assets resulted primarily from an increase in our liquidity and loan portfolios. At September 30, 2014, our total liabilities were $22.6 billion, representing an increase of $3.0 billion, or 15.3%, over total liabilities of $19.6 billion at December 31, 2013. The increase in liabilities resulted primarily from an increase in funding, mainly through bond issuances, as a response to the growth of assets.

2013 and 2012. At December 31, 2013, our total assets were $27.4 billion, representing an increase of $2.6 billion, or 10.5%, over total assets of $24.8 billion at December 31, 2012. The increase in our total assets principally reflected a 15.6% increase in the liquid assets portfolio and a 10.1% increase in the loan portfolio. At December 31, 2013, our total liabilities were $19.6 billion, representing an increase of $1.6 billion, or 9.2%, over total liabilities of $18.0 billion at December 31, 2012. The increase in our total liabilities resulted from higher funding requirements to support a higher level of assets.

Asset Quality

Overdue Loans

September 30, 2014 and December 31, 2013. At each of September 30, 2014 and December 31, 2013, the total principal amount of outstanding overdue loans was $0.0 (not including non-accrual loans in overdue status).

2012. There were $0.0 in overdue loans at December 31, 2012.

Impaired Loans and Non-Accrual Loans

September 30, 2014 and December 31, 2013. At each of September 30, 2014 and December 31, 2013, the total principal amount of our impaired loans was $0.0, or 0.0% of the total loan portfolio.

2012. There were $7.9 million of loans in non-accrual status at December 31, 2012 owing to an impairment of one loan to a private sector borrower in Colombia. We consider a loan to be impaired when it is in non-accrual status.

Restructured Loans

September 30, 2014 and December 31, 2013. At each of September 30, 2014 and December 31, 2013, the total principal amount of outstanding restructured loans was $8.3 million, or 0.05% of the total loan portfolio. The total amount of restructured loans, at each of September 30, 2014 and December 31, 2013, represented one loan to a private sector borrower in Colombia.

2012. At December 31, 2012, the total principal amount of outstanding restructured loans was $0.0.

Loan Write-offs and Recoveries

September 30, 2014. There were $0.0 loan write-offs during the nine-month period ended September 30, 2014, and there were $0.0 write-offs in the corresponding period of 2013. We booked recoveries of $0.0 during the nine-month period ended September 30, 2014 and $78.9 thousand during the corresponding period of 2013.

2013 and 2012. There were $4.1 million and $0.0 of loans written-off in 2013 and 2012, respectively. During 2013 and 2012, respectively, we booked recoveries of $78.9 thousand and $28.3 thousand.

See “Operations of CAF — Asset Quality” in the accompanying prospectus for further information regarding our asset quality. See “— Balance Sheet” above for details regarding the distribution of our loans by country and “Operations of CAF — Loan Portfolio” in the accompanying prospectus for details regarding the distribution of our loans by economic sector.

Commitments and Contingencies

We enter into commitments and contingencies in the normal course of our business to facilitate our business and objectives. Commitments and contingencies include (1) credit agreements subscribed and pending disbursement, (2) lines and letters of credit for foreign trade, (3) equity investment agreements subscribed and (4) partial credit guarantees. For further discussion of these arrangements, see Note 22 (“Commitments and Contingencies”) to our audited financial statements in the accompanying prospectus.

Liquidity

Effective as of September 2014, we updated our liquidity policy, which requires us to maintain sufficient liquid assets to cover at least 12 months of net cash requirements.

Net cash requirements under this new policy are calculated as follows:

(+)	Loan collections

(+)	Committed paid-in capital payments

(-)	Debt service

(-)	Committed disbursements

Our investment policy requires that at least 90% of our liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization. The remaining portion of our liquid assets may be invested in non-investment grade instruments rated B-/Ba3/B or better by a U.S. nationally-recognized statistical rating organization. Our investment policy emphasises security and liquidity over yield.

September 30, 2014. At September 30, 2014, our liquid assets consisted of $11.3 billion of cash, time deposits and securities, of which 97.8% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized statistical rating organization, compared to $8.3 billion of cash, time deposits and securities, of which 96.4% was invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized statistical rating organization, at December 31, 2013. At September 30, 2014, 35.8% of our liquid assets were invested in time deposits in financial institutions, 17.3% in commercial paper, 11.5% in corporate and financial institution bonds, 23.9% in certificates of deposit, 4.2% in U.S. Treasury Notes, 1.4% in bonds of non-U.S. governments and government entities and 5.9% in other instruments, including deposits in cash.

2013 and 2012. At December 31, 2013, our liquid assets consisted of $8.3 billion of cash, time deposits and securities, of which 96.4% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 27.0% of our liquid assets were invested in time deposits in financial institutions, 23.9% in commercial paper, 14.0% in corporate and financial institution bonds, 17.5% in certificates of deposit, 8.1% in U.S. Treasury Notes, 1.6% in bonds of non-U.S. governments and government entities and 7.9% in other instruments including deposits in cash. At December 31, 2012, our liquid assets consisted of $7.2 billion of cash, time deposits and securities, of which 92.1% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization, 22.1% of our liquid assets were invested in time deposits in financial institutions, 26.4% in commercial paper, 24.0% in corporate and financial institution bonds, 4.8% in certificates of deposit, 13.1% in U.S. Treasury Notes, 2.5% in bonds of non-U.S. governments and government entities and 7.0% in other instruments, including deposits in cash.

Strategy and Capital Resources

Our business strategy is to provide financing for projects, trade and investment in the shareholder countries. Management expects our assets to grow in the future, which will increase our need for additional funding; likewise, maturing debt obligations will need to be replaced. In addition to scheduled capital increases, management anticipates a need to increase funds raised in the international capital markets and to maintain funding through borrowings from multilateral and other financial institutions. While the substantial majority of our equity will continue to be held by full member shareholder countries, we intend to continue offering equity participation to associated shareholder countries through the issuances of Series “C” shares to such countries. See “Capital Structure” in the accompanying prospectus.

We intend to continue our programs to foster sustainable growth within the shareholder countries, and to increase our support for the private sector within its markets, either directly or through financial intermediaries. See “Operations of CAF” in the accompanying prospectus.

UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION AND NOTES THERETO

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information

As of September 30, 2014 and Audited Financial Information as of December 31, 2013

Balance Sheets

(In thousands of U.S. dollars)

	September 30, 2014	December 31, 2013
ASSETS

Cash and due from banks	176,433	230,051
Deposits with banks	2,130,767	1,462,208
Marketable securities
Trading	7,088,009	5,831,244
Other investments	1,922,386	781,219
Loans (includes $32,910 and $48,358 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	18,601,396	18,003,271
Less loan commissions, net of origination costs	83,077	80,373
Less allowance for loan losses	49,215	38,336

Loans, net	18,469,104	17,884,562

Accrued interest and commissions receivable	317,347	242,153
Equity investments	269,403	228,385
Derivative instruments	404,570	417,658
Property and equipment, net	67,130	66,909
Other assets	283,001	273,931

Total assets	31,128,150	27,418,320

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	4,396,268	3,263,674
Commercial paper	1,970,864	2,936,496
Borrowings and other obligations (includes $358,681 and $495,947 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	1,392,363	1,628.863
Bonds (includes $13,265,420 and $10,659,931 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	13,993,899	11,192,501
Accrued interest and commissions payable	245,870	200,013
Derivative instruments	246,218	182,824
Accrued expenses and other liabilities	356,847	197,400

Total liabilities	22,602,329	19,601,771

STOCKHOLDERS’ EQUITY
Subscribed and paid-in capital (authorized capital $10 billion)	4,176,455	3,941,380
Additional paid-in capital	1,775,254	1,342,903
Reserves	2,463,583	2,325,826
Other comprehensive income	(79)	(317)
Retained earnings	110,608	206,757

Total stockholders’ equity	8,525,821	7,816,549

Total liabilities and stockholders’ equity	31,128,150	27,418,320

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Nine-Month Period ended September 30, 2014 and 2013

Statements of Comprehensive Income

(In thousands of U.S. dollars)

	Nine Months Ended September 30,
	2014	2013
Interest income
Loans	357,832	331,217
Investments and deposits with banks, net	33,656	12,752
Loan commissions	29,286	30,748

Total interest income	420,774	374,717

Interest expense
Deposits	9,001	13,046
Commercial paper	4,850	15,168
Bonds	184,963	168,521
Borrowings and other obligations	15,834	13,911
Commissions	13,364	11,631

Total interest expense	228,012	222,277

Net interest income	192,762	152,440
Provision (credit) to allowance for loan losses	10,879	(84,886)

Net interest income, after provision (credit) to allowance for loan losses	181,883	237,326

Non-interest income
Other commissions	7,499	5,068
Dividends and equity in earnings of investees	6,245	914
Other income	4,349	3,196

Total non-interest income	18,093	9,178

Non-interest expenses
Administrative expenses	86,628	73.351
Other expenses	3,391	1,469

Total non-interest expenses	90,019	74,820

Net income before unrealized changes in fair value related to financial instruments	109,957	171,684
Unrealized changes in fair value related to financial instruments	651	6,731

Net income	110,608	178,415

Other comprehensive income	238	—
Total comprehensive income	110,846	178,415

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Nine-Month Period ended September 30, 2014 and 2013

Statements of Cash Flows

(In thousands of U.S. dollars)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities
Net income	110,608	178,415
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Unrealized (gain) loss on trading securities	955	(4,582)
Amortization of loan commissions, net of origination costs	(12,957)	(12,992)
Provision (credit) to allowance for loan losses	10,879	(84,886)
Equity in earnings of investees	735	191
Depreciation of property and equipment	4,410	3,108
Amortization of deferred charges	2,863	2,165
Provision for employees’ severance indemnities and benefits	6,780	5,662
Provisions for employees’ savings plan	999	959
Unrealized changes in fair value related to financial instruments	(651)	(6,731)
Net changes in operating assets and liabilities
Severance indemnities paid or advanced	(5,090)	(3,679)
Employees’ savings plan paid or advanced	(1,095)	30
Trading securities, net	(1,257,720)	(313,758)
Interest and commissions receivable	(75,194)	(48,359)
Other assets	(11,933)	99,271
Accrued interest payable	45,857	28,062
Accrued expenses and other liabilities	158,091	(130,713)

Total adjustments and net changes in operating assets and liabilities	(1,133,071)	(466,252)

Net cash used in operating activities	(1,022,463)	(287,837)

Cash flows from investing activities
Purchases of other investments	(2,638,967)	(516,111)
Maturities of other investments	1,497,842	278,938
Loan origination and principal collections, net	(584,935)	(1,097,506)
Equity investments, net	(41,753)	(44,660)
Purchases of property and equipment	(4,631)	(6,457)

Net cash used in investing activities	(1,772,444)	(1,385,796)

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Nine-Month Period ended September 30, 2014 and 2013

Statements of Cash Flows continued

(In thousands of U.S. dollars)

	Nine Months Ended September 30,
	2014	2013
Cash flows from financing activities
Net increase in deposits	1,132,594	265,290
Net decrease in commercial paper	(965,632)	(181,194)
Proceeds from issuance of bonds	3,536,105	1,912,154
Repayment of bonds	(650,327)	(695,975)
Proceeds from borrowings and other obligations	38,098	92,196
Repayment of borrowings and other obligations	(279,416)	(86,994)
Distributions to stockholders’ funds	(69,000)	(119,998)
Proceeds from issuance of shares	667,426	671,697

Net cash provided by financing activities	3,409,848	1,857,176

Net increase in cash and cash equivalents	614,941	183,543
Cash and cash equivalents at beginning of period	1,692,259	1,631,769

Cash and cash equivalents at end of period	2,307,200	1,815,312

Consisting of:
Cash and due from banks	176,433	26,522
Deposits with banks	2,130,767	1,788,790

	2,307,200	1,815,312

Supplemental disclosure
Interest paid during the period	168,506	189,293

Non-cash financing activities
Change in derivative instrument assets	(13,088)	310,535
Change in derivative instrument liabilities	(63,394)	68,884

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Nine-Month Period ended September 30, 2014

Statement of Stockholders’ Equity

(In thousands of U.S. dollars)

			Reserve Pursuant to
	Subscribed and paid-in capital	Additional paid-in capital	General Reserve	Article No 42 of by-laws	Total	Other Comprehensive Income	Retained earnings	Total stockholders’ equity
Balance at December 31, 2013	3,941,380	1,342,903	1,895,592	430,234	2,325,826	(317)	206,757	7,816,549

Capital increase	235,075	432,351	—	—	—	—	—	667,426
Appropriated for general reserve	—	—	116,557	—	116,557	—	(116,557)	—
Appropriated for general reserve to Article 42 of by-laws	—	—	—	21,200	21,200	—	(21,200)	—
Distribution to stockholders’ funds	—	—	—	—	—	—	(69,000)	(69,000)
Other comprehensive income	—	—	—	—	—	238	—	238
Net Income	—	—	—	—	—	—	110,608	110,608

Balance at September 30, 2014	4,176,455	1,775,254	2,012,149	451,434	2,463,583	(79)	110,608	8,525,821

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Nine-Month Period ended September 30, 2013

Statement of Stockholders’ Equity

(In thousands of U.S. dollars)

			Reserve Pursuant to
	Subscribed and paid- in capital	Additional paid-in capital	General Reserve	Article No 42 of by- laws	Total	Retained earnings	Total stockholders’ equity
Balance at December 31, 2012	3,636,715	782,523	1,871,521	414,134	2,285,655	160,169	6,865,062

Capital increase	236,565	435,132	—	—	—	—	671,697
Appropriated for general reserve	—	—	24,071	—	24,071	(24,071)	—
Appropriated for general reserve to Article 42 of by-laws	—	—	—	16,100	16,100	(16,100)	—
Distribution to stockholders’ funds	—	—	—	—	—	(119,998)	(119,998)
Net Income	—	—	—	—	—	178,415	178,415

Balance at September 30, 2013	3,873,280	1,217,655	1,895,592	430,234	2,325,826	178,415	7,595,176

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to Unaudited Condensed Interim Financial Information

As of September 30, 2014 and 2013 and Audited Financial Information

for the Year ended December 31, 2013

(In thousands of U.S. dollars)

(1) Basis of Presentation

The condensed interim financial information as of September 30, 2014 and for the nine-month periods ended September 30, 2014 and 2013 is unaudited and has been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, such interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The results of operations for the nine-month period ended September 30, 2014 are not necessarily an indication of the results to be expected for the full year 2014.

This condensed interim financial information should be read in conjunction with CAF’s financial statements for each of the years in the three-year period ended December 31, 2013 and the notes thereto presented in the accompanying prospectus.

(2) Allowance for Loan Losses

For the nine-month period ended September 30, 2014, CAF had a provision for loan losses of $10,879 compared to a credit for loan losses of $84,886 for the same period in 2013. The allowance for loan losses as a percentage of the loan portfolio was 0.3% at September 30, 2014, compared to 0.2% at September 30, 2013.

Changes in the provision occurred mainly because of an improvement in the determination of the loan loss provision that became effective as of September 2013 and which resulted in a loan loss provision reversal. This improvement, which is in line with many other supranationals, incorporates recovery rates that differ between sovereign guaranteed loans and non-sovereign guaranteed loans.

The credit and provision in the periods described above reflect management’s estimates for both general and specific provisions. The allowance for loan losses is estimated considering the credit risk exposure, probability of default and, beginning December 31, 2013, loss given default, based on external data provided by risk rating agencies, recognizing such effects in profit or loss for the period.

Allowance for loan losses of sovereign loans is established by CAF based on the individual long-term foreign currency debt rating of the borrower countries considering the average rating of three recognized international risk rating agencies as of the date of the financial statements preparation. The country risk rating considers a default probability. Given CAF’s status as a preferred creditor and taking into account the immunities and privileges conferred by its shareholder countries, which are established in CAF’s by-laws and other similar agreements, a factor reflecting a lower default probability — usually equivalent to three levels above its risk rating — is used.

Regarding the non-sovereign loan portfolio, the allowance for loan losses is based on the individual local currency debt rating of the borrower countries considering the average rating of the aforementioned agencies. As of December 31, 2013, by virtue of the change in the determination of the allowance for loan losses, the allowance for loan losses is calculated by considering the internal rating of each borrower, using the probability of default corresponding to the average of the equivalent categories of the risk rating agencies.

For those cases where the category equivalent to the rating of a given borrower determined by any of the agencies is higher than the rating in local currency of the country corresponding to such borrower, or if for any reason there is no rating, the rating in local currency of such country determined by the risk rating agencies will be used.

A specific allowance for loan losses is established by CAF for impaired loans. A loan is considered as impaired when, based on currently available information and events, there exists the probability that CAF will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. The impairment of loans is determined on a loan by loan basis based on the present value of expected future cash flows, discounted at the original loan’s effective interest rate. The allowance for loan losses is reported as a deduction from loans.

(3) Marketable Securities

Trading Securities

A summary of trading securities follows:

	September 30, 2014		December 31, 2013
	Amount	Average maturity (years)	Amount	Average maturity (years)
U.S. Treasury Notes	472,136	2.90	674,749	2.62
Non-U.S. governments and government entities bonds	157,311	0.99	130,390	0.98

Financial institutions and corporate securities:
Commercial papers	1,957,659	—	1,982,228	—
Certificates of deposit	2,707,262	—	1,454,325	—
Bonds	1,305,031	—	1,165,255	—
Others	488,610	—	424,297	—

	6,458,562	0.81	5,026,105	0.94

	7,088,009	0.95	5,831,244	1.14

(4) Loans

Loans include short-, medium- and long-term loans to finance projects, working capital and trade activities. The majority of the loans are to Series “A” and “B” stockholder countries, or to private institutions or companies of these countries.

Loans by country are summarized as follows:

	September 30, 2014	December 31, 2013
Stockholder country:
Argentina	2,652,280	2,457,474
Bolivia	1,840,045	1,752,611
Brazil	1,595,731	1,654,751
Colombia	1,732,035	1,806,317
Costa Rica	134,940	120,928
Dominican Republic	165,447	177,576
Ecuador	2,648,789	2,735,716
Jamaica	5,757	6,129
Mexico	283,081	194,475
Panama	1,271,185	886,651
Paraguay	187,283	189,731
Peru	2,502,876	2,478,138
Spain	191,875	200,000
Uruguay	435,241	378,510
Venezuela	2,953,422	2,961,658

Loans	18,599,987	18,000,665
Fair value adjustments	1,409	2,606

Carrying value of loans	18,601,396	18,003,271

Fair value adjustments to the carrying value of loans represent adjustments to the carrying value of loans for which the fair value option is elected.

At September 30, 2014 and December 31, 2013, loans in other currencies were granted for an equivalent of $52,092 and $60,038, respectively, principally in Bolivian bolivianos, Peruvian nuevos soles, Paraguaian guarani and Colombian pesos. At September 30, 2014 and December 31, 2013, loans include fixed interest rate loans of $85,159 and $99,372, respectively.

Loans classified by public sector and private sector borrowers, are as follows:

	September 30, 2014	December 31, 2013
Public Sector	14,854,594	14,974,563
Private Sector	3,745,393	3,026,102

	18,599,987	18,000,665

The average yield of the loan portfolio is shown below:

	September 30, 2014		December 31, 2013
	Amount	Average yield (%)	Amount	Average yield (%)
Loans	18,599,987	2.59	18,000,665	2.57

Loans by industry segments are as follows:

	September 30,		December 31,
	2014	%	2013	%
Agriculture, hunting and forestry	63,389	—	64,907	—
Manufacturing	390,645	2	314,443	2
Electricity, gas and water supply	6,378,952	34	6,146,592	34
Transport, warehousing and communications	6,878,285	37	6,340,756	35
Commercial banks	1,152,648	6	1,410,267	8
Development banks	680,240	4	586,198	3
Social and other infrastructure programs	2,905,443	16	2,995,347	17
Others	150,385	1	142,155	1

	18,599,987	100	18,000,665	100

Loans mature as follows:

	September 30, 2014	December 31, 2013
Remaining maturities:
Less than one year	1,302,543	2,547,989
Between one and two years	2,008,618	1,773,139
Between two and three years	2,149,689	2,072,016
Between three and four years	1,803,189	1,663,606
Between four and five years	1,611,485	1,463,564
Over five years	9,724,463	8,480,351

	18,599,987	18,000,665

Loan portfolio is classified depending on the credit risk type, as follows:

	September 30, 2014	December 31, 2013
Sovereign guaranteed	14,805,819	14,313,620
Non-sovereign guaranteed	3,794,168	3,687,045

	18,599,987	18,000,665

Loan portfolio quality

The loan portfolio quality indicators are presented below:

	September 30, 2014	December 31, 2013
Overdue loans	0.0	0.0
Non-accrual loans	0.0	0.0
Impaired Loans	0.0	0.0
Loans written-off	0.0	4,125
Overdue loan principal as a percentage of loan portfolio	0.0%	0.0%
Nonaccrual loans as a percentage of loan portfolio	0.0%	0.0%
Allowance for loan losses as a percentage of loan portfolio	0.26%	0.21%

At September 30, 2014 and at December 31, 2013, CAF did not classify any loan as impaired.

Purchase of loan portfolio

For the nine-month period ended September 30, 2014 and for the year ended December 31, 2013, CAF did not purchase any loans.

Sale of loan portfolio

For the nine-month period ended September 30, 2014 and for the year ended December 31, 2013, CAF sold loans to commercial banks for $112,008 and $51,250, respectively, without recourse.

A/B Loans

CAF administers loan-participations sold, and only assumes the credit risk for the portion of the loan owned by CAF. At September 30, 2014 and December 31, 2013, CAF maintained loans of this nature amounting to $1,542,371 and $1,480,369, respectively; whereby other financial institutions provided funds for $1,067,520; and $1,065,707, respectively.

Troubled debt restructurings

For the nine-month period ended September 30, 2014, there were no troubled debt restructurings. During 2013, there was one troubled debt restructuring of a single client for $8,250.

Allowance for Loan Losses

Changes in the allowance for loan losses are presented below:

	For the nine-month period ended September 30, 2014			For the year ended December 31, 2013
	Sector			Sector
	Sovereign	Non-sovereign	Total	Sovereign	Non-sovereign	Total
Balances at beginning of period	10,898	27,438	38,336	95,872	29,927	125,799
Provision (credit) to results of operations	7,573	3,306	10,879	(84,974)	1,557	(83,417)
Loans written-off	—	—	—	—	(4,125)	(4,125)
Recoveries	—	—	—	—	79	79

Balances at end of period	18,471	30,744	49,215	10,898	27,438	38,336

(5) Deposits

A summary of deposits follows:

	September 30, 2014	December 31, 2013
Demand deposits	66,225	69,850
Time deposits:
Less than one year	4,330,043	3,193,824

	4,396,268	3,263,674

At September 30, 2014 and December 31, 2013, the interest rates on deposits ranged from 0.01% to 1.812% and from 0.02% to 1.597%. Deposits are issued for amounts equal to or more than $100. Total deposits in other currencies amounted to $162,462 and $2,424, at September 30, 2014 and December 31, 2013, respectively.

(6) Commercial Papers

CAF’s commercial paper of $1,970,864 at September 30, 2014 will mature in 2015. At December 31, 2013, $2,936,496 of CAF’s commercial paper matures in the year 2014. At September 30, 2014 and December 31, 2013, the interest rates on commercial paper ranged from 0.135% to 0.436% and from 0.09% to 0.69%, respectively.

(7) Borrowings

A summary of borrowings follows:

	September 30, 2014	December 31, 2013
U.S. dollars	1,328,065	1,575,019
Peruvian nuevos soles	22,798	21,599
Venezuelan bolivars	23,810	17,460
Other currencies	6,925	8,838

	1,381,598	1,622,916
Fair value adjustments	10,765	5,947

Carrying value of borrowings	1,392,363	1,628,863

At September 30, 2014 and December 31, 2013, there were fixed interest-bearing borrowings in the amount of $425,941 and $407,082, respectively.

Borrowings, by remaining maturities, are summarized below:

	September 30, 2014	December 31, 2013
Remaining maturities:
Less than one year	385,755	467,837
Between one and two years	251,463	252,882

Between two and three years	123,423	226,765
Between three and four years	112,916	95,912

Between four and five years	128,329	165,224
Over five years	379,712	414,296

	1,381,598	1,622,916

At September 30, 2014 and December 31, 2013, there were unused term credit facilities amounting to $692,713 and $609,859, respectively.

(8) Bonds

An analysis of bonds follows:

	September 30, 2014			December 31, 2013
	Outstanding principal			Outstanding principal
	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (period end)	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (Year end)
U.S. dollars	6,109,781	6,109,781	2.92	5,115,006	5,115,006	2.35
Euros	3,572,823	3,354,996	1.62	2,119,345	2,196,752	1.95
Japanese yen	418,785	320,934	2.44	671,631	524,109	2.10
Colombian pesos	112,565	109,318	2.63	156,949	173,202	2.95
Australian dollars	525,095	502,034	1.26	524,464	514,224	1.31
Swiss francs	2,065,172	2,028,864	1.82	1,871,550	1,981,810	1.98
Mexican pesos	98,108	97,823	2.67	98,108	100,476	2.71
Peruvian nuevos soles	82,331	86,450	1.13	94,736	103,875	1.13
Chinese renminbi	96,618	97,721	1.35	96,618	99,092	1.37
Norwegian kroner	390,828	373,826	1.43	0	0	0
Hong Kong dollars	386,060	385,670	1.68	223,982	224,139	2.03

	13,858,166	13,467,417		10,972,389	11,032,685

Fair value adjustments		526,482			159,816

Carrying value of bonds		13,993,899			11,192,501

A summary of the bonds outstanding, by remaining maturities, follows:

	September 30, 2014	December 31, 2013
Remaining maturities:
Less than one year	809,423	942,400
Between one and two years	2,310,540	1,265,305
Between two and three years	2,036,926	1,561,340
Between three and four years	1,222,017	887,692
Between four and five years	987,519	1,316,246
Over five years	6,491,741	4,999,406

	13,858,166	10,972,389

At September 30, 2014 and December 31, 2013 fixed interest rate bonds amounted to $13,028,438 and $10,539,306, respectively, of which $7,635,598 and $6,043,466, correspond to the same dates respectively, are denominated in Japanese yen, Euros, Swiss francs, Australian dollars, Colombian pesos, Mexican pesos, Hong Kong dollars, Norwegian kroner, Chinese renminbi, and Peruvian nuevos soles.

(9) Derivative Instruments and Hedging Activities

The following table presents the notional amount and fair values of interest rate swaps and cross-currency swaps and the underlying hedged items at September 30, 2014 and December 31, 2013:

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities
At September 30, 2014 —
Loans	0	24,469	1,521	1,417
Loans	8,105	0	60	2
Borrowings	347,917	0	11,366	601
Bonds	5,357,840	0	165,226	65,627
Bonds	0	7,771,848	226,183	178,559

	5,713,862	7,796,317	404,356	246,206

Futures	—	—	214	12

	5,713,862	7,796,317	404,570	246,218

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities
At December 31, 2013 —
Loans	—	30,586	1,014	2,560
Loans	14,965	—	—	176
Borrowings	490,000	—	5,947	—
Bonds	4,560,840	—	90,693	6,759
Bonds	—	5,878,979	319,760	173,329

	5,065,805	5,909,565	417,414	182,824

The amounts recognized for the right to receive collateral that have been offset at September 30, 2014 and at December 31, 2013, were $112,379 and $121,501, respectively. At September 30, 2014 and at December 31, 2013, the amounts recognized for the obligation to post collateral that have been offset, were $24,590 and $70,893, respectively.

As of September 30, 2014 and December 31, 2013 all of CAF’s derivatives which had been designated as hedging relationship were considered fair value hedges. The change in the fair value of such derivative instruments and the change in fair value of hedged items attributable to risk being hedged are included in the statement of income.

(10) Fair Value Measurement

ASC 820 “Fair Value Measurements and Disclosures” establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and provides a hierarchical disclosure framework for assets and liabilities measured at fair value.

The following tables present for each of the fair-value hierarchy levels CAF’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2014 and December 31, 2013:

	Level 1	Level 2	Level 3	Net balance
At September 30, 2014 —
Assets —
Marketable Securities:
U.S. Treasury Notes	472,136	—	—	472,136
Bonds of non-U.S. governments and government entities	157,311	—	—	157,311
Financial institutions and corporate securities:
Commercial papers	1,957,659	—	—	1,957,659
Certificate of deposits	2,707,262	—	—	2,707,262
Bonds	1,305,031	—	—	1,305,031
Others	488,610	—	—	488,610

	6,458,562	—	—	6,458,562

	7,088,009	—	—	7,088,009

Loans	—	32,910	—	32,910
Derivative instruments:
Futures	—	214	—	214
Interest rate swap	—	176,651	—	176,651
Cross-currency swap	—	227,705	—	227,705

	—	404,570	—	404,570

	7,088,009	437,480	—	7,525,489

Liabilities —
Borrowings	—	358,681	—	358,681
Bonds	—	13,265,420	—	13,265,420
Derivative instruments:
Futures	—	12	—	12
Interest rate swap	—	66,230	—	66,230
Cross-currency swap	—	179,976	—	179,976

	—	246,218	—	246,218

	—	13,870,319	—	13,870,319

At December 31, 2013 —
Assets —
Marketable securities:
U.S. Treasury Notes	674,749	—	—	674,749
Bonds of non-U.S. governments and government entities	130,390	—	—	130,390
Financial institutions and corporate securities:
Commercial papers	1,982,228	—	—	1,982,228
Certificate of deposits	1,454,325	—	—	1,454,325
Bonds	1,165,255	—	—	1,165,255
Others	424,297	—	—	424,297

	5,026,105	—	—	5,026,105

	5,831,244	—	—	5,026,105

	Level 1	Level 2	Level 3	Net balance
Loans	—	48,358	—	48,358
Derivative instruments:
Futures	—	244	—	244
Interest rate swap	—	96,640	—	96,640
Cross-currency swap	—	320,774	—	320,774

	—	417,658	—	417,658

	5,831,244	466,016	—	6,297,260

Liabilities —
Borrowings	—	495,947	—	495,947
Bonds	—	10,659,931	—	10,659,931
Derivative instruments:
Interest rate swap	—	6,935	—	6,935
Cross-currency swap	—	175,889	—	175,889

	—	182,824	—	182,824

	—	11,338,702	—	11,338,702

During the nine month period ended September 30, 2014 and the year ended December 31, 2013, there were no transfers between levels 1, 2 and 3.

(11) Fair Value of Financial Instruments

The carrying amount and estimated fair values of CAF’s financial instruments that are not recognized in the balance sheets at fair value are as follows:

		September 30, 2014		December 31, 2013
	Hierarchy	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash and due from banks	1	176,433	176,433	230,051	230,051
Deposits with banks	1	2,130,767	2,130,767	1,462,208	1,462,208
Other investments	1	1,922,386	1,922,386	781,219	781,219
Loans, net	2	18,436,194	18,438,657	17,954,913	17,957,220
Equity investments (Cost)	2	227,319	227,319	192,872	192,872
Accrued interest and receivable	2	317,347	317,347	242,153	242,153
Financial liabilities:
Deposits	2	4,396,268	4,396,268	3,263,674	3,263,674
Commercial paper	2	1,970,864	1,970,864	2,936,496	2,936,496
Borrowings	2	1,033,682	1,035,583	1,132,916	1,134,194
Bonds	2	728,479	730,049	532,570	534,326
Accrued interest payable	2	245,870	245,870	200,013	200,013

(12) Commitments and Contingencies

Commitments and contingencies include the following:

	September 30, 2014	December 31, 2013
Credit agreements subscribed- eligibles	4,563,825	4,583,475
Credit agreements subscribed- non eligibles	2,701,539	1,965,410
Lines of credit for foreign trade	4,536,887	4,782,126
Letters of credit for foreign trade	39,939	58,641
Guarantees	373,392	375,533
Equity investments agreements subscribed	272,668	254,687

These commitments and contingencies result from the normal course of CAF’s business and are related principally to loans and loan equivalents that have been approved or committed for disbursement.

In the ordinary course of business, CAF has entered into commitments to extend credits; such financial instruments are recorded as commitments upon signing the corresponding contract and are reported in the financial statements when disbursements are made. Those commitments that have fulfilled the necessary requirements for disbursement are classified as eligibles.

The contracts to extend credit have fixed expiration dates and in some cases expire without making disbursements. Also, based on experience, parts of the disbursements are made up to two years after the signing of the contract. Therefore, the total commitment amounts do not necessarily represent future cash requirements.

In the event the credit lines are not utilized, no additional cost is incurred by CAF.

Guarantees primarily consist of partial credit guarantees given to the Plurinational State of Bolivia, the Republic of Peru and some private sector companies from the region for the payment of principal and interest up to the following amounts (in millions of U.S. dollars):

	September 30, 2014	December 31, 2013
Less than one year	95.7	98.7
Between one and two years	44.3	52.9
Over five years	233.4	223.9

	373.4	375.5

(13) Segment Operations

Management has determined that CAF has only one reportable segment since it does not manage its operations by allocating resources based on a determination of the contributions to net income of individual operations. CAF does not differentiate between the nature of the products or services provided, the preparation process, or the method for providing the services among individual countries. For the nine-month periods ended September 30, 2014 and 2013, loans made to or guaranteed by six countries individually generated in excess of 10% of interest income, before swaps, as follows (in thousands of U.S. dollars):

	Nine Months Ended September 30,
	2014	2013
Argentina	53,884	44,818
Bolivia	34,605	31,601
Colombia	35,555	36,464
Ecuador	49,648	48,382
Perú	49,894	52,527
Venezuela	53,600	55,064

(14) Subsequent Events

As of the date of the issuance of these condensed financial statements there are no other significant subsequent events that require adjustments or disclosure, if applicable, which were not already considered in this note or disclosure in the financial statements, except for:

•	On November 5, 2014, CAF priced Swiss Franc bonds for CHF 225,000,000, 1.50%, due 2028. The effective date for this offering was December 1, 2014.

•	On December 4, 2014, CAF priced Euro bonds for ZAR 253,000,000, 6.50%, due 2018. The effective date for this offering was December 19, 2014.

•	On December 4, 2014, CAF priced Euro bonds for TRY 157,000,000, 7.35%, due 2018. The effective date for this offering was December 19, 2014.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF SEPTEMBER 30, 2014

BONDS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at September 30, 2014 (in millions)
7.79% Yankee Bonds	Fixed	1997	2017	USD	50.0
7.875%% Yankee Bonds	Fixed	2002	2022	USD	85.0
51/8% Yankee Bonds	Fixed	2005	2015	USD	250.0
5.75% Yankee Bonds	Fixed	2006	2017	USD	250.0
Peruvian Soles Bonds	Fixed	2006	2018	PEN(2)	106.0
5.75% Yankee Bonds	Fixed	2007	2017	USD	115.4
5.75% Yankee Bonds	Fixed	2008	2017	USD	250.0
Colombian Peso Bonds	Fixed	2008	2018	COP	94,250.0
8.125% Yankee Bonds	Fixed	2009	2019	USD	733.7
Colombian Peso Bonds	Fixed	2009	2019	COP	127,500.0
4.30% Euro Yen Bonds	Fixed	2009	2019	JPY	10,000.0
Peruvian Soles Bonds	Fixed	2009	2014	PEN	144.2
Structured Note	Floating	2010	2017	USD	50.0
3.75% Yankee Bonds	Fixed	2010	2016	USD	600.0
Structured Note	Floating	2010	2017	USD	50.0
2.625% Swiss Franc Bonds	Fixed	2010	2015	CHF	250.0
Euro Bond	Floating	2010	2015	EUR(6)	100.0
4.625% Euro Bond	Fixed	2010	2018	EUR	400.0
1.82% Samurai Bonds	Fixed	2010	2015	JPY	4,600.0
3.625% Panamanian Bonds	Fixed	2011	2016	USD	40.0
3.75% Yankee Bonds	Fixed	2011	2016	USD	500.0
Mexican Pesos Bonds	Fixed	2011	2021	MXN(3)	1,317.0
2.625% Swiss Franc Bonds	Fixed	2011	2015	CHF	130.0
2.75% Swiss Franc Bonds	Fixed	2011	2017	CHF	125.0
4.625% Euro Bonds	Fixed	2011	2018	EUR	250.0
1.0% Samurai Bonds	Fixed	2011	2015	JPY	10,000.0
5.0% Euro Dollar Bond	Fixed	2012	2042	USD	50.0
4.375% Yankee Bonds	Fixed	2012	2022	USD	1,092.9
4.375% Yankee Bonds	Fixed	2012	2022	USD	407.1
1.45% Swiss Franc Bonds	Floating	2012	2014	CHF	235.0
1.5% Swiss Franc Bonds	Fixed	2012	2018	CHF	300.0
3.55% Dim Sum	Fixed	2012	2015	CNY(7)	600.0
Euro Bond (Schuldschein)	Fixed	2012	2027	EUR	82.0
Euro Bond (Schuldschein)	Fixed	2012	2032	EUR	60.0
4.03% Euro Hong Kong Dollar Bonds	Fixed	2012	2022	HKD(8)	400.0
4.0% Euro Hong Kong Dollar Bonds	Fixed	2012	2024	HKD	398.0
1.85% Euro Yen Bonds	Fixed	2012	2023	JPY	6,000.0
1.375% Swiss Franc Bonds	Fixed	2013	2021	CHF	250.0
Euro Dollar Bond	Floating	2013	2016	USD	100.0
3.25% Euro Bonds	Fixed	2013	2033	EUR	100.0
1.375% Swiss Franc Bonds	Fixed	2013	2021	CHF	100.0
3.25% Euro Bonds	Fixed	2013	2033	EUR	100.0
4.27% Euro Hong Kong Dollar Bonds	Fixed	2013	2028	HKD	940.0

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at September 30, 2014 (in millions)
Euro Dollar Bonds	Floating	2013	2023	USD	100.0
1.50% Swiss Franc Bonds	Fixed	2013	2020	CHF	250.0
3.66% Euro Bond	Fixed	2013	2033	EUR	51.0
1.85% Euro Yen Bonds	Fixed	2013	2023	JPY	4,600.0
4.25% Kangaroo Bonds	Fixed	2013	2016	AUD(9)	350.0
3.625% Euro Bond (Schuldschein)	Fixed	2013	2033	EUR	200.0
Euro Dollar Bonds	Floating	2013	2015	USD	200.0
6.25% Kangaroo Bonds	Fixed	2013	2023	AUD	225.0
3.31% Euro Bonds	Fixed	2013	2028	EUR	250.7
3.51% Euro Bonds	Fixed	2014	2034	EUR	65.0
2.0% Euro Bonds	Fixed	2014	2024	CHF	300.0
3.500% Euro Bonds	Fixed	2014	2039	EUR	200.0
4.29% Euro Bonds	Fixed	2014	2026	NOK(10)	1,500.0
4.070% Euro Bonds	Fixed	2014	2024	NOK	900.0
3.925% Euro Bonds	Fixed	2014	2029	HKD	1,257.0
3.05% Euro Bonds	Fixed	2014	2030	EUR	50.0
Euro Dollar Bonds	Floating	2014	2017	USD	200.0
1.875% Euro Bonds	Fixed	2014	2021	EUR	750.0
1.500% Yankee Bonds	Fixed	2014	2017	USD	1,000.0

Note:	From September 30, 2014 to the date of this prospectus supplement, CAF has issued the equivalent total amount of $326.1 million in different currencies such as Swiss Francs (CHF), Turkish Lira (TRY) and South African Rand (ZAR).

(1)	Yen.
(2)	Peruvian Nuevos Soles.
(3)	Mexican Pesos.
(4)	Swiss Francs.
(5)	Colombian Pesos.
(6)	Euros.
(7)	Chinese Renminbi.
(8)	Hong Kong Dollars.
(9)	Australian Dollars.
(10)	Norwegian Kroner.

LOANS FROM COMMERCIAL BANKS, ADVANCES, DEPOSITS,

COMMERCIAL PAPER AND REPURCHASE AGREEMENTS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at September 30, 2014
					(in U.S.$ millions)
Medium and Long-term Loans	Various	Various	Various	Various	1,392.4
Deposits	Floating	Various	Various	Various	4,396.3
Commercial Paper	Floating	Various	Various	USD	1,970.9

LOANS FROM MULTILATERALS AND BILATERALS, EXIMS AND EXPORT CREDIT AGENCIES

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at September 30, 2014 (in U.S.$ millions)
AB Svensk Exportkredit — SEK	Floating	19-Dec-13	19-Dec-18	US	30.0
ACDI	0%	30-Mar-97	30-Sep-23	CAN(1)	1.0
AID (U.S.A.)	3%	27-May-97	27-Nov-14	US	0.2
Agencia Francesa de Desarrollo	Floating	07-Dec-11	10-Oct-23	US	247.0
China Development Bank — CDB	Floating	29-Nov-07	29-Nov-19	US	82.5
IADB	Floating	Various	Various	US	4.0
Instituto de Crédito Oficial — ICO	Floating	28-May-08	15-Mar-18	US	15.2
JBIC, Japan	Floating	Various	Various	US	88.7
KfW (Germany)	Various	Various	Various	US	418.4
Nordic Investment Bank	Floating	Various	Various	US	43.9

(1)	Canadian dollars.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF SEPTEMBER 30, 2014

GUARANTEED DEBT

Borrower	Date of Issue	Year of Final Maturity	Principal Amount Outstanding at September 30, 2014
			(in U.S.$ millions)
Plurinational State of Bolivia	10/03/2001	04/03/2018	15.7
Plurinational State of Bolivia	5/22/2004	5/22/2018	28.6
Republic of Peru	02/13/2006	2/13/2025	28.0
Unión Andina de Cementos S.A.A. (as successor to Cemento Andino S.A. Peru)	07/15/2010	07/13/2018	36.2
Instituto de la función registral del Estado de Mexico	08/23/2010	08/23/2030	30.5
Gym S.A. (Peru)	05/07/2014	10/29/2014	1.6
Gym S.A. (Peru)	06/19/2014	12/30/2014	15.4
Gym S.A. (Peru)	05/07/2014	10/29/2014	2.4
Teyma Uruguay S.A.	10/21/2014	04/20/2016	5.0
Teyma Uruguay S.A.	10/21/2014	04/20/2016	7.0
Isolux Corsan Argentina S.A.	09/15/2011	09/15/2023	34.6
H2Olmos S.A.	10/24/2012	10/25/2032	25.6
Termochilca S.A.C.	12/21/2011	12/21/2021	43.2
Abengoa Perú.	06/21/2013	07/13/2015	5.0
Paque eólico Loma Blanca II S.A	08/01/2013	08/01/2025	15.4
Planta de Reserva Fría de Generación de Eten S.A	12/05/2013	12/05/2033	18.13
Mota Engil Peru S.A.	05/13/2014	05/13/2015	1.2
Mota Engil Peru S.A.	05/23/2014	11/17/2014	2.8
Mota Engil Peru S.A.	06/11/2014	10/10/2014	11.2
Mota Engil Peru S.A.	07/02/2014	09/08/2015	6.0
Mota Engil Peru S.A.	09/08/2014	01/02/2015	1.4

DESCRIPTION OF THE NOTES

This prospectus supplement describes the terms of the notes in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

General

We describe the price, interest and payment terms of the notes on the cover and in the summary of this prospectus supplement.

We will issue the notes under a fiscal agency agreement, dated as of March 17, 1998, between us and The Bank of New York Mellon (as successor-in-interest to JPMorgan Chase Bank, N.A.), as fiscal agent.

This description of the notes includes summaries of our understanding of certain customary rules and operating procedures of The Depository Trust Company, or “DTC”, that affect transfers of interests in the global note. DTC may amend its customary rules and operating procedures after the date of this prospectus supplement.

The notes are not secured by any of our property or assets. Accordingly, your ownership of notes means you are one of our unsecured creditors. The notes are not subordinated in right of payment to any of our other unsecured debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. “Indebtedness” means all indebtedness of CAF in respect of monies borrowed by us and guarantees given by us for monies borrowed by others.

The issuance by CAF from time to time of its debt securities has been authorized by the resolutions of the Executive President of CAF dated May 12, 2014, and a further resolution dated                     , 2015, pursuant to powers delegated to the Executive President by Resolution No. 2047/2013 of the Board of Directors of CAF dated December 3, 2013.

Form and Denominations

The Global Note

We will issue the notes in the form of one or more global debt securities (which we refer to collectively as the “global note”) registered in the name of Cede & Co., as nominee of DTC. The global note will be issued:

•	only in fully registered form, and

•	without interest coupons.

You may hold beneficial interests in the global note directly through DTC if you have an account at DTC, or indirectly through organizations that clear through or maintain a custodial relationship with a DTC account holder, either directly or indirectly. Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), are indirect participants in DTC, and therefore participants in Euroclear and Clearstream, Luxembourg will hold beneficial interests in the global notes indirectly at DTC.

What is a Global Security? A global security (such as the global note) is a special type of security held in the form of a certificate by a depositary for the investors in a particular issue of securities. The aggregate principal amount of the global security equals the sum of the principal amounts of the issue of securities it represents. The depositary or its nominee is the sole legal holder of the global security. The beneficial interests of investors in the issue of securities are represented in book-entry form in the computerized records of the depositary. If investors want to purchase securities represented by a global security, they must do so through brokers, banks or other financial institutions that have an account with the depositary. In the case of the notes, DTC will act as depositary and Cede & Co. will act as DTC’s nominee.

Special Investor Considerations for Global Securities. Because you, as an investor, will not be a registered legal holder of the global note, your rights relating to the global note will be governed by the account rules of your bank or broker and of the depositary, DTC, as well as general laws relating to securities transfers. While the notes are held as global notes, we will not recognize a typical investor as a legal owner of the notes and instead will deal only with the fiscal agent and DTC or its nominee, the registered legal holder of the global note.

You should be aware that as long as the notes are issued only in the form of a global security:

•	You cannot get the notes registered in your own name.

•	You cannot receive physical certificates for your interests in the notes.

•	You will not be a registered legal holder of the notes and must look to your own bank or broker for payments on the notes and protection of your legal rights relating to the notes.

•	You may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	As an owner of beneficial interests in the global note, you may not be able to pledge your interests to anyone who does not have an account with DTC, or to otherwise take actions in respect of your interests, because you cannot get physical certificates representing those interests.

•	DTC’s policies will govern payments of principal and interest, transfers, exchanges and other matters relating to your interest in the global note. We and the fiscal agent have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global note. Also, we and the fiscal agent do not supervise DTC in any way.

•	DTC will require that interests in the global note be purchased or sold within its system using same-day funds.

Description of DTC. We understand that:

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transactions between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC account holder, either directly or indirectly.

DTC’s rules are on file with the Securities and Exchange Commission.

DTC’s records reflect only the identity of the account holders to whose accounts beneficial interests in the global note are credited. These account holders may or may not be the owners of the beneficial interests so recorded. The account holders will be responsible for keeping account of their holdings on behalf of the beneficial owners.

Definitive Notes

In a few special situations described in the next paragraph, the global note will terminate and your interests in it will be exchanged for physical certificates representing the notes, which we refer to as “definitive notes”. After that exchange, the choice of whether to hold the definitive notes directly or in “street name” (in computerized book-entry form) will be up to you. You must consult your own bank or broker to find out how to have your interests in the definitive notes transferred to your own name, if you wish to be a direct legal holder of the definitive notes.

We will cause definitive notes to be issued in exchange for the global note if we decide in our sole discretion not to have any of the notes represented by the global note or if DTC or its nominee notifies us that:

•	it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note;

•	it has ceased to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered and we do not appoint a successor depositary within 90 days; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing as described under “Description of the Debt Securities — Default; Acceleration of Maturity” in the accompanying prospectus.

We would issue definitive notes:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of multiples of $1,000.

Any definitive notes issued in this way would be registered in the names and denominations requested by DTC.

Payments on the Notes

The Global Notes. The fiscal agent will make payments of principal of, and interest on, the global notes to Cede & Co., the nominee for DTC, as the registered owner. The principal of, and interest on, the notes will be payable in immediately available funds in U.S. dollars.

We understand that it is DTC’s current practice, upon DTC’s receipt of any payment of principal of, or interest on, global securities such as the global note, to credit the accounts of DTC account holders with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by DTC account holders to owners of beneficial interests in the global note held through these account holders will be the responsibility of the account holders, as is now the case with securities held for the accounts of customers registered in “street name”.

Neither we nor the fiscal agent will have any responsibility or liability for any aspect of DTC’s or its account holders’ records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

“Street name” and other owners of beneficial interests in the global note should consult their banks or brokers for information on how they will receive payments.

Definitive Notes. Payment of the principal of definitive notes, if any exist, may be made at the office of the fiscal agent. Payment of the interest on definitive notes will be paid by check mailed to you if you are a registered holder of definitive notes. At the request of a registered holder of more than $1,000,000 principal amount of definitive notes, payments of principal or interest may be made to that holder by wire transfer.

Unclaimed Payments on the Notes. Any monies we pay to our fiscal agent or any paying agent for the payment of the principal of or interest on any notes that remain unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to us by such agent. Upon such repayment, all liability of our fiscal agent or any paying agent with respect to such monies shall thereupon cease, without, however, limiting in any way our unconditional obligation to pay principal of or any interest on the notes when due.

Transfer and Exchange of the Notes

The Global Note. Except as described below, the global note may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial Interests in the Global Note. Beneficial interests in the global note will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC. Beneficial interests will be in multiples of $1,000.

Definitive Notes. You may present definitive notes, if any exist, for registration of transfer or exchange at the corporate trust office of the fiscal agent in The City of New York, which we have appointed as the security registrar and transfer agent for the notes.

Exercise of Legal Rights Under the Notes

DTC may grant proxies or otherwise authorize DTC account holders (or persons holding beneficial interests in the notes through DTC account holders) to exercise any rights of a legal holder of the global note or take any other actions that a holder is entitled to take under the fiscal agency agreement or the notes. Under its usual procedures, as soon as possible after a record date, DTC would mail an omnibus proxy to us assigning Cede & Co.’s consenting or voting rights to those DTC account holders to whose accounts the notes are credited on such record date. Accordingly, in order to exercise any rights of a holder of notes, as an owner of a beneficial interest in the global note you must rely on the procedures of DTC and, if you are not an account holder, on the procedures of the account holder through which you own your interest.

We understand that, under existing industry practice, in the event that you, as an owner of a beneficial interest in the global note, desire to take any action that Cede & Co., as the holder of the global note, is entitled to take, Cede & Co. would authorize the relevant DTC account holder to take the action, and the account holder would authorize you, as an owner of a beneficial interest in the global note, through its accounts, to take the action or would otherwise act upon the instructions of beneficial owners owning through it.

Although DTC has agreed to the procedures described above in order to facilitate transfers of notes among DTC account holders, DTC is under no obligation to perform or continue to perform such procedures, and these procedures may be modified or discontinued at any time.

“Street name” and other owners of beneficial interests in the global note should consult their banks or brokers for information on how to exercise and protect their rights in the notes represented by the global note.

Notices

Notices will be sent by mail to the registered holders of the notes. If the notes are represented by a global note, any such notices will be delivered to DTC.

Certain Other Provisions

You should refer to the accompanying prospectus under the heading “Description of the Debt Securities” for a description of certain other provisions of the notes and the fiscal agency agreement.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

Initial settlement for interests in the notes will be made in same-day U.S. dollar funds.

With regard to secondary market trading of interests in the notes, we understand the following:

Secondary market sales of interests in the notes between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market sales of interests in the notes held through Euroclear or Clearstream, Luxembourg to purchasers of interests in the notes through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds.

Cross-market transfers between persons holding interests in the notes directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the notes in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the respective U.S. depositary.

Because of time-zone differences, credits of interests in the notes received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be dated the business day following the DTC settlement date. Such credits or any transactions in such interests in the notes settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg participants on such business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in the notes by or through a Euroclear participant or a Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

Although we expect that DTC, Euroclear and Clearstream, Luxembourg will follow the foregoing procedures in order to facilitate transfers of interests in notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be changed or discontinued at any time. None of us, the fiscal agent or any other agent will have any responsibility for the performance by any clearing system, or their respective direct or indirect participants or accountholders, of their respective obligations under the rules and procedures governing their operations.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated May 24, 2000 and a related pricing agreement dated                     , 2015, we have agreed to sell to the underwriters named below and, subject to certain conditions, each underwriter has severally agreed to purchase the following respective principal amounts of notes:

Underwriter	Principal Amount
Barclays Capital Inc.	$
Crédit Agricole Corporate and Investment Bank
Daiwa Capital Markets Europe Limited
Deutsche Bank Securities Inc.

Total	$

The underwriting agreement and related pricing agreement provide that the underwriters are obligated to purchase all of the notes if any are purchased.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to certain conditions contained in the underwriting agreement and the related pricing agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We estimate that our out-of-pocket expenses for this offering will be approximately $300,000.

Commissions and Discounts

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering the underwriters may change the public offering price and may allow concessions and discounts to broker/dealers.

Trading of the Notes

One or more of the underwriters intends to make a secondary market for the notes. However, the underwriters are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. These transactions may be effected on the London Stock Exchange, in the over-the-counter market or otherwise. No assurance can be given as to how liquid the trading market for the notes will be.

Price Stabilization and Short Positions

In connection with the offering the underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate-covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

In connection with the issue of the notes, Deutsche Bank Securities Inc., as the Stabilizing Manager(s) (or persons acting on behalf of any Stabilizing Manager(s)) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager(s) (or persons acting on behalf of the Stabilizing Manager(s)) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager(s) (or person(s) acting on behalf of any Stabilizing Manager(s)) in accordance with all applicable laws and rules.

Selling Restrictions

The underwriters have represented and agreed that they have not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and in a manner that will not impose any obligations on CAF except as set forth in the underwriting agreement and related pricing agreement.

United Kingdom. Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to CAF; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Brazil. The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission — and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. Documents relating to an offering of the notes, as well as the information contained therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

Hong Kong. The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer of the notes. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. This prospectus supplement does not constitute a “prospectus” (as defined in section 2(1) of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “Companies (Winding Up and Miscellaneous Provisions) Ordinance”)), nor is it an advertisement, invitation or document containing an advertisement or invitation falling within the meaning of section 103 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “Securities and Futures Ordinance”). The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance or an invitation to the public within the meaning of the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance. No advertisement, invitation or document relating to these notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder. This prospectus supplement is strictly confidential to the person to whom it is addressed and must not be distributed, published, reproduced or disclosed (in whole or in part) by you to any other person in Hong Kong or used for any purpose in Hong Kong other than in connection with your consideration of the offer of the notes.

Indonesia. The notes under this prospectus supplement will be offered only to a strictly limited number of persons within the Republic of Indonesia so that such offering would not be considered to be a “public offering”, as defined in Article 1 section 15 of Law No. 8 of 1995 on Capital Markets, and no registration statement will need to be filed with the Financial Services Authority (Otoritas Jasa Keuangan).

You are advised to exercise caution in relation to the offering of the notes. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice. This prospectus supplement is strictly confidential to the person to whom it is addressed and must not be distributed, published, reproduced or disclosed (in whole or in part) by you to any other person in the Republic of Indonesia or used for any purpose in the Republic of Indonesia other than in connection with your consideration of the offer of the notes.

Japan. The notes have not been and will not be registered under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) since the offering in Japan constitutes the private placement to qualified institutional investors under Article 2, Paragraph 3, Item 2-A of the FIEL. Any transfer of the notes is prohibited except where it is transferred to qualified institutional investors, as defined in Article 10 of the Ordinance of Cabinet Office Concerning Definitions Provided in Article 2 of the Financial Instruments and Exchange Law of Japan.

People’s Republic of China. The notes may not be offered or sold directly or indirectly in the People’s Republic of China (for the purpose of this prospectus supplement, not including the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, “PRC”) and neither this prospectus supplement, which has not been submitted to China Securities Regulatory Commission or any other governmental authorities in the PRC, nor any offering material or information contained herein relating to the notes, may be circulated or distributed in the PRC or used in connection with any offer for the subscription or sale of shares in the PRC, except to the extent consistent with applicable laws and regulations of the PRC.

Republic of Korea. The notes offered under this prospectus supplement may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. For a period of one year from the issue date of the notes, no holder of the notes who is in Korea or a resident of Korea may transfer the notes in Korea or to any resident of Korea unless such transfer involves all of the notes held by it. The notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be re-sold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Singapore. This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Taiwan. The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

Underwriters and Affiliates

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our securities and/or instruments. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading positions of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF THE NOTES

Sullivan & Cromwell LLP, Washington, D.C., will pass upon the validity of the notes on our behalf. Wilmer Cutler Pickering Hale and Dorr LLP, Washington, D.C., will pass upon the validity of the notes on behalf of the underwriters. Sullivan & Cromwell LLP and Wilmer Cutler Pickering Hale and Dorr LLP may rely as to certain matters on the opinion of Mr. Ricardo Sigwald, our General Counsel.

$2,500,000,000

CORPORACIÓN ANDINA DE FOMENTO

Debt Securities

Guarantees

We may from time to time offer up to $2,500,000,000 (or its equivalent in other currencies) aggregate principal amount of the securities described in this prospectus. The securities may be debentures, notes, guarantees or other unsecured evidences of indebtedness. In the case of debt securities sold at an original issue discount, we may issue a higher principal amount up to an initial public offering price of $2,500,000,000 (or its equivalent).

We may offer the securities from time to time as separate issues. In connection with any offering, we will provide a prospectus supplement describing the amounts, prices, maturities, rates and other terms of the securities we are offering in each issue.

We may sell the securities directly to or through underwriters, and may also sell securities directly to other purchasers or through agents.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 21, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, which we refer to as the Securities Act, using a “shelf” registration process. Under the shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,500,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

This prospectus provides you with a general description of our business and of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement before purchasing our securities. If the information in any prospectus supplement differs from the information in this prospectus or in the registration statement, you should rely on the information in the prospectus supplement.

The registration statement, any post-effective amendment to the registration statement and their various exhibits contain additional information about Corporación Andina de Fomento (“CAF”), the securities we may issue and other matters. All of these documents may be inspected at the offices of the Securities and Exchange Commission.

You should rely only on the information in this prospectus or in other documents to which we have referred you in making your investment decision. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date specified on the cover of this document.

Except as otherwise specified, all amounts in this prospectus are expressed in United States dollars (“dollars,” “$,” “U.S.$” or “U.S. dollars”).

Certain amounts that appear in this prospectus may not sum because of rounding adjustments.

FORWARD-LOOKING INFORMATION

This prospectus may contain forward-looking statements. Statements that are not historical facts are statements about our beliefs and expectations and may include forward-looking statements. These statements are identified by words such as “believe”, “expect”, “anticipate”, “should” and words of similar meaning. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual financial and other results may differ materially from the results discussed in the forward-looking statements. Therefore, you should not place undue reliance on them. Factors that might cause such a difference include, but are not limited to, those discussed in this prospectus, such as the effects of economic or political turmoil in one or more of our shareholder countries.

CORPORACIÓN ANDINA DE FOMENTO

CAF was established in 1968 pursuant to the Agreement establishing the Corporación Andina de Fomento (the “Constitutive Agreement”), an international treaty, and seeks to foster and promote economic development within Latin America and the Caribbean. CAF is a multilateral financial institution, the principal shareholders of which are the current contracting parties to the Constitutive Agreement — the Plurinational State of Bolivia, the Republics of Argentina, Colombia, Ecuador, Panama, Paraguay and Peru, the Federative Republic of Brazil, the Oriental Republic of Uruguay and the Bolivarian Republic of Venezuela, each of which we refer to in this prospectus as a full member shareholder country and which we refer to collectively in this prospectus as the full member shareholder countries.1 At December 31, 2013, the full member shareholder countries of CAF collectively accounted for 89.87% of the nominal value of our paid-in capital. The other shareholder countries of CAF are Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal, Spain and Trinidad and Tobago, each of which we refer to in this prospectus as an associated shareholder country and which we refer to collectively in this prospectus as the associated shareholder countries. At December 31, 2013, our associated shareholder countries collectively accounted for 10.08% of the nominal value of our paid-in capital. Our shares are also held by 14 financial institutions based in the full member shareholder countries, which collectively accounted for 0.05% of the nominal value of the paid-in capital at December 31, 2013. We refer to our full member shareholder countries and our associated shareholder countries collectively as our shareholder countries. CAF commenced operations in 1970. Our headquarters are in Caracas, Venezuela. We have offices in Asunción, Bogotá, Brasilia, Buenos Aires, La Paz, Lima, Madrid, Mexico City, Montevideo, Panama City, Port of Spain, and Quito.

We offer financial and related services to the governments of, and public and private institutions, corporations and joint ventures operating in, our shareholder countries. Primarily, we provide short, medium and long-term loans and guarantees; to a lesser extent, we also participate as a limited equity investor in corporations and investment funds, and provide technical and financial assistance, as well as administrative services for certain regional funds.

The Constitutive Agreement generally delegates to our Board of Directors the power to establish and direct our financial, credit and economic policies. Our Board of Directors has adopted a formal statement of our financial and operational policies, the (Políticas de Gestión). These operational policies provide our management with guidance as to significant financial and operational issues, and they may not be amended by the Board of Directors in any manner inconsistent with the Constitutive Agreement. In 1996, the Constitutive Agreement was amended to include and further increase certain lending and borrowing limitations previously set forth in these operational policies. See “Operations of CAF — Credit Policies”.

We raise funds for operations both within and outside our shareholder countries. Our strategy with respect to funding, to the extent possible under prevailing market conditions, is to match the maturities of our liabilities to the maturities of our loan portfolio.

Our objective is to support sustainable development and economic integration within Latin America and the Caribbean by helping our shareholder countries make their economies diversified, competitive and more responsive to social needs.

[1]	In April 2012 Trinidad and Tobago signed an agreement to become a full member country, subject to the satisfaction of certain conditions. Trinidad and Tobago is expected to become a full member country in the first half of 2014. However, until such time and for purposes of this registration statement, Trinidad and Tobago is an associated shareholder country. See “Capital Structure — Paid-in Capital and Un-paid Capital — Trinidad and Tobago”.

LEGAL STATUS OF CAF

As an international treaty organization, we are a legal entity under public international law. We have our own legal personality, which permits us to enter into contracts, acquire and dispose of property and take legal action. The Constitutive Agreement has been ratified by the legislature in each of the full member shareholder countries. We have been granted the following immunities and privileges in each full member shareholder country:

(1)	immunity from expropriation, search, requisition, confiscation, seizure, sequestration, attachment, retention or any other form of forceful seizure by reason of executive or administrative action by any of the full member shareholder countries and immunity from enforcement of judicial proceedings by any party prior to final judgment;

(2)	free convertibility and transferability of our assets;

(3)	exemption from all taxes and tariffs on income, properties or assets, and from any liability involving payment, withholding or collection of any taxes; and

(4)	exemption from any restrictions, regulations, controls or moratoria with respect to our property or assets.

In addition, we have entered into agreements with each of our associated shareholder countries. Pursuant to these agreements, each country has agreed to extend to us, with respect to our activities in and concerning that country, immunities and privileges similar to those we have been granted in the full member shareholder countries.

The governments of some of CAF’s shareholder countries have historically taken actions, such as nationalizations and exchange controls, that would be expected to adversely affect ordinary commercial lenders. In light of the immunities and privileges discussed above, we have not been adversely affected by these actions.

USE OF PROCEEDS

Unless otherwise specified in the accompanying prospectus supplement, we will use the net proceeds of the sale of the securities to fund our lending operations.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness at December 31, 2013 and does not give effect to any transaction since that date.

At December 31, 2013
(in U.S.$ millions)
Short-term debt(1)	$7,874.2

Long-term debt (maturities over one year)	$11,727.5
Stockholders’ Equity
Capital
Subscribed capital, paid-in and un-paid (authorized capital $10.0 billion)(2)	4,908.0
Less: Un-paid capital	966.6

Paid-in capital	3,941.4
Additional paid-in capital	1,342.9

Total Capital	5,284.3
Reserves
Mandatory reserve	430.2
General reserve	1,895.6

Total reserves	2,325.8
Other comprehensive income	(0.3)
Retained earnings	206.8

Total shareholders’ equity	7,816.6

Total long-term debt and stockholders’ equity	$19,544.1

(1)	Includes deposits, commercial paper, short-term borrowings, the current portion of bonds, borrowings and other obligations, accrued interest payable, commissions payable and the current portion of derivative instrument liabilities.
(2)	In addition to subscribed capital shown in the table, CAF’s subscribed capital included callable capital of $1.6 billion at December 31, 2013.

CAPITAL STRUCTURE

General

As of December 31, 2013:

CAF’s authorized capital is $10.0 billion, of which $6.5 billion is paid-in capital and $3.5 billion is callable capital.

Our shares are divided into Series “A” shares, Series “B” shares and Series “C” shares.

Series “A” shares may be owned only by the full member shareholder countries. Each full member shareholder country owns one Series “A” share, which is held by the government, either directly or through a government-designated social or public purpose institution. Each of the full member shareholder countries owning a Series “A” share is entitled to elect one Director and one Alternate Director to our Board of Directors.

Series “B” shares are currently owned by the full member shareholder countries, and are held by the governments either directly or through designated governmental entities, except for certain Series “B” shares currently constituting 0.1% of our outstanding shares, which are owned by 14 private sector financial institutions in the full member shareholder countries. We offered and sold Series “B” shares to private sector financial institutions in 1989 in order to obtain the benefit of their views in the deliberations of our Board of Directors. As owners of Series “B” shares, the full member shareholder countries collectively are entitled to elect five additional Directors and five Alternate Directors through cumulative voting, and the 14 private sector financial institutions collectively are entitled to elect one Director and one Alternate Director.

Series “C” shares are currently owned by eight associated shareholder countries: Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal, Spain and Trinidad and Tobago. We make available Series “C” shares for subscription by countries which are not full member shareholder countries in order to strengthen links between these countries and the full member shareholder countries. Ownership of our Series “C” shares by these countries makes entities in these countries that deal with entities in full member shareholder countries eligible to receive loans from us with respect to such dealings. Holders of Series “C” shares collectively are entitled to elect two Directors and two Alternate Directors.

Under the Constitutive Agreement, Series “A” shares may be held by or transferred only to governments or government-designated social or public purpose institutions. Series “B” shares also may be held by or transferred to such entities and, in addition, may be held by or transferred to private entities or individuals in the full member shareholder countries, except that no more than 49% of the Series “B” shares within any country may be held by private entities or individuals. Series “C” shares may be held by or transferred to public or private entities or individuals outside the full member shareholder countries. Unless a shareholder country withdraws, Series “A” and Series “B” shares may only be transferred within such country.

An amendment to the Constitutive Agreement became effective on July 9, 2008, which (i) allows, under certain circumstances, Latin American and Caribbean countries, including those that are currently associated shareholder countries, to own Series “A” shares and become full member shareholder countries, and (ii) expands CAF’s formal purpose to include supporting sustainable development and economic integration within all of Latin America and the Caribbean, as opposed to within only the Andean region. Consequently, on March 17, 2009, CAF’s Extraordinary Shareholders’ Meeting approved the terms and conditions precedent by which Argentina, Brazil, Panama, Paraguay and Uruguay could become contracting parties to the Constitutive Agreement, could become full member shareholder countries and may own Series “A” shares. In general, in order to become a full member country of CAF, a country must (i) subscribe, directly or indirectly, for one Series “A” share, (ii) exchange all of its ordinary and callable Series “C” capital shares for Series “B” share equivalents, (iii) meet any conditions for its accession as determined by the Shareholders’ General Meeting, and (iv) deposit its instrument of adhesion with the Ministry of Foreign Affairs of the Bolivarian Republic of Venezuela. The

country is deemed to have become a full member country of CAF 30 days after the Shareholders’ General Meeting determines that the conditions for its adhesion have been complied with, including the depositing of the instrument of adhesion. As of the date of this prospectus, Argentina, Brazil, Panama, Paraguay and Uruguay have ceased to be Series “C” shareholder countries, have adhered to the Constitutive Agreement and now possess Series “A” shares as full member shareholder countries.

Paid-in Capital and Un-paid Capital

At December 31, 2013, CAF’s subscribed paid-in and un-paid capital was $4.9 billion, of which $3.9 billion was paid-in capital and $1.0 billion was un-paid capital, which is receivable in installments according to the agreements subscribed with the shareholder countries. Over the years, we have had several increases of subscribed capital.

Since 1990, capital contributions made to CAF (valor patrimonial) comprise a premium paid on each share purchased and the nominal $5,000 per share value established by CAF’s by-laws. The premium component of valor patrimonial is determined at the beginning of each subscription and applies to all payments under that subscription.

A list of all capital contributions made by shareholder countries during recent years follows:

Argentina

In 2007, Argentina entered into an agreement to subscribe to an additional $543.0 million in Series “C” shares, of which it paid $315.0 million in 2009, $105.0 million in 2010 and $123.0 million in 2011.

In 2009, Argentina subscribed to an additional $190.0 million in Series “C” shares, to be paid in seven installments, of which it paid $10.0 million in 2011, $150.0 million in 2012 and $25.0 million in 2013.

In 2010, Argentina subscribed to $126.0 million in callable capital.

In February 2011, upon completion of all requirements to become a full member shareholder country, Argentina acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

In March 2012, Argentina subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2013.

Bolivia

In 2009, Bolivia subscribed to an additional $105.0 million in Series “B” shares, to be paid in eight installments, of which it paid $5.0 million in 2010, $5.0 million in 2011 and $10.0 million in 2012.

In January 2012, Bolivia subscribed to an additional $91.5 million in Series “B” shares, to be paid in four installments, of which it paid $25.1 million in 2013.

Brazil

In 2007, Brazil entered into an agreement to subscribe to an additional $467.0 million in Series “C” shares, which was paid in full in 2013.

In 2009, Brazil subscribed to an additional $190.0 million in Series “C” shares to be paid in seven installments, of which it paid $25.1 million in 2013.

In 2009, Brazil subscribed to $126.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Brazil acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

In September 2012, Brazil subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2014.

Chile

In 2007, the Republic of Chile subscribed to an additional $50.0 million in Series “C” shares, which was paid in full in the same year.

Colombia

In 2009, Colombia subscribed to an additional $20.0 million in Series “B” shares, which was paid in full in 2010.

In 2010, Colombia subscribed to an additional $150 million in Series “B” shares to be paid in five installments of which it paid $2.0 million in 2010, $18.0 million in 2011, $30 million in 2012 and $50.0 million in May 2013.

In June 2012, Colombia subscribed to an additional $210.0 million in Series “B” shares to be paid in three installments beginning in 2015.

In August 2012, Colombia subscribed to an additional $228.6 million in Series “B” shares, to be paid in four annual installments, of which $57.1 million was paid in 2013.

Ecuador

In 2009, Ecuador subscribed to an additional $105.0 million in Series “B” shares to be paid in eight installments, of which it paid $5.0 million in 2010, $5.0 million in 2011, $10.0 million in 2012 and $15 million in 2013.

In March 2012, Ecuador subscribed to an additional $91.5 million in Series “B” shares, to be paid in four annual installments, of which it paid $22.9 million in 2013.

Mexico

In June 2012, Mexico entered into an agreement to subscribe to an additional $100.0 million in Series “C” shares of CAF, which it paid for in full that same month.

Panama

In 2008, Panama entered into an agreement to subscribe to an additional $170.0 million in Series “C” shares to be paid in five annual installments beginning in 2009, the final installment of which was paid in 2013.

In 2009, Panama subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments, of which it paid $3.0 million in 2011, $5.0 million in 2012 and $7.0 million in 2013.

In 2010, Panama subscribed to $36.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Panama acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

In February 2012, Panama subscribed to an additional $91.5 million in Series “B” shares, to be paid in five installments, of which it paid $3.2 million in 2013.

Paraguay

In 2008, Paraguay entered into an agreement to subscribe to an additional $189.0 million in Series “C” shares. As of the date of this prospectus, Paraguay has paid $140.0 million, with the balance to be paid in one installment in 2014.

In 2009, Paraguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments, of which it paid $3.0 million in 2011,$5.0 million in 2012 and $7.0 million in 2013.

In December 2011, upon completion of all requirements to become a full member shareholder country, Paraguay acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

In May 2012, Paraguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in five annual installments, of which it paid $3.0 million in 2013.

Peru

In 2009, Peru subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments, although this schedule was later modified to seven installments. As of the date of this prospectus, Peru has paid $162.5 million, with the balance to be paid in three annual installments ending in 2016.

In March 2012, Peru subscribed to an additional $228.6 million in Series “B” shares, to be paid in four annual installments, of which it paid $57.1 million in 2013.

Portugal

In 2009, Portugal subscribed to EUR 15.0 million in Series “C” shares to be paid in four equal installments and EUR 60.0 million in callable capital. As of the date of this prospectus, Portugal has paid the total balance of the subscribed paid-in capital.

Spain

In 2010, Spain subscribed to an additional $327.0 million of paid-in capital to be paid in five installments ending in 2014. The first four payments have been received for a total aggregate amount of $261.6 million.

Trinidad and Tobago

In 2009, Trinidad and Tobago entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $6.0 million. As of the date of this prospectus, Trinidad and Tobago has paid the total balance of the subscribed paid-in capital.

In April 2012, Trinidad and Tobago entered into an agreement to subscribe to an additional $323.4 million in Series “C” shares of CAF, to be paid in three annual installments. The first two payments have been received for a total aggregate amount of $215.6 million. Additionally, Trinidad and Tobago has formally expressed its intention to become a contracting party to the Constitutive Agreement. Subject to the satisfaction of certain conditions precedent for full member status specified in “— General” above and the additional condition that Trinidad and Tobago shall have paid for at least half of the capital for which it has subscribed, the subscription agreement contemplates the issuance of one Series “A” share to Trinidad and Tobago, as well as the exchange of Series “C” shares for Series “B” shares.

Uruguay

In 2007, Uruguay entered into an agreement to subscribe to an additional $137.0 million in Series “C” shares, of which it paid $81.0 million in 2009, $27.0 million in 2010 and the balance of $29.0 million in 2011.

In 2009, Uruguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven annual installments ending in 2017, of which it paid $3.0 million in 2011,$5.0 million in 2012 and $7.0 million in 2013.

In 2009, Uruguay subscribed to $36.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Uruguay acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

In February 2012, Uruguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in four installments, of which it paid $22.9 million in 2013.

Venezuela

In 2009, Venezuela subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments, of which it has paid $120.0 million as of the date of this prospectus.

In August 2012, Venezuela subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2013.

As of the date of this prospectus, all shareholder countries were current in their capital payments.

The following table sets out the nominal value of our subscribed paid-in capital and un-paid capital as of December 31, 2013:

Shareholders	Paid-in Capital	Un-paid Capital
	(in U.S.$ thousands)
Series “A” Shares:
Argentina	$1,200	$—
Bolivia	1,200	—
Brazil	1,200	—
Colombia	1,200	—
Ecuador	1,200	—
Panama	1,200	—
Paraguay	1,200	—
Peru	1,200	—
Uruguay	1,200	—
Venezuela	1,200	—
Series “B” Shares:
Argentina	326,420	109,655
Bolivia	228,385	48,800
Brazil	300,710	138,580
Colombia	728,665	151,915
Ecuador	209,785	48,800
Panama	89,080	45,150
Paraguay	68,230	31,400
Peru	745,800	136,950
Uruguay	102,160	38,235
Venezuela	730,830	151,915
Private sector financial institutions	2,115	35
Series “C” Shares:
Chile	27,705	—
Costa Rica	16,455	—
Dominican Republic	30,985	—
Jamaica	910	—
Mexico	58,785	—
Portugal	7,350	4,190
Spain	175,675	23,020
Trinidad and Tobago	79,335	37,950

Total	$3,941,380	$966,595

Reserves

Article 42 of the Constitutive Agreement requires that at least 10% of our net income in each year be allocated to a mandatory reserve until that reserve amounts to 50% of subscribed capital. The mandatory reserve can be used only to offset losses. We also maintain a general reserve to cover contingent events and as a source of funding of last resort in the event of temporary illiquidity or when funding in the international markets is not available or is impractical. The general reserve is invested in short-term securities and certificates of deposit that are easily convertible into cash. The mandatory reserve is an accounting reserve.

At December 31, 2013, our reserves totaled $2.3 billion. At such date, the mandatory reserve amounted to $430.2 million, or 8.8% of subscribed paid-in and un-paid capital, and the general reserve amounted to $1.9 billion.

Callable Capital

In addition to our subscribed paid-in and un-paid capital, our shareholders have subscribed to callable capital totaling $1.6 billion at December 31, 2013. Our callable capital may be called by the Board of Directors to meet our obligations only to the extent that we are unable to meet such obligations with our own resources. For further information regarding subscribed callable capital, see Note 15 (“Stockholders’ Equity”) to our audited financial statements.

The Constitutive Agreement provides that the obligation of shareholders to pay for the shares of callable capital, upon demand by the Board of Directors, continues until such callable capital is paid in full. Thus, we consider the obligations of shareholder countries to pay for their respective callable capital subscriptions to be binding obligations backed by the full faith and credit of the respective governments. If the callable capital were to be called, the Constitutive Agreement requires that the call be prorated among shareholders in proportion to their shareholdings.

SELECTED FINANCIAL INFORMATION

The following selected financial information as of and for the years ended December 31, 2013, 2012 and 2011 has been derived from our audited financial statements for those periods, which were audited by our independent auditors Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited. The audit report of Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, has been included on page F-5 of this document. Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The selected financial information should be read in conjunction with our audited financial statements and notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

	Year Ended December 31,
	2013	2012*	2011*
	(in U.S.$ thousands, except ratios)
Comprehensive Income Statement Data
Interest income	$508,247	$520,139	$429,019
Interest expense	(297,293)	(281,688)	(213,028)

Net interest income	210,954	238,451	215,991
Credit to allowance for loan losses	(83,417)	(4,865)	(11,771)

Net interest income after credit to allowance for loan losses	294,371	243,316	227,762
Non-interest income	15,903	9,281	4,565
Non-interest expenses	(105,646)	(91,851)	(84,571)
Net income before unrealized changes in fair value related to financial instruments	204,628	160,746	147,756
Unrealized changes in fair value related to financial instruments	2,129	(577)	4,823

Net income	$206,757	$160,169	$152,579
Balance Sheet Data (end of period)
Current assets (net of allowance)(1)	$11,100,271	$10,021,935	$7,964,808
Non-current assets	16,318,049	14,796,400	13,773,127

Total assets	$27,418,320	$24,818,335	$21,737,935

Current liabilities(2)	7,874,235	7,344,134	6,682,515
Long-term liabilities	11,727,536	10,609,139	8,704,167

Total liabilities	19,601,771	17,953,273	15,386,682
Total stockholders’ equity	7,816,549	6,865,062	6,351,253

Total liabilities and stockholders’ equity	$27,418,320	$24,818,335	$21,737,935

Loan Portfolio and Equity Investments
Loans before allowance for loan losses	18,003,271	16,355,410	$14,980,744
Allowance for loan losses	38,336	125,799	130,636
Equity investments	228,385	146,811	111,889
Selected Financial Ratios
Return on average total stockholders’ equity(3)(4)	2.9%	2.5%	2.5%
Return on average paid-in capital(4)	5.5%	5.0%	5.0%
Return on average total assets(5)	0.8%	0.7%	0.8%
Administrative expenses divided by average total assets	0.4%	0.4%	0.4%
Overdue loan principal as a percentage of loan portfolio (excluding non-accrual loans)	0.0%	0.0%	0.0%
Non-accrual loans as a percentage of loan portfolio	0.0%	0.05%	0.05%
Allowance for loan losses as a percentage of loan portfolio	0.2%	0.8%	0.9%

(1)	Includes cash, deposits, trading, other investments, accrued interest and commissions receivable and the current portion of derivative instrument assets and loans with remaining maturities less than one year minus allowance for loan losses.

(2)	Includes deposits, commercial paper, advances and short term borrowings, accrued interest payable, bonds with remaining maturities less than one year and borrowings and other obligations with remaining maturities less than one year and the current portion of derivative instrument liabilities.
(3)	Net income divided by annual average total stockholders’ equity.
(4)	Net income divided by annual average subscribed and paid-in capital.
(5)	Net income divided by annual average total assets.
*	Certain amounts in the 2012 and 2011 financial statements have been reclassified to conform to the current year’s presentation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and notes thereto beginning on page F-6.

Summary of Results

During the three years ended December 31, 2013, our net income increased at a compound average annual rate of approximately 16.4%. Our net income for the year ended December 31, 2013 was $206.8 million, representing an increase of $46.6 million, or 29.1%, over net income of $160.2 million for 2012. This increase resulted from loan portfolio growth and an improvement in the determination of the loan loss provision that became effective as of September 2013 and which resulted in a loan loss provision reversal. For the year ended December 31, 2012, our net income was $160.2 million, representing an increase of $7.6 million, or 5.0%, over net income of $152.6 million for 2011. This increase resulted from growth in our loan portfolio and a slight increase in market interest rates.

The reported annualized percentage increase (decrease) in real GDP for 2013 for each of the full member shareholder countries at December 31, 2013 was as follows: Argentina, 3.0%; Bolivia, 6.7%; Brazil, 2.3%; Colombia, 4.3%; Ecuador, 4.5%; Panama, 8.4%; Paraguay, 13.6% Peru, 5.6%; Uruguay, 4.4%; and Venezuela, 1.3%.

The recent financial crisis and global economic recession affected our business but have not had a material adverse effect on our results of operations or financial position. Based on our investment strategy and given our investment guidelines, our liquid investment portfolio is of short duration and has no material exposure to structured products such as mortgage-backed or asset-backed securities. Moreover, certain recent developments, such as the European sovereign debt crisis and fluctuations in commodity prices, have not thus far impacted our operations. As of December 31, 2013, we have one outstanding loan in Spain of $100.0 million in our loan portfolio, and 12.4% of our liquidity portfolio consists of securities of issuers in European Union countries, including the Netherlands — 3.9%, United Kingdom — 1.8%, Germany — 1.7%, Ireland — 1.5%, France —8.3%, Luxembourg — 1.5%, Norway — 0.2% Sweden — 2.7%, Austria — 1.0%, Denmark — 0.0% and Spain — 1.1%. The volatility of credit spreads during the past three years has varied our borrowing costs, the effect of which was partially offset by changing the interest rates we charge our borrowers (after swaps). During 2013, the LIBOR rate, which is the basis for the interest payable on both our external debt and on the loans in our loan portfolio decreased, which resulted in a lower net interest margin for our business.

Both 2013 and 2012 have been characterized by a strong growth in our loan portfolio as a result of our strategy to expand our shareholder base, principally through additional capital subscriptions by several of our existing shareholder countries, as well as the issuance of shares to new shareholder countries. This has led to loan portfolio growth of 10.1% in 2013 compared to 2012. We do not expect that our loan portfolio will be materially affected by the activities of other development banks in the region, since the financing needs by our shareholder countries exceed the current supply of lending resources. We believe that activities of other development banks are complementary to our lending operations.

On or about April 16, 2012, the Argentinean government expropriated YPF S.A., a company domiciled in Argentina, by taking over management and announcing the introduction of legislation pursuant to which the Argentinean government would acquire at least 51% of the share capital of YPF S.A. This legislation was approved by Argentina’s Congress on May 3, 2012. YPF S.A. is the recipient of two A/B loans from us, each for $250.0 million, dated December 17, 2010 and October 26, 2011, respectively. As of December 31, 2013, CAF’s combined exposure as lender of record to YPF S.A. is $381.4 million while CAF’s exposure as holder of the A portions under both loans is $98.1 million. YPF S.A. is current in its payments under both loans and YPF S.A.’s current management has expressed its intention to fulfill the company’s scheduled payment obligations.

Critical Accounting Policies

General

Our financial statements are prepared in accordance with U.S. GAAP, which requires us in some cases to use estimates and assumptions that may affect our reported results and disclosures. We describe our significant accounting policies in Note 1 (“Significant Accounting Policies”) to our audited financial statements. We believe that some of the more significant accounting policies we use to present our financial results involve the use of accounting estimates that we consider to be critical because: (1) they require significant management judgment and assumptions about matters that are complex and inherently uncertain; and (2) the use of a different estimate or a change in estimate could have a material impact on our reported results of operations or financial condition. Specifically, the estimates we use to determine the allowance for loan losses are critical accounting estimates.

Additionally, the fair values for some financial assets and liabilities recorded in CAF’s financial statements are determined according to the procedures established by the accounting pronouncement ASC 820. As of the date of this prospectus, we have not changed or reclassified any transaction from one level to another pursuant to the hierarchy reflected in ASC 820, thereby maintaining consistency in the application of accounting principles in this matter.

Income Statement

Interest Income

2013, 2012 and 2011 For the year ended December 31, 2013, our interest income was $508.2 million, representing a slight decrease of $11.9 million, or 2.3%, compared to interest income of $520.1 million for the year ended December 31, 2012. This decrease resulted primarily from the decrease in market interest rates compared to the corresponding period in 2012, which more than offset the growth in CAF’s loan portfolio, the average amount of which increased by 5.8%. Average market interest rates were lower in 2013, when six month LIBOR averaged 0.43% per annum compared with 0.68% per annum in 2012, representing a decrease of 36.8% in average six month LIBOR. Interest income for the year ended December 31, 2012 represented an increase of $91.1 million, or 21.2%, compared to interest income of $429.0 million for the year ended December 31, 2011.

Interest Expense

2013, 2012 and 2011. For the year ended December 31, 2013, our interest expense was $297.3 million, representing an increase of $15.6 million, or 5.5%, from our interest expense of $281.7 million for the year ended December 31, 2012. This increase resulted primarily from an increase in liabilities to fulfill higher funding requirements related to the growth in the average levels of our loan portfolio compared with 2012, as well as an increase in the funding costs associated with an increase in the average term of our financial liabilities. The average amount of our liabilities increased by 6.2% at December 31, 2013, compared with the average level at December 31, 2012. Interest expense for the year ended December 31, 2012 represented an increase of $68.7 million, or 32.2%, from our interest expense of $213.0 million for the year ended December 31, 2011. This increase is attributable to an increase in liabilities to fulfill higher funding requirements caused by the growth in our loan portfolio and our liquidity portfolio. The average amount of our liabilities as of December 31, 2012 rose by 14.3% compared with the average level as of December 31, 2011.

Net Interest Income

2013, 2012 and 2011. For the year ended December 31, 2013, our net interest income was $211.0 million, representing a decrease of $27.5 million, or 11.5%, over net interest income of $238.5 million for the year ended December 31, 2012. This decrease resulted from a combination of a decrease in market interest rates and an increase in liabilities to fulfill higher funding requirements.

Our net interest income margin was 0.9%, in 2013, compared to 1.1% in 2012 and 1.1% in 2011.

Provision for Loan Losses

2013, 2012 and 2011.

For the year ended December 31, 2013, we recorded a credit to allowance for loan losses of $83.4 million, representing a decrease of $78.6 million, or 1,614.6%, compared with our credit to allowance for loan losses of $4.9 million for the corresponding period in 2012. Changes in the provision occurred mainly because of an improvement in the determination of the loan loss provision that became effective as of September 2013 and which resulted in a loan loss provision reversal. This improvement, which is in line with many other supranationals, incorporates recovery rates that differ between sovereign guaranteed loans and non-sovereign guaranteed loans. The allowance for loan losses as a percentage of the loan portfolio was 0.2% for 2013, 0.8% for 2012 and 0.9% for 2011. The credits and provisions in the periods described above reflect management’s estimates for both general and specific provisions. The allowance for loan losses is estimated considering the credit risk exposure, probability of default and, beginning December 31, 2013, loss given default, based on external data provided by risk rating agencies, recognizing such effects in profit or loss for the period. A specific allowance for loan losses is established by CAF for impaired loans, which is based on currently available information and events, there exists the probability that CAF will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. See Note 1H of our audited financial statements for further information regarding allowance for loan losses calculations.

Non-Interest Income

Our non-interest income consists principally of commissions, dividends and CAF’s corresponding share of earnings or losses on equity investments, which are accounted using the equity method and other income.

2013, 2012 and 2011. For the year ended December 31, 2013, our total non-interest income was $15.9 million, representing an increase of $6.6 million or 71.4%, from total non-interest income of $9.3 million for the year ended December 31, 2012. This increase resulted principally from an increase in commissions and other income, which in turn was mostly due to fluctuations in exchange rates. Our total non-interest income for the year ended December 31, 2012 represented an increase of $4.7 million or 103.3%, as compared to our total non-interest income of $4.6 million for the year ended December 31, 2011. This increase resulted principally from an increase in dividends from equity investments.

Non-Interest Expenses

2013, 2012 and 2011.

Our non-interest expenses consist principally of administrative expenses, representing 98.4% of total non-interest expenses in 2013.

For the year ended December 31, 2013, our total non-interest expenses were $105.6 million, representing an increase of $13.7 million, or 15.0%, over total non-interest expenses of $91.9 million for the year ended December 31, 2012. The increase resulted principally from an increase in provisions for contingencies. The total non-interest expenses for the year ended December 31, 2012 represented an increase of $7.3 million, or 8.6%, over total non-interest expenses of $84.6 million for the year ended December 31, 2011. The increase resulted principally from an increase in administrative expenses given the expansion of our full member shareholder country base.

For the year ended December 31, 2013, administrative expenses were $104.0 million, or 0.4% of our total average assets, representing an increase of $13.0 million over administrative expenses for the year ended December 31, 2012. The increase resulted principally from the growth in our loan portfolio. For the year ended December 31, 2012, administrative expenses were $91.0 million, or 0.4% of our total average assets, representing an increase of $10.0 million over administrative expenses for the year ended December 31, 2011. The increase resulted principally from the impact of local currency expenses and inflation in Venezuela.

Equity investments, which do not have readily determinable fair values and in which we have a participation of less than 20% of the investee’s equity, are required to be recorded at cost according to U.S. GAAP. Also, management is required to assess the value of these investments and determine whether any value impairment is temporary or other than temporary. Impairment charges must be taken once management has determined that the loss of value is other than temporary. As a result of the analysis of these equity investments, management determined to take $0 impairment charges on any of our equity investments in 2013, 2012 and 2011.

Balance Sheet

Total Assets and Liabilities

2013 and 2012. At December 31, 2013, our total assets were $27.4 billion, representing an increase of $2.6 billion, or 10.5%, over total assets of $24.8 billion at December 31, 2012. The increase in our total assets principally reflected a 15.6% increase in the liquid assets portfolio and a 10.1% increase in the loan portfolio. At December 31, 2013, our total liabilities were $19.6 billion, representing an increase of $1.6 billion, or 9.2%, over total liabilities of $18.0 billion at December 31, 2012. The increase in our total liabilities resulted from higher funding requirements to support a higher level of assets.

Asset Quality

Overdue Loans

2013 and 2012. There were $0 in overdue loans at December 31, 2013. There were $0 in overdue loans at December 31, 2012.

Impaired Loans and Non-Accrual Loans

2013 and 2012. There were $0 of loans in non-accrual status as of December 31, 2013 and $7.9 million of loans in non-accrual status at December 31, 2012 due to an impairment of one loan to a private sector borrower in Colombia. We consider a loan to be impaired when it is in non-accrual status.

Restructured Loans

2013 and 2012. At December 31, 2013, the total principal amount of outstanding restructured loans was $8.3 million, or 0.05% of the total loan portfolio and represents one loan to a private sector borrower in Colombia. At December 31, 2012 the total principal amount of outstanding restructured loans was $0.

Loan Write-offs and Recoveries

2013 and 2012. There were $4.1 million and $0 of loans written-off in 2013 and 2012, respectively. During 2013 and 2012, respectively, we booked recoveries of $79.0 thousand and $28.3 thousand.

See “Operations of CAF — Asset Quality” for further information regarding our asset quality. See “Operations of CAF — Loan Portfolio” for details regarding the distribution of our loans by country and economic sector.

Commitments and Contingencies

We enter into commitments and contingencies in the normal course of our business to facilitate our business and objectives. Commitments and contingencies include (1) credit agreements subscribed and pending disbursement, (2) lines and letters of credit for foreign trade (3) equity investment agreements subscribed and (4) partial credit guarantees. For further discussion of these arrangements, see Note 22 (“Commitments and Contingencies”) to our audited financial statements.

Liquidity

We seek to ensure adequate liquidity by maintaining liquid assets in an amount exceeding the greater of:

(1) 45% of total undisbursed project loan commitments; and

(2) 35% of the sum of our next 12 months’

(a) estimated debt service, plus

(b) estimated project loan disbursements.

Our investment policy requires that at least 90% of our liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization. The remaining portion of our liquid assets may be invested in non-investment grade instruments rated B-/Ba3/B or better by a U.S. nationally-recognized statistical rating organization. Our investment policy emphasizes security and liquidity over yield.

2013 and 2012. At December 31, 2013, our liquid assets consisted of $8.3 billion of cash, time deposits and securities, of which 96.4% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 27.0% of our liquid assets were invested in time deposits in financial institutions, 23.9% in commercial paper, 14.0% in corporate and financial institution bonds, 17.5% in certificates of deposit, 8.1% in U.S. Treasury Notes, 1.6% in bonds of non-U.S. government and government entities and 7.9% in other instruments including deposits in cash. At December 31, 2012, our liquid assets consisted of $7.2 billion of cash, time deposits and securities, of which 92.1% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 22.1% of our liquid assets were invested in time deposits in financial institutions, 26.4% in commercial paper, 24.0% in corporate and financial institution bonds, 4.8% in certificates of deposit, 13.1% in U.S. Treasury Notes, 2.5% in bonds of non-U.S. government and government entities and 7.0% in other instruments, including deposits in cash.

Strategy and Capital Resources

Our business strategy is to provide financing for projects, trade and investment in the shareholder countries. Management expects our assets to grow in the future, which will increase our need for additional funding; likewise, maturing debt obligations will need to be replaced. In addition to scheduled capital increases, management anticipates a need to increase funds raised in the international capital markets and to maintain funding through borrowings from multilateral and other financial institutions. While the substantial majority of our equity will continue to be held by full member shareholder countries, we intend to continue offering equity participation to associated shareholder countries through the issuances of Series “C” shares to such countries. See “Capital Structure”.

We intend to continue our programs to foster sustainable growth within the shareholder countries and to increase our support for the private sector within our markets, either directly or through financial intermediaries. See “Operations of CAF” below.

OPERATIONS OF CAF

CAF’s purpose is to foster and promote economic development, social development and integration within the shareholder countries through the efficient use of financial resources in conjunction with both private sector and public sector entities. To accomplish our objective, we primarily engage in short, medium and long-term loans and guarantees. To a lesser extent, we make limited equity investments in funds and companies, and provide technical and financial assistance, as well as administrative services for certain regional funds.

CAF also provides lending for projects in associated shareholder countries, including but not limited to projects that promote trade or integration with full member shareholder countries.

Business Management of CAF

Our business management is divided into two broad functions: client relationship management and financial management.

Client Relationship Management

Our client relationship management function is conducted by a group of relationship managers and sector and product specialists who are responsible for the development, structuring, appraisal and implementation of our lending activities. Clients are identified through direct contact, referrals from our representative offices and referrals from third parties such as shareholders, multilateral institutions, international financial institutions and other clients.

Our client relationship management function is currently fulfilled by the following five departments, each headed by a Vice President:

•	Country Programs, which is responsible for our relationships with governments, public sector corporations and financial institutions and for the development of a global approach to business activities in each of the shareholder countries;

•	Infrastructure, which is responsible for the financing of public and private infrastructure projects and the analysis of public policies within the different development sectors;

•	Productive and Financial Sectors, which is responsible for our relationships with public and private sector corporations and financial institutions;

•	Social and Environmental Development, which is responsible for financings and investments in social and environmental areas and in micro, small and medium size enterprises;

•	Development Strategies and Public Policies, which is responsible for developing strategies, policies and initiatives within CAF’s mission and objectives, as well as coordinating the financing of SMEs (small and medium enterprises); and

•	Energy, which is responsible for the financing of public and private energy projects and the analysis of public policies and market trends within the energy sector.

The client relationship management group is also responsible for reviewing and developing lending policies and procedures and for monitoring the quality of the loan portfolio on an ongoing basis. In these duties, the client relationship management group is assisted by our Credit Administration Office and our Corporate Comptroller Office.

Financial Management

Our financial management group is responsible for managing our funded debt, as well as our liquid assets. This group is responsible for developing, structuring, appraising and implementing our borrowing activities. It is also responsible for reviewing and developing policies and procedures for the monitoring of our financial well-being and for the proper management of liquidity. The financial management group is headed by the Vice President of Finance.

The asset distribution group is a part of the financial management group, and it has two basic responsibilities:

(1) structuring “A/B” loan transactions in which we loan a portion of the total amount and other financial institutions loan the remainder; and

(2) selling loans to international banks interested in increasing their exposure in the shareholder countries.

The staff of our financial management group works in close coordination with our client relationship managers. Our client relationship management group and financial management group are supported by the financial control and budget, human resources, information systems and legal departments.

Loan Portfolio

We extend medium-term and long-term loans to finance both public sector and private sector projects in the shareholder countries, either directly to a project or through a financial intermediary in a shareholder country that lends the funds to the appropriate project. To a lesser extent, we also provide loans to finance trade by and among the shareholder countries. Loans may be used for any component of a project, subject to exceptions relating to, among other things, the acquisition of land and the payment of taxes. We endeavor to concentrate our lending activities on national and multinational economic development projects, especially those involving electricity, gas and water supply, transport or communications in two or more shareholder countries and those that generate foreign exchange.

We provide credit lines to financial institutions in the shareholder countries. The purpose of these credit lines is to enable these institutions to finance projects that fall within our overall objectives, but that are not sufficiently large to justify our being directly involved in the project. The relevant financial institutions are thereby provided with funds that enable them to strengthen their financial resources within parameters previously agreed to with us. Under such multisectoral credit lines, we take the credit risk of the financial intermediary and also have recourse to the underlying borrowers. The financial intermediaries are responsible for repayment of their loans from us regardless of whether the underlying borrower repays the financial intermediary.

We endeavor to strengthen trade by and among shareholder countries and to assist companies in the shareholder countries to access world markets. Our trade-financing activities are complementary to those of the export credit agencies of shareholder countries because we finance qualifying import or export operations, whereas those agencies generally are limited to providing financing only for goods exported from the respective countries. Through trade-financing, we finance the movement of merchandise. We also provide credit support to trade activities through the confirmation of letters of credit in situations where the issuing local bank would not be perceived as sufficiently creditworthy by financial institutions in the beneficiary’s country.

In 1997, we began making a portion of our loans through an “A/B” loan program, where CAF acts as lender of record for the entire loan and sells non-recourse participations in the “B” portion of the loan to financial institutions. The “A” portion of the loan is made directly to the borrower by us. Under the “B” portion, financial institutions provide the funding and assume the credit risk; CAF does not provide funding under the “B” portion and, therefore, does not assume any credit risk. Because we act as the lender of record for the entire loan, thereby operating as the one official lender in the transaction, financial institutions are exempted from country risk provisions and, therefore, the borrower receives an interest rate that is generally lower than the rate available in the commercial markets. The lower interest rate is a result, among other factors, of the reduced inherent risk resulting from our status as a multilateral financial institution.

Our loan pricing is typically based on our cost of funds plus a spread to cover operational costs and credit risks. All sovereign-risk loans are made at the same spread for comparable maturities. Generally, our loans are made on a floating interest rate basis. Under certain exceptional circumstances, loans may be made at fixed interest rates, provided that the corresponding funding is obtained at fixed interest rates. We generally charge a loan origination fee up to 0.85% of the total loan amount and a commitment fee equal to 0.35% per annum on undisbursed loan balances. Substantially all loans are denominated in U.S. dollars.

Our policies generally require that loans to public sector entities have the benefit of sovereign guarantees. Exceptions have been made for a few highly-capitalized entities. Loans to private sector entities other than banks generally must have the benefit of bank or other guarantees, or other collateral acceptable to us.

During the two-year period ended December 31, 2013, our total assets grew at a compound average annual rate of 12.8%, reflecting economic growth in our full member shareholder countries and an increase in liquid assets. At December 31, 2013, our total assets were $27.4 billion, of which $18.0 billion, or 65.7%, were disbursed and outstanding loans. At December 31, 2013, the “B” loan portion of our “A/B” loan transactions totaled $1.1 billion. The tables on loan exposure that follow reflect only the “A” portion of the respective “A/B” loan transactions since we only assume the credit risk of the “A” loan portion. During this two-year period, our lending portfolio grew at a compound average annual rate of 9.6%. Our management expects further loan growth to be funded by additional borrowings and deposits, retained earnings and planned capital increases.

Loans to Public and Private Sector Borrowers

Our total loan portfolio outstanding, classified by public sector and private sector borrowers, was as follows:

	At December 31,
	2013		2012	2011
	(in U.S.$ millions)
Public Sector	83.2%	14,974.6	13,823.6	12,613.7
Private Sector	16.8%	3,026.1	2,530.3	2,362.7

	100.0%	18,000.7	16,353.9	14,976.4

Fair value adjustments on hedging activities		2.6	1.5	4.3

Total		18,003.3	16,355.4	14,980.7

Loans by Borrowing Country

Our total loan portfolio outstanding, classified on a country-by-country basis, according to the location of the borrower, was as follows:

	At December 31,
	2013		2012	2011
	(in U.S.$ millions)
Argentina	13.7%	2,457.5	2,114.7	1,913.3
Bolivia	9.7%	1,752.6	1,598.8	1,417.6
Brazil	9.2%	1,654.8	1,252.8	989.5
Colombia	10.0%	1,806.3	1,832.3	1,816.5
Ecuador	15.2%	2,735.7	2,648.2	2,508.7
Panama	4.9%	886.7	586.9	321.5
Paraguay	1.1%	189.7	134.5	100.4
Peru	13.8%	2.478.1	2,660.3	2,573.2
Uruguay	2.1%	378.5	331.8	351.7
Venezuela	16.5%	2,961.7	2,816.1	2,652.1
Other(1)	3.9%	699.1	377.5	331.9

	100.0%	18,000.7	16,353.9	14,976.4

Fair value adjustments on hedging activities	4.3	2.6	1.5	4.3
Total		18,003.3	16,355.4	14,980.7

(1)	Principally loans outside the full member shareholder countries at December 31, 2013.

Loans Approved and Disbursed by Country

Our loan approval process is described under “— Credit Policies”. After approval, disbursements of a loan proceed in accordance with the contractual conditions of the loan agreement.

Set forth below is a table of the amount of loans approved and loans disbursed, classified by country, for each of the years indicated:

	Approved			Disbursed(1)
	2013	2012	2011	2013	2012	2011
	(in U.S.$ millions)
Argentina	1,099.7	839.3	1345.7	585.0	464.0	662.9
Bolivia	684.4	485.1	407.5	322.7	338.1	266.1
Brazil	2,234.3	1,903.3	1797.4	1,832.5	1,028.1	963.4
Colombia	1,563.3	840.6	1456.4	1,146.4	855.0	1836.0
Ecuador	842.8	766.0	771.9	660.7	736.4	566.4
Panama	324.8	328.2	483.9	326.1	255.9	177.2
Paraguay	430.6	188.6	120.0	73.0	46.9	43.1
Peru	2,644.3	1,749.1	2184.3	1,042.7	617.5	1303.4
Uruguay	585.6	728.6	647.6	108.4	9.4	52.1
Venezuela	417.1	327.0	531.4	365.2	358.8	905.2
Others(2)	1,274.1	1,118.9	319.9	618.5	258.6	392.6

Total	12,101.0	9,274.7	10,065.9	7,441.2	4,969.6	7,168.4

(1)	Includes short-term loans in the amounts of $4.602 million, $2,630.0 million and $3,530.0 million for the years ended December 31, 2013, 2012 and 2011, respectively.
(2)	Loans outside the full member shareholder countries at December 31, 2013.

During the three years ended December 31, 2013, the rate of growth (decrease) of loan portfolio by country was as follows: Argentina, 16.2%; Bolivia, 9.6%; Brazil, 32.1%; Colombia, -1.4%; Ecuador, 3.3%; Panama, 50.4%; Paraguay, 41.1%; Peru, -6.8%; Uruguay, 14.1%; and Venezuela, 5.2%. The growth of the loan portfolio during the two-year period ended December 31, 2013 reflects loan approvals as a result of the region’s economic growth during the period and our increased share of infrastructure financings in the region. Loans to associated shareholder countries holding Series “C” shares (as described under “Capital Structure — General”) totaled $703.1 million in 2013, compared to loans to associated shareholder countries holding Series “C” shares totaling $377.4 million and $331.3 million in 2012 and 2011, respectively. Management expects to increase loans to Trinidad and Tobago as a percentage of the total loan portfolio when Trinidad and Tobago fulfills the requirements to become a full member shareholder country.

Management anticipates that our loan portfolio will continue to grow as a result of our strategy to expand our shareholder base, both by issuing shares to new shareholder countries and by additional capital subscriptions by existing shareholder countries, which may result in increased loan demand for projects in such countries.

Distribution of Loans by Industry

At December 31, 2013, our loan portfolio outstanding was distributed by industry as follows:

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela	Others(2)	Total by Sector	% of Total
Agriculture, hunting and forestry	10.2	19.7	35.0	—	—	—	—	—	—	—	—	64.9	0.4%
Exploitation of mines and quarries	—	—	—	—	—	—	—	—	—	—	—	—	0.0%
Manufacturing industry	92.9	12.8	121.0	—	37.8	—	50.0	—	—	—	—	314.4	1.7%
Supply of electricity, gas and water	1,445.3	354.9	285.7	205.6	259.0	158.3	4.6	337.8	249.0	2627.8	218.7	6,146.6	34.1%
Transport, warehousing and communications	684.3	1,107.3	633.2	566.9	700.1	581.5	68.9	1,505.5	129.6	244.9	118.6	6,340.8	35.2%
Financial intermediaries(1)	10.0	73.7	406.0	573.4	111.3	30.4	24.8	373.3	—	7.1	386.4	1,996.5	11.1%
Social and other infrastructure programs	214.7	183.7	173.9	460.4	1,599.3	12.4	41.4	261.6	—	81.8	80.0	2,995.3	16.6%
Other activities	—	—	—	—	28.2	—	—	—	—	—	—	142.2	0.8%

Total	2,457.5	1,752.1	1.654.8	1,806.3	2,735.7	782.7	189.7	2,478.1	378.5	2,961.7	803.6	18,000.7	100.0%

(1)	Multisectoral credit lines to public sector development banks, private banks and other institutions.
(2)	This column includes loans outside the full member shareholder countries at December 31, 2013.

Maturity of Loans

At December 31, 2013, our outstanding loans were scheduled to mature as follows:

	2014	2015	2016	2017	2018	2019-2030
	(in U.S.$ millions)
Principal amount	2,548.0	1,773.1	2,072.0	1,663.6	1,463.6	8,480.4

Ten Largest Borrowers

The following table sets forth the aggregate principal amount of loans to our ten largest borrowers, and the percentage such loans represented of the total loan portfolio, at December 31, 2013:

Borrower	Amount	As a Percentage of Total Loan Portfolio
	(in U.S.$ millions)
Bolivarian Republic of Venezuela	2,961.7	16.5%
Republic of Ecuador	2,256.2	12.5%
Republic of Argentina	2,191.3	12.2%
Republic of Peru	1,816.2	10.1%
Plurinational State of Bolivia	1,628.8	9.0%
Republic of Colombia	907.6	5.0%
Republic of Panama	664.8	3.7%
Estado de Rio de Janeiro	300.9	1.7%
Bancolombia S.A.	285.0	1.6%
Centrais Electricas Brasileras S.A.	256.2	1.4%

Total	13,268.8	73.7%

Selected Projects

Set out below are examples of projects approved by CAF during 2013 and the respective loan approval amounts.

Argentina

Republic of Argentina/Program of Basic Constructions for Drinking Water 2012-2015 AySA Phase I —$120.5 million loan to finance the improvement of the access to and the quality and benefits of the drinking water services in the municipalities located in the southeast of the metropolitan region of Buenos Aires. This program is expected to benefit approximately 850 thousand residents.

Bolivia

Plurinational State of Bolivia San José Hydroelectric Proyect — $94.9 million loan to supply the National Interconected System with an additional of 120 MW of energy, allowing it to expand the reserve margin between the offer and supply of energy in the country.

YPFB Transporte S.A./ Corporate Loan — $150 million loan to support capital investments for the improvement of the hydrocarbons transport infrastructure for the company YPFB Transportes S.A.

Brazil

State of Minas Gerais/Mine Roads Program — $300 million to finance the paving, improvement and construction of roads designed to integrate the different regions of Minas Gerais state.

Colombia

Different Commercial Banks/Financial Lines for a total amount of $745.0 million to finance investment projects, working capital and investments in capital goods.

Ecuador

Republic of Ecuador/Environmental Sanitation Program for Community Development “PROMADEC III”— $275 million loan to finance the improvement of the supply of drinking water, sewage systems and waste management in multiple municipalities of the country.

Panama

Republic of Panama/Program for the Expansion and Modernization of the Educational Infrastructure — $100 million loan to finance the construction of five educational complexes and the restoration and equipment of two schools in the provinces of Colón, Chiriquí, East Panama, West Panama and Veraguas.

Paraguay

Republic of Paraguay/Program for the Improvement of Integration Passages and Road Reconstruction — $222.1 million loan to finance regional integration with Argentina, Bolivia and Brazil.

Peru

Different Commercial Banks/Financial Lines for total amount of $1381 million to finance foreign trade operations, working capital and investments in capital goods.

Republic of Peru/Contingent Credit Line — $700 million loan to support the country’s financing needs in case of possible adverse natural events and for the government’s strategy for management of its public debt, to be used as a preventive instrument in the event it cannot access the international debt markets under conditions consistent with its strategy.

Uruguay

Oriental Republic of Uruguay/Non-revolving contingent line of credit — Renewal of a $400 million loan to support the national government’s strategy for management of its public debt, to be used as a preventive instrument in the event it cannot access the international debt markets under conditions consistent with its strategy.

Venezuela

Bolivarian Republic of Venezuela/Program for the Consolidation of the Transmission Systems in the Occidental and Oriental Regions and the Improvement of the Nationwide Distribution Networks — $300 million loan to finance the consolidation of electrical transmission systems in the western and eastern parts of Venezuela and to improve national electric distribution networks.

Other Activities

Treasury Operations

Our investment policy requires that at least 90% of our liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization. The remaining portion may be invested in unrated or non-investment grade instruments rated B-/Ba3/B- or better by a U.S. nationally-recognized statistical rating organization. At December 31, 2013, our liquid assets amounted to $8.3 billion of which 27.0% were invested in time deposits in financial institutions, 23.9% in commercial paper, 14.0% in corporate and financial institution bonds, 17.5% in certificates of deposit, 8.1% in U.S. Treasury Notes, 1.6% in bonds of non-U.S. government and government entities and 7.9% in other instruments.

Equity Shareholdings

We may acquire equity shareholdings in new or existing companies within the shareholder countries, either directly or through investment funds focused on Latin America. Our equity participation in any one company is limited to 1% of our shareholders’ equity. Our policies do not permit us to be a company’s largest individual shareholder. In addition, the aggregate amount of our equity investments cannot exceed 10% of our shareholders’ equity. At December 31, 2013, the carrying value of our equity investments totaled $228.4 million, representing 2.9% of our shareholders’ equity. At December 31, 2013, 78.5% of our equity portfolio was held through investment funds.

Credit Guarantees

We have developed our credit guarantee product as part of our role of attracting international financing for our shareholder countries. As such, we may offer guarantees of private credit agreements or we may offer public guarantees of obligations of the securities of third party issuers. We generally offer only partial credit guarantees with the intention that private lenders or holders of securities share the risk along with us.

The emphasis of the credit guarantees is to aid in the financing of public sector projects, though we do not have any internal policies limiting our credit guarantees to public sector projects. Also, although we generally intend to guarantee approximately 25% of the financing for a given project, we may guarantee up to the full amount of the financing, subject to our other credit policies. Our internal policies limit the aggregate outstanding amount of our credit guarantees to a maximum amount equivalent to 20% of our total equity. The amount of credit guarantees outstanding was $375.5 million at December 31, 2013. Those credit guarantees represent 4.80% of our total equity and include guarantees issued for a public sector project in Bolivia, a public sector project in Peru and for several private sector companies that are operating in Argentina, Brazil, Mexico, Peru and Uruguay.

Promotion of Regional Development

As part of our role in advancing regional integration, we evaluate on an ongoing basis new investment opportunities intended to benefit the shareholder countries. We also provide technical and financial assistance for the planning and implementation of binational and multinational projects, help obtain capital and technology for these projects and assist companies in developing and implementing modernization, expansion and organizational development programs.

Fund Administration

In 2013, we acted as fund administrator for several funds funded by third parties and by our shareholders, the net assets of which totaled $537.6 million at December 31, 2013. CAF has no residual interest in the net assets of the special funds.

Each year, these funds are usually recapitalized by our shareholders through contributions made from CAF’s prior year’s net income. In 2013, 2012 and 2011, such contributions to these funds were $69.0 million, $120.0 million and $96.5 million from the net income of 2013, 2012 and 2011, respectively. These funds are not part of CAF’s accounts.

At December 31, 2013, the principal funds were the Technical Co-operation Fund, the Fund for Human Development, the Compensatory Financing Fund, the Fund for the Development of Small and Medium Enterprises, the Latin American Carbon Program, the Fund for the Promotion of Sustainable Infrastructure Projects, and the Fund for Border Integration and Cooperation.

Technical Co-operation Fund

At December 31, 2013, the Technical Co-operation Fund had a balance of $25.8 million. The purpose of this fund is to finance research and development studies that may lead to the identification of project investment opportunities and also, on occasion, to provide grants that are typically less than $100,000 each to facilitate the implementation of those projects.

Fund for Human Development

At December 31, 2013, the Fund for Human Development had a balance of $17.6 million. This fund is devoted to assisting projects intended to promote sustainable development in socially excluded communities, as well as to support micro-enterprises through the financing of intermediary institutions that offer direct loans to rural and urban micro-entrepreneurs.

Compensatory Financing Fund

At December 31, 2013, the Compensatory Financing Fund had a balance of $350.0 million. This fund was created to provide interest rate compensation when a project providing social or developmental benefits is otherwise unable to sustain market interest rates.

Fund for the Development of Small and Medium Enterprises

At December 31, 2013, the Fund for the Development of Small and Medium Enterprises had a balance of $56.9 million. The purpose of this fund is to finance and, in general, support initiatives that aid the development of an entrepreneurial class in our shareholder countries.

Latin American Carbon Program

At December 31, 2013, the Latin American Carbon Program had a balance of $7.2 million. This program is dedicated to the implementation of market mechanisms that allow developing countries to participate in the environmental services market. The program is engaged in the emerging greenhouse gas reductions market in Latin America and the Caribbean through several mechanisms, including those allowed by the Kyoto Protocol.

Fund for the Promotion of Sustainable Infrastructure Projects

At December 31, 2013, the Fund for the Promotion of Sustainable Infrastructure Projects had a balance of $25.4 million. The purpose of this fund is to finance infrastructure projects and the study thereof, in order to support regional integration.

Fund for Border Integration and Cooperation

At December 31, 2013, the Fund for Border Integration and Cooperation had a balance of $3.7 million. The fund seeks to strengthen cooperation and border integration at the bilateral and multilateral levels by supporting and financing the identification, preparation and execution of high-impact projects that promote sustainable human development in the border regions of CAF’s shareholder countries.

Credit Policies

The Constitutive Agreement limits the total amount of disbursed and outstanding loans, guarantees and equity investments to 4.0 times stockholders’ equity. Our actual ratio on December 31, 2013 was 2.4 times stockholders’ equity.

We apply commercial banking standards for credit approvals and maintain policies and procedures regarding risk assessment and credit policy. Relationship managers perform an initial screening of each potential client and transaction to ensure that the proposed extension of credit falls within our policies. Proposed project loans are evaluated in accordance with our Operational Policies, which set out detailed eligibility and evaluation guidelines. Loans to a private sector borrower are approved taking into consideration both the individual loan and the total exposure to the borrower.

The Loans and Investments Committee recommends approvals of loans and investments. The members of this Committee are the Vice Presidents, the General Counsel and the Head of Credit Administration. The committee is chaired by the Executive Vice President. The Secretary of the Committee is an officer from the Credit Administration Office. The Executive President, upon the recommendation of the Loans and Investments Committee, may approve (a) loans of up to $75.0 million for sovereign credits, (b) loans of up to $50.0 million for private credits, (c) investments of up to $25.0 million in the case of equity investments, (d) investments of up to 1% of total liquid assets of any issuer (unless the issuer is: (i) at least investment grade, in which case the investment may be up to 5% of the issuer’s total liquid assets, (ii) a government or governmental institution with an investment grade rating of at least AA+, in which case the investment may be up to 7% of the issuer’s total liquid assets, or (iii) the US Treasury or the Bank for International Settlements, in which case CAF’s investment in notes, bills or bonds may be up to 50% of total liquid assets for each issuer), and (e) technical cooperation credits of up to $1.0 million. The Executive Committee of our Board of Directors or the Board of Directors itself may approve (a) loans of up to $150.0 million for sovereign credits, (b) loans of up to $80.0 million for private credits, (c) investments of up to $50.0 million for equity investments, (d) investments of up to 2.5% of the total liquid assets for any issuer (unless the issuer is: (i) at least investment grade, in which case the investment may be up to 10% of the issuer’s total liquid assets, or (ii) a government or governmental institution with an investment grade rating of at least AA+, in which case the investment may be up to 12% of the issuer’s total liquid assets), and (e) technical cooperation credits of up to $2.0 million. Loans and investments in excess of the aforementioned Executive Committee’s limits require the approval of our Board of Directors.

Our policies also impose limitations on loan concentration by country and by type of risk. Loans to entities in any one full member shareholder country may not exceed either 25% of our loan portfolio or 100% of our shareholders’ equity. Aggregate loans to entities in any associated shareholder country currently may not exceed eight times the total of such country’s paid-in capital contribution to us plus any assets entrusted by the country to us under a fiduciary relationship. This limit does not apply to trade loan financing with full member shareholder countries. Additionally, no more than four times the country’s paid-in capital contribution to us plus any assets entrusted to us under a fiduciary relationship may be committed to operations essentially national in character. The same limitation applies to our total loan portfolio in relation to our shareholders’ equity. Loans to a public sector or mixed-capital entity not considered a sovereign risk are limited in the aggregate to 15% of our shareholders’ equity. Additionally, the exposure to any individual private sector entity or to an economic group is limited to 2.35% and 3.5%, respectively, of our total loan portfolio.

Operations in which we extend credit to entities in Series “C” shareholder countries must generally be related to activities of such entities in, or related to, the full member shareholder countries. Notwithstanding the above, the aggregate total of outstanding loans in all such countries may not exceed 15% of CAF’s total loan portfolio.

Our policies permit us to provide up to 100% of the total project costs with respect to short-term loans. For medium-and long-term loans, we determine the appropriate level of financing on a case-by-case basis; however, limited-recourse financing in such loans may not exceed 50% of project costs. In practice, however, we typically limit our loans to a smaller percentage of total project costs and generally require a larger percentage of financial support by the borrower than required by our credit policies.

Asset Quality

We classify a loan as overdue whenever payment is not made on its due date. We charge additional interest on the overdue payment from the due date and immediately suspend disbursements on all loans to the borrower and to any other borrowers of which the overdue borrower is a guarantor. The entire principal amount of a loan is placed in non-accrual status when collection or recovery is doubtful or when any payment, including principal, interest, fees or other charges in respect of the loan, is more than 90 days overdue in the case of a private sector loan or more than 180 days overdue in the case of a public sector loan. Interest and other charges on non-accruing loans are included in income only to the extent that payments have actually been received by us.

At December 31, 2013, there were $0 of loans overdue and $0 of loans in non-accrual status. At December 31, 2012, there were $0 of overdue loans and $7.9 million of loans in non-accrual status. For the years ended December 31, 2013 and 2012, there were $0 and $0, respectively, of overdue interest or other charges in respect of non-accrual status loans excluded from net income.

At December 31, 2013, there were $4.1 million of loan write-offs. We have not suffered any individually significant losses on our loan portfolio. Although our loans do not enjoy any legal preference over those of other creditors, we do enjoy a de facto preferred creditor status arising from our status as a multilateral financial institution and from the interest of our borrowers in maintaining their credit standing with us. Although some of our shareholder countries have restructured their sovereign debt obligations, none of them have ever defaulted on their debt obligations to CAF.

Quality of Loan Portfolio

The following table shows our overdue loan principal, loans in non-accrual status, and the total allowance for loan losses and their percentages of our total loan portfolio at the respective dates indicated, as well as loans written-off during each period

	At December 31,
	2013	2012	2011
	(in U.S.$ millions)
Total loan portfolio	18,000.7	16,353.4	14,976.4
Overdue loan principal	—	—	—
Loans in non-accrual status	—	7.9	8.2
Loans written-off during period	4.1	—	—
Allowance for loan losses	38.3	125.8	130.6
Overdue principal payment as a percentage of loan portfolio (excluding non-accrual loans)	0,00%	0.0%	0.0%
Non-accrual loans as a percentage of loan portfolio	0.00%	0.05%	0.05%
Allowance for loan losses as a percentage of loan portfolio	0.2%	0.8%	0.9%

FUNDED DEBT

Funding Strategy

We raise funds for operations primarily in the international financial markets, although a relatively small part is raised within our shareholder countries. Our strategy with respect to funding, to the extent possible under prevailing market conditions, is to match the maturities of our liabilities to the maturities of our loan portfolio. In order to diversify our funding sources and to offer potential borrowers a wide range of credit facilities, we raise funds through bond issues in both the shareholder countries and the international capital markets. We also take deposits and obtain loans and credit lines from central banks, commercial banks and, to the extent of imports related to projects funded by us, export credit agencies.

Within the shareholder countries, we raise funds from central banks and financial institutions and by means of regional bond issues. Outside Latin America and the Caribbean, we obtain funding from public sector development and credit agencies, from development banks, from various North American, European and Asian commercial banks, from capital markets and from the U.S. and European commercial paper markets.

Sources of Funded Debt

The breakdown of our outstanding funded debt, both within and outside the shareholder countries, at each of the dates indicated below was as follows:

	At December 31,
	2013	2012	2011
	(in U.S.$ millions)
Within the shareholder countries:
Term deposits	3,263.7	3,121.8	3,672.1
Loans and lines of credit	46.7	26.6	12.3
Bonds	349.8	450.6	641.1

	3,660.2	3,599.0	4,325.5
Outside the shareholder countries:
Deposits, acceptances and advances, commercial paper and repurchase agreements	2,936.5	3,174.9	1,977.1
Loans and lines of credit	1,576.2	1,346.2	1,109.3
Bonds	10,622.6	8,601.7	6,882.1

	15,135.3	13,122.8	9,968.5

	18,795.5	16,721.8	14,294.0
Variation effect between spot and original FX rate	60.3	111.6	18.9

Fair value adjustments on hedging activities	165.8	597.4	587.0

Total	19,021.6	17,430.8	14,899.9

Maturity of Funded Debt

The breakdown of our outstanding funded debt, by instrument and maturity, at each of the dates indicated below was as follows:

	At December 31,
	2013	2012	2011
	(in U.S.$ millions)
Term deposits:
Up to 1 year	3,263.7	3,121.8	3,672.1
Acceptances, advances and commercial paper and repurchase agreements:
Up to 1 year	2,936.5	3,174.9	1,977,1
Loans and lines of credit:
Up to 1 year	467.8	103.0	131.5
Between 1 and 3 years	479.7	703.6	464.1
Between 3 and 5 years	261.1	258.6	259.5
More than 5 years	414.3	307.7	266.4

	1,622.9	1,372.9	1,121.5
Bonds:
Up to 1 year	942.4	763.7	738.3
Between 1 and 3 years	2,826.7	2,011.2	1,296.9
Between 3 and 5 years	2,203.9	2,037.0	2,096.0
More than 5 years	4,999.4	4,240.4	3,352.0

	10,972.4	9,052.3	7,483.2

	At December 31,
	2013	2012	2011
	(in U.S.$ millions)
Totals:
Up to 1 year	7,610.4	7,163.4	6,519.0
Between 1 and 3 years	3,306.4	2,714.8	1,761.1
Between 3 and 5 years	2,465.0	2,295.6	2,355.5
More than 5 years	5,413.7	4,548.1	3,618.4

	18,795.5	16,721.9	14,254.0
Variation effect between spot and original FX rate	60.3	111.6	18.9
Fair value adjustments on hedging activities	165.8	597.4	587.0

Total	19,021.6	17,430.9	14,859.9

Our borrowings are primarily U.S. dollar-based: 69.7% of our total borrowings, or 99.61% of borrowings after swaps, were denominated in U.S. dollars at December 31, 2013. The principal amount of non-U.S. dollar borrowings outstanding at December 31, 2013 included 1,909 million Euros, 55,000 million Yen, 2,605 million Swiss Francs, 1.2 million Canadian Dollars, 333,730 million Colombian Pesos, 2,995 million Hong Kong Dollars, 1,317 million Mexican Pesos, 393 million Peruvian Nuevos Soles, and 600 million Chinese Yuan; all of these non-U.S. dollar borrowings are swapped or otherwise hedged into U.S. dollars.

DEBT RECORD

We have never defaulted on the payment of principal of, or premium or interest on, any debt security we have issued, and we have always met all of our debt obligations on a timely basis.

ASSET AND LIABILITY MANAGEMENT

We reduce our sensitivity to interest rate risk by extending our loans on a floating rather than a fixed interest rate basis. As a result, at December 31, 2013, 99.4% of our outstanding loans were based on LIBOR and subject to interest rate adjustments at least every six months. The liabilities that fund these loans are also contracted at, or swapped into, floating interest rates. When we make loans at fixed interest rates, we also obtain the corresponding funding on a fixed interest rate basis.

We require that counterparties with which we enter into swap agreements be rated “A+/A1” or better by two U.S. nationally recognized statistical rating organizations or have signed a credit support agreement (resulting in the corresponding exchange of collateral), at the time of entering into the swap agreement. At December 31, 2013, we were party to swap agreements with an aggregate notional amount of $11.0 billion.

We seek, to the extent possible under prevailing market conditions, to match the maturities of our liabilities to the maturities of our loan portfolio. At December 31, 2013, the weighted average life of our financial assets was 4.3 years and the weighted average life of our financial liabilities was 4.5 years. Based on our asset and liability structure at December 31, 2013, we have a positive cumulative gap over a 10 year horizon. This positive gap denotes asset sensitivity, which means that decreases in the general level of interest rates should have a negative effect on our net financial income and, conversely, increases in the general level of interest rates should have a positive effect on our net financial income.

Our management expects the weighted average life of our financial assets to increase gradually, as we make more long-term loans for infrastructure development and similar purposes. At the same time, our management expects that the weighted average life of our liabilities will also increase as a result of our strategy of increasing our presence in the international long-term bond market as market conditions permit.

At December 31, 2013, approximately 99.8% of our assets and 69.9% of our liabilities were denominated in U.S. dollars, with the remainder of our liabilities being denominated principally in Euro, Yen, Hong Kong Dollar, Chinese Yuan and Swiss Francs, which liabilities were swapped. After swaps, 99.7% of our liabilities were denominated in U.S. dollars. Generally, funding that is contracted in currencies other than the U.S. dollar is swapped into U.S. dollars. In some cases, we extend our loans in the same non-U.S. dollar currencies as debt is incurred in order to minimize exchange risks. Our shareholders’ equity is denominated entirely in U.S. dollars.

Our treasury asset and liability management involves managing liquidity, funding, interest rate and exchange rate risk arising from non-trading positions through the use of on-balance sheet instruments. Our external asset managers use derivatives to hedge the interest and exchange rate risk exposures of our non-U.S. dollar denominated investments. Our policy is that our total exposure on trade derivatives should not exceed 3% of liquid investments. See “Derivative Instruments and Hedging Activities” (Note 18) in the Notes to the Financial Statements for the years ended December  31, 2013, 2012 and 2011.

ADMINISTRATION

We are governed and administered by the bodies and officials detailed below:

Shareholders’ General Meeting

The shareholders’ general meeting is the ultimate decision-making body within CAF. Shareholders’ general meetings can be ordinary or extraordinary and are governed by the requirement for the presence of a quorum and compliance with other conditions set out in the Constitutive Agreement.

Shareholders’ ordinary general meetings are held once a year, within 90 days of the close of the financial year, and are convened by the Executive President. The shareholders’ ordinary general meeting:

(1) considers the Board of Directors’ annual report and our financial statements, receives the independent auditors’ report and allocates our net income;

(2) constitutes special funds for particular purposes;

(3) elects the Board of Directors according to the Constitutive Agreement;

(4) appoints external auditors;

(5) determines compensation for the Board of Directors and the external auditors; and

(6) may consider any other matter expressly submitted to it which is not within the purview of any other body of CAF.

Shareholders’ extraordinary general meetings may be convened after a call has been made at the initiative of the Board of Directors, or the Executive President, or at least 40% of Series “A” shareholders or any shareholders representing at least 25% of paid-in capital. The shareholders’ extraordinary general meeting may:

(1) increase, reduce or replenish our capital in accordance with the Constitutive Agreement;

(2) dissolve CAF;

(3) change the headquarters of CAF when the Board of Directors so proposes; and

(4) consider any other matter that has been expressly submitted to it that is not within the purview of any other body of CAF.

Resolutions before shareholders’ ordinary general meetings are passed by the votes of at least 60% of Series “A” shareholders, together with a majority of the votes of the other shares represented at the meeting. Resolutions passed at shareholders’ extraordinary general meetings (including a decision to dissolve CAF)

require the votes of 80% of Series “A” shareholders, together with a majority of the votes of the other shares represented at the meeting, except for resolutions concerning modifications to the structure of the Board of Directors in which case an affirmative vote of all Series “A” shareholders is required, together with a majority of the votes of the other shares represented at the meeting. In the event of adjournment for lack of a quorum, which consists of at least 80% of Series “A” shareholders and a simple majority of the other shareholders, at either an ordinary or extraordinary general meeting, two Series “A” shareholders, plus a majority of the other shares represented at the meeting, may deliberate and approve decisions at a reconvened meeting.

Board of Directors

Our Board of Directors is composed of 18 directors, each of whom is elected for a term of three years and may be re-elected. Each of the Series “A” shareholders is represented by one director. Five directors represent the governments or governmental institutions holding Series “B” shares and one director represents the private financial institutions holding Series “B” shares. Holders of Series “C” shares are entitled to elect two directors. In the event of a vacancy in a director position, the corresponding alternate director serves as director until such vacancy has been filled. Responsibilities of our Board of Directors include:

(1) establishing and directing our credit and economic policies;

(2) approving our budget;

(3) approving our borrowing limits;

(4) approving credits granted by us in excess of a specified limit;

(5) establishing or modifying internal regulations; and

(6) appointing the Executive President.

All of our directors are non-executive. As of the date of this prospectus, the composition of the Board of Directors was as follows:

Directors (and their Alternates) representing Series “A” shareholders:

Argentina	Axel Kicillof (Julio Miguel De Vido)	Minister of Economics and Public Finance (Minister of Federal Planning, Public Investments and Services)
Bolivia	Elba Viviana Caro Hinojosa (Harley Rodríguez Téllez)	Minister of Development Planning (Vice Minister of Public Investment and External Financing)
Brazil	Miriam Belchior (João Ghilherme Rochas Machado)	Minister of Planning, Budget and Process (Secretary of International Affairs from the Ministry of Planning, Budget and Process)
Colombia	Mauricio Cardenas (Santiago Rojas)	Minister of Treasury and Public Credit (Minister of Commerce, Industry and Tourism)
Ecuador	María Soledad Barrera	President of the Board of Directors of Corporación Financiera Nacional
	(Xavier Reyes)	(Sub-General Manager of Corporación Financiera Nacional)
Panama	Frank De Lima (Darío Espinosa)	Minister of Economics and Finance (Vice Minister of Finance)
Paraguay	German Rojas (Daniel Correa)	Minister of Treasury (Vice Minister of Economy)
Peru	Luis Miguel Castilla Rubio (Carlos Augusto Oliva Neyra)	Minister of Economy and Finance (Vice Minister of Treasury)
Uruguay	Mario Bergara (Alberto Graña)	Minister of Economy and Finance (President of Banco Central del Uruguay)
Venezuela	Rodolfo Marco Torres	Minister of the Popular Power of Economy, Finance and Public Banking
	(Simon Alejandro Zerpa Delgado)	(President of Banco de Desarrollo Económico y Social of Venezuela - BANDES)
Directors (and their Alternates) representing Series “B” shareholders:

Bolivia	Luis Alberto Arce	Minister of Economy and Finance
	(Roger Edwin Rojas Ulo)	(Vice Minister of Treasury and Public Credit)
Colombia	José Dario Uribe	General Manager of Banco de la República
	(Tatiana Orozco)	(General Director of the National Planning Department)
Ecuador	Fausto Herrera	Minister of Finance
	(Mateo Villalba)	(President of the Board of Directors of Banco Central del Ecuador)
Peru	José Luis Ramos	General Manager of Corporación Financiera de Desarrollo (COFIDE)
	(José Gasha)	(Vice Minister of Economy)
Venezuela	Simón Alejandro Zerpa Delgado	President of Banco de Desarrollo Económico y Social of Venezuela - BANDES
	(Santiago Arando Lazo)	(Executive Vice President of Banco de Desarrollo Económico y Social of Venezuela - BANDES)
Private Financial Institutions	Efraín Enrique Forero Fonseca	President of Banco Davivienda de Colombia
	(Francisco Ortega)	(President of the Board of Directors of Banco del Pacífico S.A. del Ecuador)

The directors representing the Series “C” shareholders are Luis de Guindos Jurado, Minister of Economy and Competitiveness for Spain and Luis Videgaray, Secretary of Treasury and Public Credit for Mexico. Their alternates are Simón Lizardo Mezquita, Minister of Treasury for the Dominican Republic, and Eduardo Bitran Colodro, Executive Vice President of Corporación de Fomento de la Producción for Chile, respectively.

The business address of each of the directors and each of the alternate directors listed above is Torre CAF, Piso 9, Avenida Luis Roche, Altamira, Caracas, Venezuela.

Our Board of Directors annually elects a Chairman to preside over the meetings of the Board of Directors and the shareholders’ general meeting. Mario Bergara is the current Chairman until March 31, 2015.

Executive Committee

The Board of Directors delegates certain functions, including credit approvals within specified limits, to the Executive Committee. This Committee is composed of one director from each full member shareholder country, plus one director representing all of the Series “C” shareholders, and CAF’s Executive President, who presides over the Committee unless the Chairman of the Board of Directors is part of the Committee, in which case he or she will preside.

Executive President

The Executive President is our legal representative and chief executive officer. He is empowered to decide all matters not expressly reserved to the shareholders’ general meeting, the Board of Directors or the Executive Committee. The Executive President is elected by the Board of Directors for a period of five years and may be re-elected.

Our Executive President, L. Enrique García, was re-elected in November 2011 for a fifth five-year term that will expire in December 2016. Before becoming our Executive President in November 1991, Mr. García was Minister of Planning and Coordination and Head of the Economic and Social Cabinet in his native Bolivia. Between 1989 and 1991, he represented Bolivia as Governor to the World Bank, the Inter-American Development Bank (“IADB”) and as a member of the Development Committee of the World Bank. He was also Chairman of the Board of Directors of CAF from 1990 to 1991. Previously, Mr. García held senior positions during a 17 year tenure at the IADB, including Treasurer.

Officers

L. Enrique García	Executive President and Chief Executive Officer
Luis Enrique Berrizbeitia	Executive Vice President
Lilliana Canale	Corporate Vice President of Country Programs
Antonio Juan Sosa	Corporate Vice President of Infrastructure
Gustavo Ardila	Corporate Vice President of Productive and Financial Sector
Hamilton Moss de Souza	Corporate Vice President of Energy
Luis Enrique Berrizbeitia	Corporate Vice President of Development Strategies and Public Policies (acting)
Hugo Sarmiento Kohlenberger	Corporate Vice President of Finance and Chief Financial Officer
José Carrera	Corporate Vice President of Social and Environmental Development
Ricardo Sigwald	General Counsel
Marcelo Zalles	Controller

Employees

At December 31, 2013, we employed 431 professionals and 111 support staff. The senior positions of Executive Vice President, Vice President of Finance, Vice President of Country Programs, Vice President of

Infrastructure, Vice President of Productive and Financial Sectors, Vice President of Development Strategies and Public Policies, Vice President of Social and Environmental Development, and Vice President of Energy are appointed by the Executive President, subject to ratification by the Board of Directors.

Our management believes that the salaries and other benefits of our professional staff are competitive and that the local support staff is paid at levels above the prevailing local rates. Although we are not subject to local labor laws, we provide our employees with benefits and safeguards at least equivalent to those required under the law of the country where they normally work and reside. We offer technical and professional training opportunities through courses and seminars for our employees. Management considers its relationship with CAF’s employees to be good. There is no employee union and there have been no strikes in the history of CAF.

THE FULL MEMBER SHAREHOLDER COUNTRIES

Certain of the following information has been extracted from publicly available sources. We have not independently verified this information.

The region occupied by the full member shareholder countries is bordered by the Atlantic Ocean on the east, the Caribbean Sea on the north and the Pacific Ocean on the west, and covers approximately 13.245 million square kilometers in South America (approximately 74% of the South American continent).

Selected Demographic and Economic Data*

The following table presents selected demographic and economic data for the full member shareholder countries for the years indicated:

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela
Population (in millions)(1)
2013	41.5	11.0	199.9	47.2	14.9	3.7	6.8	30.9	3.4	30.0
2012	41.1	10.3	198.4	47.7	14.8	3.8	6.7	29.9	3.4	29.9
2011	41.1	10.2	197.1	46.9	13.9	3.6	6.6	29.8	3.4	29.5
2010	40.7	10.0	195.5	46.3	13.8	3.5	6.5	29.5	3.4	29.0
2009	40.3	9.9	193.8	45.7	13.6	3.5	6.3	29.2	3.4	28.6
Life expectancy at birth (years)(2)
2013	76.0	67.0	73.2	73.8	75.6	76.3	72.4	74.0	77.0	74.5
2012	76.0	67.0	73.2	73.8	75.6	76.3	72.4	74.0	77.0	74.5
2011	76.0	67.0	73.2	73.8	75.6	76.3	72.4	74.0	77.0	74.5
2010	76.0	67.0	73.2	73.8	75.6	76.3	72.4	74.0	77.0	74.5
2009	75.5	66.0	72.6	73.2	75.3	76.7	n.a	73.5	76.1	73.7

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela
GDP (U.S.$) in millions)(3)
2013	488,213	29,802	2,247,745	381,822	94,144	40,329	28,333	206,542	56,345	373,978
2012	475,211	27,232	2,247,745	369,789	87,502	35,938	24,937	199,591	49,920	381,286
2011	444,605	24,121	2,474,636	336,346	79,780	31,320	24,140	176,550	46,435	316,482
2010	367,561	19,786	2,142,905	287,018	69,555	27,053	20,674	153,811	38,846	295,591
2009	305,769	17,464	1,622,311	233,822	62,520	24,163	15,934	126,953	30,229	329,419
GDP per capita (U.S.$)(3)
2013	11,766.4	2,700.2	11,310.8	8,097.8	5,968.0	10,838.7	4,169.7	6,674.3	16,609.1	12,472.1
2012	11,582.4	2,514.3	11,437.3	7,935.7	5,637.6	9,832.6	3,734.4	6,549.6	14,766.8	12,917.5
2011	10,958.9	2,269.3	12,693.8	7,303.6	5,225.8	8,723.4	3,678.7	5,883.1	13,784.5	10,886.0
2010	9,162.2	1,897.7	11,088.6	6,306.4	4,633.2	7,670.5	3,204.8	5,204.8	11,573.1	10,324.0
2009	7,707.9	1,707.6	8,472.4	5,198.6	4,241.9	6,974.4	2,512.8	4,362.4	9,037.3	11,688.7
Gross reserves (excluding gold) (U.S.$ in millions)(4)
2013	30,599.0	14,250.0	358,808.0	37,870.7	4,360.5	2,707.5	5,820.0	65,710.0	16,281.0	21,478.0
2012	39,920.3	13,926.7	373,147.0	37,466.6	2,482.0	2,626.2	4,556.6	63,991.0	13,566.0	29,890.0
2011	43,226.8	12,018.5	352,012.0	32,300.4	2,957.6	3,661.5	4,950.1	48,816.0	10,302.0	29,892.0
2010	49,734.0	9,730.0	288,575.0	28,452.0	2,951.0	4,052.0	4,137.0	44,105.0	7,744.0	30,332.0
2009	46,093.0	8,581.0	238,520.0	25,356.0	3,792.0	4,400.0	3,839.0	33,136.0	7,987.0	35,830.0
Customer price index growth(4)
2013	11.0%	6.5%	5.8%	1.9%	2.9%	3.9%	4.4%	2.9%	8.5%	53.3%
2012	10.8%	4.5%	5.8%	2.4%	4.6%	4.6%	4.0%	2.6%	7.5%	19.5%
2011	9.5%	6.9%	6.5%	3.7%	5.4%	6.3%	4.9%	4.7%	8.6%	28.9%
2010	10.9%	7.2%	5.9%	3.2%	3.6%	4.9%	7.2%	2.1%	6.9%	27.4%
2009	7.7%	0.3%	4.2%	2.0%	4.4%	1.9%	1.9%	0.2%	5.9%	27.0%

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela
Exports of Goods (f.o.b.) (U.S.$ in millions)(5)
2013	84,453.2	11,582.8	242,200.0	59,934.4	26,381.3	28,784.7	13,515.0	42,954.0	10,352.8	89,800.0
2012	81,205.0	11,107.0	242,580.0	61,637.2	24,837.7	27,790.5	8,802.0	45,639.5	14,766.9	97,340.0
2011	83,950.0	8,331.9	256,040.0	57,739.1	23,105.0	24,109.1	10,658.0	46,268.0	7,911.8	92,811.0
2010	68,500.0	6,390.0	201,915.0	40,777.0	17,826.0	18,750.0	8,520.0	35,565.0	8,061.0	65,786.0
2009	55,669.0	4,848.0	152,995.0	34,025.0	14,286.0	16,652.0	5,805.0	26,962.0	6,408.0	57,595.0

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela
Import of Goods (f.o.b.) (U.S.$ in millions)(5)
2013	71,463.7	9,218.5	239,600.0	56,929.7	26,852.4	28,511.5	12,214.0	42,994.0	12,094.8	54,600.0
2012	65,563.0	8,269.0	223,142.0	55,632.8	24,737.3	28,483.0	11,693.0	41,112.7	12,217.0	59,339.0
2011	73,936.5	7,664.2	226,243.0	52,152.4	23,239.0	26,329.1	11,935.9	36,967.0	10,166.6	46,813.0
2010	53,810.0	5,380.0	181,648.0	38,628.0	18,855.0	19,882.0	9,916.0	28,815.0	9,916.0	38,613.0
2009	38,781.0	4,377.0	127,722.0	31,479.0	14,213.0	15,446.0	6,836.0	21,011.0	6,836.0	38,442.0
Unemployment Rate
2013	7.4%	5.8%	5.3%	9.8%	4.9%	4.1%	6.5%	6.7%	6.7%	8.0%
2012	7.2%	5.9%	5.7%	10.4%	4.6%	4.2%	6.9%	6.7%	6.1%	7.5%
2011	7.2%	6.0%	6.0%	10.8%	5.1%	4.7%	0.7%	7.0%	6.0%	7.8%
2010	7.8%	6.5%	6.7%	11.8%	7.6%	6.8%	7.2%	7.2%	6.8%	8.5%
2009	8.6%	7.9%	8.1%	12.0%	8.5%	6.9%	8.2%	7.9%	7.3%	7.9%

*	Sources: Official government sources (including but not limited to the ministries of finance of the full member shareholder countries). In February 2013, the International Monetary Fund issued a declaration of censure against Argentina concerning the quality of reported data.
(1)	This information is extracted from the World Bank’s World Development Indicators (WDI) and the Statistical Year Book 2013 of Economic Commission for Latin America and Caribbean (ECLAC).
(2)	At December 31.
(3)	Source: IMF database April 2014
(4)	End of period.
(5)	Free on Board.

DESCRIPTION OF THE DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities being offered and the extent to which such general provisions may apply will be described in a prospectus supplement relating to such debt securities.

The debt securities will be issued pursuant to a fiscal agency agreement, dated as of March 17, 1998, between CAF and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank), as fiscal agent. The following statements briefly summarize some of the terms of the debt securities and the fiscal agency agreement (a copy of which has been filed as an exhibit to the registration statement). These statements do not purport to be complete and are qualified in their entirety by reference to all provisions of the fiscal agency agreement and such debt securities.

General

The debt securities will constitute our direct, unconditional, unsecured and general obligations. The debt securities will rank equally with all of our other unsecured Indebtedness. “Indebtedness” means all of our indebtedness in respect of monies borrowed by us and guarantees given by us for monies borrowed by others.

The accompanying prospectus supplement will describe the following terms of the debt securities, as applicable:

(1)	the title;

(2)	the price or prices at which we will issue the debt securities;

(3)	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

(4)	the currency or currency units for which the debt securities may be purchased and in which payments of principal and interest will be made;

(5)	the date or dates on which principal and interest will be payable;

(6)	the rate or rates at which any of the debt securities will bear interest, the date or dates from which any interest will accrue, and the record dates and interest payment dates;

(7)	the place or places where principal and interest payments will be made;

(8)	the time and price limitations on redemption of the debt securities;

(9)	our obligation, if any, to redeem or purchase the debt securities at the option of the holder;

(10)	the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000;

(11)	if the amount of principal or interest on any of the debt securities is determinable according to an index or a formula, the manner in which such amounts will be determined;

(12)	whether and under what circumstances we will issue the debt securities as global debt securities; and

(13)	any other specific terms of the debt securities.

Certain debt securities will be treated for United States federal income tax purposes as original issue discount notes (“Discount Notes”) if the excess of the debt security’s “stated redemption price at maturity” over its issue price is more than a “de minimis amount” (as defined for United States federal income tax purposes). If applicable, the prospectus supplement will describe the United States federal income tax consequences of the ownership of Discount Notes and any special rules regarding debt securities.

Denominations, Registration and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the holder, subject to the terms of the fiscal agency agreement and the limitations applicable to global debt securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Debt securities may be presented for exchange and for registration of transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and as summarized in the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the terms of the debt securities.

If any definitive notes are issued and at that time the notes are listed on the Luxembourg Stock Exchange, we will appoint a transfer agent in Luxembourg, which we anticipate being the same entity that serves as our Luxembourg paying agent. In such circumstances, transfers or exchanges of any definitive notes may be made at the office of our Luxembourg transfer agent (in addition to the corporate trust office of the fiscal agent).

Global Debt Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global debt securities that will have an aggregate principal amount equal to that of the debt securities they represent. If applicable, each global debt security will be:

(1)	registered in the name of a depositary or its nominee identified in the prospectus supplement;

(2)	deposited with the depositary or nominee or the depositary’s custodian; and

(3)	printed with a legend regarding the restrictions on exchanges and registration of transfer of the security, and any other matters required by the fiscal agency agreement and the terms of the debt securities and summarized in the prospectus supplement.

Payment and Paying Agent

Unless otherwise indicated in the prospectus supplement, we will make payments of principal and interest on debt securities:

(1)	through the fiscal agent;

(2)	to the person in whose name the debt securities are registered at the close of business on the regular record date for the payments; and

(3)	at the office of the paying agent or agents designated by us; unless

•	at our option, payment is mailed to the registered holder, or

•	at the request of a registered holder of more than $1,000,000 principal amount of the securities, payment is made by wire transfer.

Unless otherwise indicated in the prospectus supplement, our sole paying agent for payments on the debt securities will be the corporate trust office of the fiscal agent in The City of New York.

Any monies we pay to our fiscal agent or any paying agent for the payment of the principal of or interest on any debt securities that remains unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to us by such agent. Upon such repayment, all liability of our fiscal agent or any paying agent with respect to such monies shall thereupon cease, without, however, limiting in any way our unconditional obligation to pay principal of or any interest on the debt securities when due.

Negative Pledge

As long as any of the debt securities are outstanding and unpaid, but only up to the time amounts sufficient for payment of all principal and interest have been placed at the disposal of the fiscal agent, we will not cause or permit to be created on any of our property or assets any mortgage, pledge or other lien or charge as security for any bonds, notes or other evidences of indebtedness heretofore or hereafter issued, assumed or guaranteed by us for money borrowed (other than purchase money mortgages, pledges or liens on property purchased by us as security for all or part of the purchase price thereof), unless the debt securities are secured by such mortgage, pledge or other lien or charge equally and ratably with such other bonds, notes or evidences of indebtedness.

Default; Acceleration of Maturity

Each of the following will constitute an “event of default” with respect to the debt securities of any series:

(1)	a failure to pay any principal of or interest on any debt securities of that series when due and the continuance of the failure for 30 days;

(2)	a failure to perform or observe any material obligation under or in respect of any debt securities of that series or the fiscal agency agreement and the continuance of the failure for a period of 90 days after written notice of the failure has been delivered to CAF and to the fiscal agent by the holder of any debt security of that series;

(3)	a failure to pay any amount in excess of $20,000,000 (or its equivalent in any other currency or currencies) of principal or interest or premium in respect of any indebtedness incurred, assumed or guaranteed by CAF as and when such amount becomes due and payable and the continuance of the failure until the expiration of any applicable grace period or 30 days, whichever is longer; or

(4)	the acceleration of any indebtedness incurred or assumed by CAF with an aggregate principal amount in excess of $20,000,000 (or its equivalent in any other currency or currencies) by any holder or holders thereof.

If an event of default occurs with respect to the debt securities of any series at the time outstanding, each holder of any debt security of that series may, by written notice to CAF and the fiscal agent, declare the principal of and any accrued interest on all the debt securities of that series held by it to be, and the principal and accrued interest shall thereupon become, immediately due and payable, unless prior to receipt of the notice by CAF all events of default in respect of such series of debt securities are cured. If all the events of default are cured following the declaration, the declaration may be rescinded by any such holder with respect to the previously accelerated series of debt securities upon delivery of written notice of the rescission to CAF and the fiscal agent.

Additional Payments by CAF

All amounts payable (whether in respect of principal, interest or otherwise) in respect of the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any of the full member shareholder countries or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, we will pay such additional amounts as may be necessary in order that the net amounts receivable by the holder of debt securities of any series after the withholding or deduction will equal the respective amounts that would have been receivable by the holder in the absence of the withholding or deduction, except that no additional amounts will be payable in relation to any payment in respect of any debt security:

(1)	to, or to a third party on behalf of, a holder of a debt security of any series who is liable for such taxes, duties, assessments or governmental charges in respect of such debt security by reason of his having some connection with any of the full member shareholder countries other than the mere holding of the debt security; or

(2)	presented for payment more than 30 days after the “Relevant Date” (as defined in the next paragraph), except to the extent that the relevant holder would have been entitled to the additional amounts on presenting the same for payment on the expiry of the period of 30 days.

As used in this prospectus, the “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the fiscal agent on or prior to the due date, it means the first date on which, the full amount of the moneys having been so received and being available for payment to holders of debt securities of any series, notice to that effect will have been duly published as set forth below under “— Notices”.

Modification and Amendment

Each and every holder of the debt securities in a series must consent to any amendment of a provision of the debt securities or the fiscal agency agreement that would:

(1)	change the due date of the principal of or interest on any series of debt securities; or

(2)	reduce the principal amount, interest rate or amount payable upon acceleration of the due date of the debt securities of a series; or

(3)	change the currency or place of payment of principal of or interest on the debt securities of a series; or

(4)	reduce the proportion of the principal amount of the debt securities of a series that must be held by any of the holders to vote to amend or supplement the terms of the fiscal agency agreement or the debt securities; or

(5)	change our obligation to pay additional amounts.

We may, however, with the written consent of the holders of 66 2/3% of the principal amount of the debt securities of a series, modify any of the other terms or provisions of the debt securities of that series or the fiscal agency agreement (as it applies to that series). Also, we and the fiscal agent may, without the consent of the holders of the debt securities of a series, modify any of the terms and conditions of the fiscal agency agreement and the debt securities of that series, for the purpose of:

(1)	adding to our covenants for the benefit of the holders of the debt securities; or

(2)	surrendering any right or power conferred on CAF; or

(3)	securing the debt securities of that series; or

(4)	curing any ambiguity or correcting or supplementing any defective provision of the fiscal agency agreement or the debt securities; or

(5)	for any purpose that we and the fiscal agent may consider necessary or desirable that does not adversely affect the interests of the holders of the debt securities of that series in any material respect.

Notices

All notices will be delivered in writing to each holder of the debt securities of any series. If at the time of such notice the debt securities of a series are represented by global debt securities, the notice shall be delivered to the applicable depositary for such securities and shall be deemed to have been given three business days after delivery to such depositary. If at the time of the notice the debt securities of a series are not represented by global debt securities, the notice shall be delivered to the registered holders of the debt securities of the series and in that case shall be deemed to have been given three business days after the mailing of the notice by first class mail.

Further Issues

We may from time to time without the consent of holders of the debt securities create and issue further debt securities so as to form a single series with an outstanding series of debt securities, provided that any new debt securities would be treated as fungible with the original debt securities for United States federal income tax purposes.

Governing Law; Submission to Jurisdiction; Waiver of Immunity

The debt securities are governed by, and shall be construed in accordance with, the laws of the State of New York. We will accept the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the debt securities that may be instituted by any holder of a debt security. We will appoint CT Corporation in The City of New York as our authorized agent upon which process in any such action may be served. We will irrevocably waive any immunity to which we might otherwise be entitled in any action arising out of or based on the debt securities brought in any state or federal court in the Borough of Manhattan, The City of New York. CT Corporation will not be an agent for service of process for actions brought under the United States securities laws, and our waiver of immunity will not extend to such actions.

DESCRIPTION OF THE GUARANTEES

From time to time we may issue under this prospectus and applicable prospectus supplement guarantees for the benefit of holders of specified securities of third parties. The issuers of the underlying securities may or may not be affiliated with us. A holder of a primary security will also have the benefit of our guarantee related to the primary security.

The terms and conditions of any guarantee will vary with the terms and conditions of the underlying securities. A complete description of the terms and conditions of any guarantee issued pursuant to this prospectus will be set forth in the prospectus supplement for the issue of the guarantees.

We may provide guarantees with respect to the certain obligations of an issuer under its securities, including without limitation:

•	payment of any accrued and unpaid distributions which are required to be paid under the terms of the securities;

•	payment of the redemption price of the securities, including all accrued and unpaid distributions to the date of the redemption;

•	payment of any accrued and unpaid interest payments, or payment of any premium which are required to be made on the securities; and

•	any obligation of the issuer pursuant to a warrant, option or other rights.

Unless otherwise specified in the applicable prospectus supplement, guarantees issued under this prospectus will rank equally with all of our other unsecured general debt obligations, and will be governed by the laws of the State of New York.

TAXATION

Full Member Shareholder Country Taxation

Under the terms of the Constitutive Agreement, we are exempt from all types of taxes levied by each of the full member shareholder countries on our income, property and other assets, and on operations we carry out in accordance with that treaty, and we are exempt from all liability related to the payment, retention or collection of any taxes, contributions or tariffs.

Payments of principal and interest in respect of the debt securities to a non-resident of the full member shareholder countries will therefore not be subject to taxation in any of the full member shareholder countries, nor will any withholding for tax of any of the full member shareholder countries be required on any such payments to any holder of debt securities. In the event of the imposition of withholding taxes by any of the full member shareholder countries, we have undertaken to pay additional amounts in respect of any payments subject to such withholding, subject to certain exceptions, as described under “Description of the Debt Securities — Additional Payments by CAF”.

United States Taxation

This section describes the material United States federal income tax consequences of owning the debt securities we are offering. It is the opinion of Sullivan & Cromwell LLP, our counsel. It applies to you only if you acquire debt securities in the offering at the offering price and you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate risks,

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells debt securities as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion deals only with debt securities that are due to mature within 30 years from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement.

This discussion assumes that the debt securities will be issued at par (or with original issue discount that is less than the applicable de minimis threshold) and that all principal and interest payments on the debt securities will be denominated in United States dollars. This discussion also assumes that the principal and interest payments on the debt securities are not subject to contingencies. The United States federal income tax consequences of owning Discount Notes (as defined in “Description of the Debt Securities — General” above), debt securities denominated in a currency other than United States dollars and/or debt securities subject to contingencies will be discussed in an applicable prospectus supplement.

If a partnership holds the debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the debt securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities.

If you purchase debt securities at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation or an entity treated as a domestic corporation for purposes of the Internal Revenue Code,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest. You will be taxed on interest on your debt security as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid by us on the debt securities is income from sources outside the United States for purposes of the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit.

Purchase, Sale and Retirement of the Debt Securities. Your tax basis in your debt security generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your debt securities equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your debt securities. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

Medicare Tax. A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a debt security and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security, interest on a debt security paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both

•	have an office or other fixed place of business in the United States to which the interest is attributable and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States, or are a corporation with a principal business of trading in stocks and securities for its own account.

Purchase, Sale, Retirement and Other Disposition of the Debt Securities. If you are a United States alien holder of a debt security, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the debt securities.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a debt security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a debt security effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by us or another non-United States payor and

•	other payments of principal and interest and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of a debt security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a debt security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a debt security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents, which agents may be affiliated with us. Any such underwriter or agent involved in the offer and sale of the securities will be named in the accompanying prospectus supplement.

We may sell our guarantees separately from our debt securities to guarantee certain obligations associated with the securities of third party issuers. In such cases, we may sell the guarantees in the same transaction as the sale of the underlying security or we may sell the guarantee independently to guarantee the obligations of outstanding securities of third party issuers.

Sales of securities offered pursuant to any prospectus supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers of securities for whom they may act as agent.

CAF may offer the securities of any series to present holders of other securities of CAF as consideration for the purchase or exchange by CAF of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Any underwriting compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts, concessions or commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with CAF, to several indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the prospectus supplement, each series of securities will be a new issue with no established trading market. We may elect to list any series of securities on any exchange, but we are not obligated to do so.

One or more underwriters may make a market in a series of securities, but they will not be obligated to do so and may discontinue any market making at any time without notice. Neither we nor any underwriter can give assurances as to the liquidity of the trading market for the securities.

Certain of the underwriters, agents and their affiliates may be customers of, engage in transactions with and perform services for CAF in the ordinary course of business, for which they received or will receive customary fees and expenses.

VALIDITY OF THE DEBT SECURITIES

In connection with particular offerings of the debt securities in the future, and if stated in the applicable prospectus supplements, the validity of those debt securities will be passed upon for us by Sullivan & Cromwell LLP, Washington, D.C., and for any underwriters or agents by counsel named in the applicable prospectus supplement. Sullivan & Cromwell LLP and counsel to the underwriters or agents may rely as to certain matters on the opinion of our General Counsel.

VALIDITY OF THE GUARANTEES

The validity of the guarantees will be passed upon for us by counsel to be named in the applicable prospectus supplement. The validity of the guarantees will be passed upon for the underwriters by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements included in this Prospectus and management’s assertion that CAF maintained effective internal control over financial reporting, have been audited by Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, independent auditors, as stated in their reports appearing herein. Such financial statements are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States of America is Puglisi & Associates. The address of the authorized representative in the United States is 850 Library Avenue, Suite  204, Newark, Delaware 19711.

WHERE YOU CAN FIND MORE INFORMATION

This registration statement of which the prospectus forms a part, including its various exhibits, is available to the public over the internet at the SEC’s website: http://www.sec.gov. You may also read and copy these documents at the Securities and Exchange Commission’s Public Reference Room, at the following address:

SEC Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about how to access the documents we have filed with it.

The information set forth herein, except the information appearing in the section entitled “The Full Member Shareholder Countries”, is stated on the authority of the Executive President of CAF, in his duly authorized capacity as Executive President.

CORPORACIÓN ANDINA DE FOMENTO

By:	/S/ L. ENRIQUE GARCÍA
Name: L. Enrique García
Title: Executive President

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Management’s Report on the Effectiveness of Internal Control over Financial Reporting

The Management of Corporación Andina de Fomento (CAF) is responsible for establishing and maintaining effective internal control over financial reporting in CAF. Management has evaluated CAF’s internal control over financial reporting as of December 31, 2013, based on the criteria for effective internal control determined in the Internal Control-Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

CAF’s internal control over financial reporting is a process effected by those in charge of governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with U.S. generally accepted accounting principles. An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Management has assessed the effectiveness of CAF’s internal control over financial reporting as of December 31, 2013. Based on this assessment, CAF’s Management concluded that CAF’s internal control over financial reporting was effective as of December 31, 2013.

There are inherent limitations in the effectiveness of any internal control system, including the possibility of human error and the deception or overriding of controls. Accordingly, even an effective internal control can provide only reasonable assurance with respect to financial statement preparation. Furthermore, because of changes in conditions, the effectiveness of internal control may vary over time.

Torre CAF, Av. Luis Roche, Altamira, Caracas, Venezuela. Telf. +58 (212) 209 2111 www.caf.com

CAF’s financial statements as of December 31, 2013, have been audited by an independent accounting firm, which has also issued an attestation report on management’s assertion on the effectiveness of CAF’s internal control over financial reporting. The attestation report, which is included in this document, expresses an unmodified opinion on management’s assertion on the effectiveness of CAF’s internal control over financial reporting as of December 31, 2013.

/s/ L. Enrique Garcia	/s/ Hugo Sarmiento K.
Executive President and Chief Executive Officer	Corporate Vice President, Chief Financial Officer

/s/ Marcos Subía G.
Director, Accounting and Budget

January 31, 2014

Lara Marambio & Asociados
RIF J-00327665-0
Torre Corp Banca, piso 21 Av. Blandín, La Castellana
Caracas 1060 - Venezuela

Telf: +58 (212) 206 8501 Fax: +58 (212) 206 8870 www.deloitte.com/ve

Independent Auditors’ Report on Management’s Assertion on

Effectiveness of Internal Control over Financial Reporting

To the Board of Directors and Stockholders of

Corporación Andina de Fomento (CAF)

We have audited management’s assertion, included in the accompanying Management’s Report on the Effectiveness of Internal Control Over Financial Reporting, that Corporación Andina de Fomento (CAF) maintained effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). CAF’s management is responsible for maintaining effective internal control over financial reporting and for its assertion of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on the Effectiveness of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on management’s assertion based on our audit.

We conducted our audit in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

An entity’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

www.deloitte.com/ve

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected and corrected on a timely basis. Also, projections of any evaluation of effectiveness of the internal control over financial reporting to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assertion that CAF maintained effective internal control over financial reporting as of December 31, 2013 is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with auditing standards generally accepted in the United States of America, the financial statements as of and for the year ended December 31, 2013 of CAF and our report dated January 31, 2014 expressed an unmodified opinion on those financial statements.

/s/ Deloitte

January 31, 2014

Caracas - Venezuela

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

Independent Auditors’ Report

To the Board of Directors and Stockholders of

Corporación Andina de Fomento (CAF)

We have audited the accompanying financial statements of Corporación Andina de Fomento (CAF), which comprise the balance sheets as of December 31, 2013, 2012 and 2011, and the related statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corporación Andina de Fomento (CAF) as of December 31, 2013, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Management’s Assertion on Effectiveness of Internal Control over Financial Reporting

We have also audited, in accordance with attestation standards established by the American Institute of Certified Public Accountants, management's assertion that CAF maintained effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated January 31, 2014 expressed an unmodified opinion on the Management's assertion on effectiveness of internal control over financial reporting.

/s/ Deloitte

January 31, 2014

Caracas - Venezuela

CORPORACIÓN ANDIN A DE FOMENTO (CAF)

Balance Sheets

December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

	NOTES	2013	2012	2011
ASSETS
Cash and due from banks	2	230,051	141,720	256,797
Deposits with banks	2	1,462,208	1,490,049	1,543,885

Cash and deposits with banks		1,692,259	1,631,769	1,800,682

Marketable securities:
Trading	4 and 19	5,831,244	5,453,137	3,760,325
Other investments	3	781,219	100,910	95,211
Loans (US$ 48,358, US$ 72,354 and US$ 64,811 at fair value as of December 31, 2013 and 2012)	5 and 19	18,003,271	16,355,410	14,980,744
Less loan commissions, net of origination costs		80,373	76,837	77,033
Less allowance for loan losses	5	38,336	125,799	130,636

Loans, net		17,884,562	16,152,774	14,773,075

Accrued interest and commissions receivable		242,153	216,323	196,316
Equity investments	6	228,385	146,811	111,889
Derivative financial instruments	18 and 19	417,658	772,448	703,264
Property and equipment, net	7	66,909	62,667	46,703
Other assets	8	273,931	281,496	250,470

TOTAL		27,418,320	24,818,335	21,737,935

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	9	3,263,674	3,121,843	3,672,063
Commercial paper	10	2,936,496	3,174,927	1,977,050
Borrowings (US$ 495,947, US$ 341,553 and US$ 356,851 at fair value as of December 31, 2013 and 2012)	11 and 19	1,628,863	1,391,093	1,138,450
Bonds (US$ 10,659,931, US$ 9,595,784 and US$ 7,947,340 at fair value as of December 31, 2013 and 2012)	12 and 19	11,192,501	9,742,852	8,072,328
Accrued interest payable		200,013	180,597	163,561
Derivative financial instruments	18 and 19	182,824	60,067	93,869
Accrued expenses and other liabilities	13	197,400	281,894	269,361

Total liabilities		19,601,771	17,953,273	15,386,682

STOCKHOLDERS’ EQUITY:
Subscribed and paid-in capital (authorized capital US$10,000 million)	15	3,941,380	3,636,715	3,229,365
Additional paid-in capital		1,342,903	782,523	739,733
Reserves		2,325,826	2,285,655	2,229,576
Other comprehensive income		(317)	—	—
Retained earnings		206,757	160,169	152,579

Total stockholders’ equity		7,816,549	6,865,062	6,351,253

TOTAL		27,418,320	24,818,335	21,737,935

See accompanying notes to the Financial Statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Comprehensive Income

Years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

	NOTES	2013	2012	2011
Interest income:
Investments and deposits with banks	1(f), 2 and 3	22,364	52,315	26,849
Loans	1(g)	446,609	440,957	363,260
Loan commissions	1(g)	39,274	26,867	38,910

Total interest income		508,247	520,139	429,019

Interest expense:
Deposits		16,607	23,027	14,082
Commercial papers		18,096	12,183	9,350
Advances		—	—	163
Borrowings		18,856	17,354	10,986
Bonds		227,479	214,976	166,977
Commissions		16,255	14,148	11,470

Total interest expense		297,293	281,688	213,028

Net interest income		210,954	238,451	215,991
Credit to allowance for loan losses	5	(83,417)	(4,865)	(11,771)

Net interest income, after credit to allowance for loan losses		294,371	243,316	227,762
Non-interest income:
Other commissions		7,415	6,150	8,405
Dividends and equity in earnings of investees	6	4,801	2,649	(6,244)
Other income		3,687	482	2,404

Total non-interest income		15,903	9,281	4,565

Non-interest expenses:
Administrative expenses	23	103,997	90,988	81,006
Other expenses		1,649	863	3,565

Total non-interest expenses		105,646	91,851	84,571

Net income before unrealized changes in fair value related to financial instruments		204,628	160,746	147,756
Unrealized changes in fair value related to financial instruments	21	2,129	(577)	4,823

Net income		206,757	160,169	152,579
Other comprehensive income
Unrecognized actuarial loss	14	(317)	—	—

Total comprehensive income		206,440	160,169	152,579

See accompanying notes to the Financial Statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Stockholders’ Equity

Years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

	NOTES	Subscribed and paid-in capital	Additional paid-in capital	Reserves			Other comprehensive income	Retained earnings	Total stockholder’ equity
				General reserve	Article N° 42 of by-laws	Total reserves
BALANCES AT DECEMBER 31, 2010		2,813,940	616,171	1,774,753	382,184	2,156,937	—	166,139	5,753,187
Capital increase	15	199,045	339,942	—	—	—	—	—	538,987
Capitalization of Additional paid - in capital	15	216,380	(216,380)	—	—	—	—	—	—
Net income	15	—	—	—	—	—	—	152,579	152,579
Appropriated for general reserve	15	—	—	55,989	—	55,989	—	(55,989)	—
Appropriated for reserve pursuant to Article N° 42 of by-laws	15	—	—	—	16,650	16,650	—	(16,650)	—
Distributions to stockholders’ funds	16	—	—	—	—	—	—	(93,500)	(93,500)

BALANCES AT DECEMBER 31, 2011		3,229,365	739,733	1,830,742	398,834	2,229,576	—	152,579	6,351,253
Capital increase	15	159,030	291,110	—	—	—	—	—	450,140
Capitalization of Additional paid - in capital	15	248,320	(248,320)	—	—	—	—	—	—
Net income	15	—	—	—	—	—	—	160,169	160,169
Appropriated for general reserve	15	—	—	40,779	—	40,779	—	(40,779)	—
Appropriated for reserve pursuant to Article N° 42 of by-laws	15	—	—	—	15,300	15,300	—	(15,300)	—
Distributions to stockholders’ special funds	16	—	—	—	—	—	—	(96,500)	(96,500)

BALANCES AT DECEMBER 31, 2012		3,636,715	782,523	1,871,521	414,134	2,285,655	—	160,169	6,865,062
Capital increase	15	304,665	560,380	—	—	—	—	—	865,045
Net income	15	—	—	—	—	—	—	206,757	206,757
Appropriated for general reserve	15	—	—	24,071	—	24,071	—	(24,071)	—
Appropriated for reserve pursuant to Article N° 42 of by-laws	15	—	—	—	16,100	16,100	—	(16,100)	—
Other comprehensive income	14	—	—	—	—	—	(317)	—	(317)
Distributions to stockholders’ special funds	16	—	—	—	—	—	—	(119,998)	(119,998)

BALANCES AT DECEMBER 31, 2013		3,941,380	1,342,903	1,895,592	430,234	2,325,826	(317)	206,757	7,816,549

See accompanying notes to the Financial Statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Cash Flows

Years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

	NOTES	2013	2012	2011
OPERATING ACTIVITIES:
Net income		206,757	160,169	152,579

Adjustments to reconcile net income to net cash used in operating activities:
Unrealized gain on trading securities	4	(5,025)	(11,320)	(1,883)
Amortization of loan commissions, net of origination costs		(12,413)	(10,677)	(12,845)
Credit to allowance for loan losses	5	(83,417)	(4,865)	(11,771)
Equity in earnings of investees		244	1,067	10,527
Amortization of deferred charges		2,900	2,799	2,077
Depreciation of property and equipment	7	5,554	3,924	2,957
Provision for employees’ severance indemnities and benefits		8,339	7,745	7,977
Provision for employees savings plan		1,281	1,286	1,317
Unrealized changes in fair value related to financial instruments		(2,129)	577	(4,823)
Net changes in operating assets and liabilities:
Severance indemnities paid or advanced		(4,869)	(5,013)	(7,144)
Employees’ savings plan paid or advanced		(113)	(379)	(1,545)
Trading securities, net	4	(373,082)	(1,681,492)	(1,301,697)
Interest and commissions receivable		(25,830)	(20,007)	(36,757)
Other assets		4,421	(33,824)	(216,002)
Accrued interest payable		19,416	17,036	43,560
Accrued expenses and other liabilities		(89,449)	8,894	202,639

Total adjustments and net changes in operating assets and liabilities		(554,172)	(1,724,249)	(1,323,413)

Net cash used in operating activities		(347,415)	(1,564,080)	(1,170,834)

INVESTING ACTIVITIES:
Purchases of other investments	3	(1,132,019)	(236,168)	(186,308)
Maturities of other investments	3	451,710	230,469	237,949
Loan origination and principal collections, net	5	(1,638,784)	(1,364,921)	(1,177,631)
Equity investments, net	6	(81,818)	(35,989)	(27,696)
Purchases of property and equipment	7	(9,796)	(19,889)	(17,022)

Net cash used in investing activities		(2,410,707)	(1,426,498)	(1,170,708)

Carried forward,		(2,758,122)	(2,990,578)	(2,341,542)

See accompanying notes to the Financial Statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Cash Flows

Years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

	NOTES	2013	2012	2011
Brought forward,		(2,758,122)	(2,990,578)	(2,341,542)
FINANCING ACTIVITIES:
Net increase (decrease) in deposits		141,831	(550,220)	932,566
Net (decrease) increase in commercial paper		(238,431)	1,197,877	452,765
Proceeds from advances		—	—	50,000
Repayment of advances		—	—	(50,000)
Proceeds from issuance of bonds	12	2,716,572	2,337,449	1,447,991
Repayment of bonds	12	(796,450)	(768,355)	(790,682)
Proceeds from borrowings	11	376,961	384,795	288,971
Repayment of borrowings	11	(126,918)	(133,521)	(158,151)
Distributions to stockholders’ special funds	16	(119,998)	(96,500)	(93,500)
Proceeds from issuance of shares	15	865,045	450,140	538,987

Net cash provided by financing activities		2,818,612	2,821,665	2,618,947

NET INCREASE (DECREASE) IN CASH AND DEPOSITS WITH BANKS		60,490	(168,913)	277,405
CASH AND DEPOSITS WITH BANKS AT BEGINNING OF YEAR		1,631,769	1,800,682	1,523,277

CASH AND DEPOSITS WITH BANKS AT END OF YEAR		1,692,259	1,631,769	1,800,682

Supplemental disclosure:
Interest paid during the year		269,543	239,221	159,749

NONCASH FINANCING ACTIVITIES:
Changes in derivative financial instruments assets		(354,790)	69,184	178,275
Changes in derivative financial instruments liabilities		122,757	(33,802)	(39,018)

See accompanying notes to the Financial Statements

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

1.	SIGNIFICANT ACCOUNTING POLICIES

a.	Description of Business — Corporación Andina de Fomento (CAF) began its operations on June 8, 1970, and was established under public international law which abides by the provisions set forth in its by-laws. Series “A” and “B” stockholder countries are: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela. Series “C” stockholder countries are: Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal, Spain and Trinidad and Tobago. In addition, there are 14 banks which are Series “B” stockholders. CAF is headquartered in Caracas and has offices in Asuncion, Bogota, Brasilia, Buenos Aires, Ciudad de Mexico, Ciudad de Panama, La Paz, Lima, Madrid, Montevideo, Puerto Principe and Quito.

CAF’s objective is to support sustainable development and economic integration within Latin America and the Caribbean by helping stockholder countries diversify their economies, and become more competitive and responsive to social needs.

CAF offers financial and related services to the governments of its stockholder countries, as well as their public and private institutions, corporations and joint ventures. CAF’s principal activity is to provide short, medium- and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities in stockholder countries. Furthermore, CAF manages and supervises third-party cooperation funds of other countries and organizations, destined to finance programs agreed upon with donor organizations which are in line with CAF policies and strategies.

CAF raises funds to finance operations both within and outside its stockholder countries.

b.	Financial Statement Presentation — The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles with the U.S. dollar as the functional currency.

Certain amounts in the 2012 and 2011 financial statements have been reclassified to conform to the current year’s presentation.

c.	Use of estimates — The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, as well as the amounts reported as revenues and expenses during the corresponding reporting period. The most important estimates related with the preparation of CAF’s financial statements refer to revenue recognition, valuation and classification at fair values of financial instruments, and estimating the allowance for loan losses, among others. Management believes these estimates are adequate. Actual results could differ from those estimates.

d.	Transactions in other currencies — Transactions in currencies other than U.S. dollars are translated at exchange rates prevailing in international markets on the dates of the transactions. Currency balances other than U.S. dollars are translated at year-end exchange rates. Any foreign exchange gains or losses, including related hedge effects, are included in the statement of comprehensive income.

e.	Cash and Cash Equivalents — Cash and cash equivalents are defined as cash, due from banks and short-term deposits with an original maturity of three months or less.

f.	Marketable Securities — CAF classifies its investments, according to management intention, as trading marketable securities. Trading securities are mainly bought and held with the purpose of selling them in the short term. Trading securities are recorded at fair value. Gains and losses, from sales of trading securities and changes in the fair value of trading securities are included in interest income of investments and deposits with banks in the statements of comprehensive income.

g.	Loans — CAF grants short-, medium- and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities, both to public and private entities, for development and integration programs and projects in stockholder countries.

For credit risk purposes, CAF classifies its portfolio into sovereign and non-sovereign.

Sovereign loans — Include loans granted to national, regional or local governments or decentralized institutions and other loans fully guaranteed by national governments.

Non-sovereign loans — Include loans granted to corporate and financial sectors, among others, which are not guaranteed by national governments (public and private sectors).

Loans are carried at their outstanding principal balances less: (i) write-offs, (ii) the allowance for loan losses, and (iii) loan commission fees received upon origination net of certain direct origination costs. Interest income is accrued on the unpaid principal balance. Loan commission fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method and are presented as loan commissions in the statement of comprehensive income.

The accrual for interest on loans is discontinued at the time a private sector loan is 90 days (180 days for public sector loans) delinquent unless the loan is well-secured and in process of collection.

Interest accrued but not collected for loans that are placed on nonaccrual is reversed against interest income. The interest on these loans is accounted for on a cash-basis, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Non-accrual loans are considered impaired loans. Factors considered by management in determining impaired loans are payments status and the probability of collecting scheduled principal and interest payments when due.

Loan losses, partial or total, are written off against the allowance for loan losses when management confirmed the uncollectibility of a loan balance. Subsequent recoveries on written off loans, if any, will be credited to the allowance for loan losses.

CAF maintains risk exposure policies to avoid concentrating its loan portfolio in one country or specific economic group, which might be affected by market situations or other circumstances. For this reason, CAF uses certain measurement parameters, such as: CAF’s stockholders’ equity, total loan portfolio, economic groups from public and private sectors, among others. CAF reviews, on semi- annual basis, the credit risk rating of its loans and classifies the risk into the following categories:

Satisfactory-excellent — Extremely strong capacity to meet financial commitments.

Satisfactory-very good — Strong capacity to meet financial commitments, not significant vulnerable to adverse economic conditions.

Satisfactory appropriate — Adequate capacity to meet financial commitments, but more subject to adverse economic conditions.

Watch — Less vulnerable in the near-term but faces major ongoing uncertainties to adverse economic conditions.

Special mention — More vulnerable to adverse economic conditions but currently has the capacity to meet financial commitments.

Sub-standard — Currently vulnerable and dependent on favorable economic conditions to meet financial commitments.

Doubtful — Currently highly vulnerable.

Loss — Payment default on financial commitments.

h.	Allowance for Loan Losses — Allowance for loan losses is maintained at a level CAF believes to be adequate to absorb probable losses inherent in the loan portfolio as of the date of the financial statements.

For purposes of determining the allowance for loan losses, CAF management classifies its portfolio for credit risk purposes into sovereign and non-sovereign. The allowance for loan losses is estimated considering the credit risk exposure, default probability and, beginning December 31, 2013, loss given default, based on external data provided by risk rating agencies, recognizing such effects in profit or loss for the period.

Allowance for loan losses of sovereign loan is established by CAF based on the individual long-term foreign currency debt rating of the borrower countries considering the average rating of three recognized international risk rating agencies as of the date of the financial statements preparation. The country risk rating considers a default probability. Given CAF’s status as a preferred creditor and taking into account the immunities and privileges conferred by its shareholder countries, which are established in CAF’s by-laws and other similar agreements, a factor reflecting a lower default probability — usually equivalent to three levels above its risk rating — is used.

Regarding the non-sovereign loan portfolio, the allowance for loan losses is based on the individual local currency debt rating of the borrower countries considering the average rating of the aforementioned agencies. As of December 31, 2013, by virtue of the change in the determination of the allowance for loan losses, the allowance for loan losses is calculated by considering the internal rating of each borrower, using the probability of default corresponding to the average of the equivalent categories of the risk rating agencies.

For those cases where the category equivalent to the rating of a given borrower determined in accordance with any of the agencies is higher than the rating in local currency of the country corresponding to such borrower, or if by any reason there is no rating, the rating in local currency of such country determined by risk rating agencies will be used.

A specific allowance for loan losses is established by CAF for impaired loans. A loan is considered as impaired when, based on currently available information and events, there exists the probability that CAF will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. The impairment of loans is determined on a loan by loan basis based on the present value of expected future cash flows, discounted at the original loan’s effective interest rate. The allowance for loan losses is reported as a deduction from loans.

i.	Equity Investments — CAF invests in equity securities of companies and funds in strategic sectors, with the objective of promoting the development of such companies and their participation in the securities markets and to serve as a catalytic agent in attracting resources to stockholder countries.

Equity investments are accounted for using the equity method or at cost. If CAF has the ability to exercise significant influence over the operating and financial policies of the investee, which is generally presumed to exist when the Company’s holds an ownership interest in the voting stock of an investee between 20% and 50%, the equity investments are accounted for using the equity method. Under the equity method, the carrying amount of the equity investment is adjusted to reflect CAF’s proportionate share of earnings or losses, dividends received and certain transactions of the investee company.

Investments representing less than 20% of the voting rights of the investee are recorded using the cost method, recognizing any dividends received as income. A decline in the value of any equity investment accounted at cost that is not deemed to be temporary, results in a reduction in the carrying amount to fair value. These investments are evaluated, any impairment is charged to income and a new cost basis for the investment is established.

The equity investments do not have readily determinable fair values.

j.	Property and Equipment, net — Property and equipment are stated at cost less accumulated depreciation. Maintenance and repair expenses are charged directly to the statements of comprehensive income for the year as incurred, while improvements and renewals are capitalized. Depreciation is calculated using the straight-line method, and charged to the statements of comprehensive income over the estimated useful life of assets.

The assets in conformity with their estimated useful life are as follows:

Buildings	30 years
Buildings improvements	15 years
Leasing building improvements	Term of leasing contract
Furniture and equipment	2 to 10 years
Vehicles	5 years

k.	Other Assets — Other assets include deferred charges, intangible assets and collateral.

Deferred costs capital investment — Include projects which are in progress. Once they are completed and in place, the total amount invested is capitalized. The depreciation or amortization starts applying the current policy applicable for each asset category.

Deferred costs finance — Include up-front costs and fees related to bonds and borrowings denominated in US$ that are deferred and amortized during their life time.

Intangible assets — Which are reported at cost less accumulated amortization, are also included. The amortization is calculated with the straight-line method over the useful life estimated by CAF. The estimated useful life of these assets is between 2 and 5 years.

Collateral — CAF requires or posts collateral from or to individual swap counterparties in the form of approved liquid securities or cash to mitigate its credit exposure to these counterparties. It is the policy of CAF to restrict and invest collateral received from swap counterparties for fulfilling its obligations under the collateral agreement. CAF records the restricted and invested cash in other assets with a corresponding obligation to return the cash in accrued expenses and other liabilities. Collateral posted to swap counterparties, under the collateral agreement, is recorded in other assets.

l.	Impairment — A financial asset is considered impaired and an impairment loss is recognized only if there are circumstances that indicate impairment as a result of one or more events (“loss events”) that have occurred after recognition of the asset.

m.	Deposits and Commercial Papers — Deposits and commercial papers are recorded at amortized cost.

n.	Borrowings — The borrowings account includes those obligations with local or foreign financial institutions and commercial banks, which are commonly recorded at amortized cost, except for some borrowings that are hedged using interest rate swaps as an economic hedge.

o.	Bonds — Medium and long-term debt issuances, whose objective is to provide the financial resources required to finance CAF’s operations, are registered as follows:

•	Bonds denominated in other currencies other than the US$ are recognized at fair value. Gains or losses resulting from changes in the fair value of these bonds, as well as the related up-front costs and fees are recognized in the statement of comprehensive income, when they occur. CAF enters into cross-currency and interest rate swaps as an economic hedge for interest rate and foreign exchange risks related with these bonds.

•	Bonds denominated in US$ are hedged for interest rate risk using interest rate swaps, and are designated as part of fair value hedge accounting relationships assuming no hedge ineffectiveness (the “shortcut method”). The related up-front costs and fees are deferred and amortized during their life time.

Partial repurchases of bond issuances result in the derecognition of the corresponding liabilities. The difference between the repurchase price and the debt’s settlement net cost is recognized as income/loss for the year.

p.	Employees’ Severance Indemnities — Accrual for severance benefits comprises all the liabilities related to the workers’ vested rights according to CAF’s employee policies and the Labor Law of the member countries, when applicable. The accrual for employee severance indemnities is presented as part of “labor benefits” account under “other liabilities” caption.

Under CAF’s employee policies, employees earn a severance indemnity equal to five days of salary per month, up to a total of 60 days per year of service. From the second year of service, employees earn an additional two-day salary for each year of service (or fraction of a year greater than six months), cumulative up to a maximum of 30 days of salary per year. Severance benefits are recorded in the accounting records of CAF and interest on the amounts owed to employees are paid.

In the case of unjustified dismissal or involuntary termination, employees have the right to an additional indemnity of one-month salary per year of service up to a maximum of 150 days.

q.	Pension Plan — In March 2005, CAF established a pension plan (the Plan), which is mandatory for all new employees as of the date of implementation of the Plan and voluntary for all other employees. The plan’s benefits are calculated based on years of service and the average salary of the three consecutive years in which the employee received the highest salary. CAF periodically updates the benefit obligations considering actuarial assumptions.

r.	Derivative Financial Instruments and Hedging Activities — CAF records all derivative financial instruments on the balance sheet at fair value, regardless of the purpose or intent for holding them. On the date the derivative contract is entered into, for which hedge accounting should apply, CAF designates the derivative financial instrument as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”). CAF formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking the derivative financial instrument that are designated as fair-value to specific assets and liabilities on the balance sheet, or to specific firm commitments or forecasted transactions, CAF’s policy is not to enter into derivative financial instruments for speculative purposes. CAF also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative financial instruments that are used in hedging transactions are highly effective in offsetting changes in fair values.

Changes in the fair value of a highly effective derivate financial instrument designated and qualified as a fair-value hedge, along with the loss or gain on the hedged asset or liability, or unrecognized firm commitment of the hedged item attributable to the hedged risk, are recorded in comprehensive income statement.

CAF discontinues hedge accounting prospectively upon determining that the derivative financial instrument is no longer effective in offsetting changes in the fair value of the hedged item; the derivative expires or is sold, terminated, or exercised; the derivative is de-designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that the designation of the derivative financial instrument as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued because it is determined that the derivative financial instrument no longer qualifies as an effective fair-value hedge, CAF continues to carry the derivative financial instrument on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, CAF continues to carry the derivative financial instrument on the balance sheet at its fair value, removes any asset or liability that was recorded pursuant to recognition of the firm commitment from the balance sheet and recognizes any gain or loss in income. In all situations in which hedge accounting is discontinued, CAF continues to carry the derivative financial instrument at its fair value on the balance sheet, and recognizes any changes in its fair value in comprehensive income statement.

s.	Fair value of financial instruments and fair value measurements — An entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Accounting guidance establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Inputs used to measure fair value may fall into one of three levels:

Level 1— Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 — Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 — Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

t.	Guarantees — CAF provides guarantees for loans originated by third parties to support projects located within a stockholder country that are undertaken by public and private entities. CAF may offer guarantees of private credit agreements or it may offer public guarantees of obligations of the securities of third party issuers. CAF generally offers partial credit guarantees with the intention of sharing the risk with private lenders or holders of securities. CAF’s responsibility is limited to paying up to the amount of the guarantee upon default by the client. The guarantee fee income received is deferred and recognized over the period covered by the guarantee.

u.	Provision for guarantees losses — Provision for guarantees is maintained at a level CAF believes adequate to absorb probable losses inherent to the guarantees portfolio as of the date of the financial statements, classifying them into sovereign and non-sovereign. Provision for guarantees is estimated by CAF considering the credit risk exposure, default probability and, effective December 31, 2013, loss given default. Provision for sovereign guarantees losses is based on the individual long-term foreign currency debt rating of the guarantor countries considering the weighted average rating of three recognized international risk rating agencies as of the date of the financial statements preparation. These country risk ratings have associated default probability. Given CAF’s status as a preferred creditor and taking into account the immunities and privileges conferred by its stockholder countries, which are established in CAF’s by-laws and other similar agreements, a factor that reflects a lower default probability — usually equivalent to three levels up in this average rating —. For non- sovereign guarantees, effective December 31, 2013, the provision is determined by considering the internal rating of each client and the average rating of the aforementioned agencies.

The provision for credit risks on contingent accounts, such as stand-by letters of credit and guarantees, are reported as other liabilities.

v.	Recently adopted accounting pronouncements —

In December 2011, the FASB issued ASU 2011-11, Balance Sheet: Disclosures about Offsetting Assets and Liabilities. This ASU requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards (“IFRS”). The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, without significant impacts on financial statements.

Subsequently, in January 2013, the FASB issued the ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The amendments clarify that the scope of ASU 2011-11 applies to derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and the entity should provide the required disclosures retrospectively for all comparative periods presented.

w.	Recent Accounting Pronouncements Applicable —

ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this Update supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASUs 2011-05 (issued in June 2011) and 2011-12 (issued in December 2011) for all public and private organizations. The amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amended guidance is effective prospectively for reporting periods beginning after December 15, 2013. This ASU will be adopted in 2014 fiscal year, if applicable.

ASU 2013-04, Liabilities (Topic 405): Obligations Arising from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date

In February 2013, the FASB issued ASU 2013-04, Liabilities (Topic 405): Obligations Arising from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. The amendments in this ASU require an entity to measure joint and several obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The amendments in this guidance are effective for fiscal years beginning after December 15, 2014. CAF is currently evaluating the effects of adopting this ASU.

ASU 2013-12, Definition of a Public Business: An addition to the Master Glossary

In February 2013, the FASB issued ASU 2013-12, Definition of a Public Business: An addition to the Master Glossary. The primary purposes of this update are to Amend the Master Glossary of the FASB Accounting Standards Codification to include one definition of public business entity for future use in U.S. GAAP. The amendment does not affect existing requirements. In addition, identify the types of business entities that are excluded from the scope of the Guide. However, even if an entity is within the scope of the Guide, that entity may not necessarily be eligible to apply all financial accounting and reporting alternatives within U.S. GAAP that are made available to private companies. There is no actual effective date for the amendments in this Update.

ASU 2014-03, Derivatives and Hedging (Topic 815): Accounting for Certain Receive Variable, Pay- Fixed Interest Rate Swaps — Simplified Hedge Accounting Approach

In January 2014, the FASB issued ASU 2014-03, Derivatives and Hedging (Topic 815): Accounting for Certain Receive- Variable, Pay- Fixed Interest Rate Swaps — Simplified Hedge Accounting Approach. The amendments in this update allow the use of simplified hedge accounting approach to account for swaps that are entered into for the purpose of economically converting a variable- rate borrowing into a fixed- rate borrowing. In addition, this hedge accounting alternative, acts as a practical expedient to qualify for cash flow hedge accounting under Topic 815 if certain conditions are met. Under this approach an entity may assume no ineffectiveness for qualifying swaps designated in a hedging relationship under Topic 815 and a private company has the option to measure the designated swap at settlement value instead of fair value. The amended guidance is effective prospectively for reporting periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015 with early adoption permitted.

2.	CASH AND DEPOSITS WITH BANKS

Bank deposits with original maturity of three months or less include the following:

	December 31,
	2013	2012	2011
Cash and due from banks	230,051	141,720	256,797

Deposits with banks:
U.S. dollars	1,460,678	1,374,559	1,533,316
Other currencies	1,530	115,490	10,569

	1,462,208	1,490,049	1,543,885

	1,692,259	1,631,769	1,800,682

3.	OTHER INVESTMENTS

Deposits due in 90 days or more (original maturity) as follows:

	December 31,
	2013	2012	2011
U.S. dollars	779,936	99,427	93,351
Other currencies	1,283	1,483	1,860

	781,219	100,910	95,211

4.	MARKETABLE SECURITIES

Trading Securities

A summary of trading securities follows:

	December 31,
	2013		2012		2011
		Average		Average		Average
		maturity		maturity		maturity
	Amount	(years)	Amount	(years)	Amount	(years)
U.S. Treasury Notes	674,749	2.62	944,773	2.47	7,117	1.51
Non-U.S. governments and government entities bonds	130,390	0.98	178,846	2.49	995,483	0.74
Financial institutions and corporate securities:
Commercial papers	1,982,228	—	1,899,734	—	1,442,343	—
Certificates of deposit	1,454,325	—	344,044	—	428,609	—
Bonds	1,165,255	—	1,723,496	—	620,495	—
Others	424,297	—	362,244	—	266,278	—

	5,026,105	0.94	4,329,518	1.21	2,757,725	0.49

	5,831,244	1.14	5,453,137	1.47	3,760,325	0.56

Trading securities include net unrealized gains of US$ 5,025, US$ 11,320 and US$ 1,883 at December 31, 2013, 2012 and 2011, respectively.

Net realized loss from trading securities of US$ 12,083 at December 31, 2013. Net realized gains of US$ 6,968 and of US$ 4,084, at December 31, 2012 and 2011, respectively, are included in the statement of comprehensive income in the line Investment and deposits with banks.

CAF places its short-term investments mainly in high grade financial institutions and corporate securities. CAF has very conservative investment guidelines that limit the amount of credit risk exposure, considering among other factors, limits in credit ratings, limits in duration exposure, specific allocations by type of investment instruments and limits across sector and currency allocation. As of December 31, 2013, 2012 and 2011, CAF does not have any significant concentrations of credit risk. In other currencies, total marketable securities include the equivalent of US$ 165,652 and 158,893, at December 31, 2012 and 2011, respectively.

Maturity of debt securities follows:

	December 31,
	2013	2012	2011
Remaining maturities:
Less than one year	4,081,566	3,514,566	2,987,680
Between one and two years	858,003	678,267	317,426
Between two and three years	523,424	742,432	267,494
Between three and four years	184,152	98,917	88,365
Between four and five years	88,289	212,467	39,360
Over five years	95,810	206,488	60,000

	5,831,244	5,453,137	3,760,325

5.	LOANS

Loans include short, medium and long-term loans to finance projects, working capital and trade activities. The majority of the loans are to Series “A” and “B” stockholder countries, or with private institutions or companies of these countries.

Loans by country are summarized as follows:

	December 31,
	2013	2012	2011
Stockholder country:
Argentina	2,457,474	2,114,725	1,913,325
Bolivia	1,752,611	1,598,808	1,417,564
Brazil	1,654,751	1,252,829	989,489
Colombia	1,806,317	1,832,312	1,816,515
Costa Rica	120,928	126,698	149,346
Dominican Republic	177,576	176,047	158,276
Ecuador	2,735,716	2,648,222	2,508,673
Jamaica	6,129	6,590	5,607
Mexico	194,475	18,026	18,776
Panama	886,651	586,944	321,489
Paraguay	189,731	134,501	100,448
Peru	2,478,138	2,660,320	2,573,155
Spain	200,000	50,000	—
Uruguay	378,510	331,820	351,725
Venezuela	2,961,658	2,816,083	2,652,070

Loans	18,000,665	16,353,925	14,976,458
Fair value adjustments	2,606	1,485	4,286

Carrying value of loans	18,003,271	16,355,410	14,980,744

Fair value adjustments to the carrying amount of loans represent adjustments to the carrying value of loans for which the fair value option is elected.

At December 31, 2013, 2012 and 2011, loans in other currencies were granted for an equivalent of US$ 60,038, US$ 57,317 and US$ 41,793, respectively, principally in Bolivian bolivianos, Peruvian nuevos soles, Paraguayan guarani, Mexican pesos and Colombian pesos. At December 31, 2013, 2012 and 2011, fixed interest rate loans amounted to US$ 99,372, US$ 88,552 and US$ 89,469, respectively.

Loans classified by public sector and private sector borrowers, are as follows:

	December 31,
	2013	2012	2011
Public sector	14,974,563	13,823,556	12,613,728
Private sector	3,026,102	2,530,369	2,362,730

	18,000,665	16,353,925	14,976,458

The average yield of the loan portfolio is shown below:

	December 31,
	2013		2012		2011
		Average		Average		Average
	Amount	yield (%)	Amount	yield (%)	Amount	yield (%)
Loans	18,000,665	2.57	16,353,925	2.69	14,976,458	2.70

Loans by industry segments are as follows:

	December 31,
	2013	%	2012	%	2011	%
Agriculture, hunting and forestry	64,907	—	62,651	—	34,053	—
Mining and Quarrying	—	—	—	—	50,000	1
Manufacturing industry	314,443	2	205,789	1	280,763	2
Electricity, gas and water supply	6,146,592	34	5,530,511	34	5,013,277	34
Transport, warehousing and communications	6,340,756	35	5,825,822	36	5,316,619	34
Commercial banks	1,410,267	8	1,144,172	7	1,076,707	7
Development banks	586,198	3	496,262	3	250,351	2
Social and other infrastructure programs	2,995,347	17	3,033,455	19	2,954,688	20
Others	142,155	1	55,263		—	—

	18,000,665	100	16,353,925	100	14,976,458	100

Loans mature as follows:

	December 31,
	2013	2012	2011
Remaining maturities:
Less than one year	2,547,989	2,683,514	2,211,155
Between one and two years	1,773,139	1,481,612	1,640,247
Between two and three years	2,072,016	1,598,393	1,349,666
Between three and four years	1,663,606	1,530,782	1,333,411
Between four and five years	1,463,564	1,274,371	1,201,470
Over five years	8,480,351	7,785,253	7,240,509

	18,000,665	16,353,925	14,976,458

The loan portfolio classified based on the type of credit risk is as follows:

	December 31,
	2013	2012	2011
Sovereign guaranteed	14,313,620	13,228,048	12,065,730
Non-sovereign guaranteed	3,687,045	3,125,877	2,910,728

	18,000,665	16,353,925	14,976,458

CAF maintains an internal risk rating system to evaluate the quality of the non-sovereign guaranteed loan portfolio, which identifies, through a standardized rating and review parameters, those risks related to credit transactions. The sovereign guaranteed loan portfolio is classified by CAF as satisfactory-excellent. For purpose of determining the allowance for loan losses, rating assigned by external agencies are used. (Note 1h).

The credit quality of the non-sovereign guaranteed loan portfolio as of December 31, 2013, 2012 and 2011, is presented by internal credit risk type and classification, as follows:

	December 31,
	2013	2012	2011
Risk classification:
Satisfactory-very good	1,464,326	953,873	1,193,589
Satisfactory appropriate	1,315,509	1,305,317	729,685
Watch	903,085	847,186	950,150
Special Mention	—	11,650	29,150
Sub-standard	4,125	—	—
Doubtful	—	7,851	8,154

	3,687,045	3,125,877	2,910,728

Loan portfolio quality

The loan portfolio quality indicators are presented below:

	December 31,
	2013	2012	2011
Overdue loans	0	0	0
Non-accrual loans	0	7,851	8,154
Impaired Loans	0	7,851	8,154
Loans written-off	4,125	0	0
Overdue loan principal as a percentage of loan portfolio	0.00%	0.00%	0.00%
Nonaccrual loans as a percentage of loan portfolio	0.00%	0.05%	0.05%
Allowance for losses as a percentage of loan portfolio	0.21%	0.77%	0.87%

At December 31, 2012 and 2011, all loans were performing except for loans to a private client for US$ 7,851 and US$ 8,154, respectively, which were classified as impaired and were in nonaccrual status, which was restructured in 2013. At December 31, 2013, CAF did not classify any loan as impaired.

Purchase of loan portfolio

During 2013 and 2012, CAF did not purchase any loan portfolio. During 2011, CAF purchased loans for the amount of US$ 75,000.

Sale of loan portfolio

During 2013 and 2012, CAF sold loans to commercial banks for US$ 51,250 and US$ 76,900, respectively, without recourse. During 2011, CAF did not conduct this type of operations.

A/B Loans

CAF administers loan-participations sold, and only assumes the credit risk for the portion of the loan owned by CAF. At December 31, 2013, 2012 and 2011, CAF had loans of this nature amounting to US$ 1,480,369, US$ 1,820,980 and US$ 1,904,386, respectively; whereby other financial institutions provided funds for US$ 1,065,707, US$ 1,325,996 and US$ 1,396,404, respectively.

Troubled debt restructurings (TDR)

During 2013, CAF has TDR of US$ 8,250. During 2012 and 2011, there were no TDRs.

Allowance for Loan Losses

Changes in the allowance for loan losses are presented below:

	December 31,
	2013			2012			2011
	Sector			Sector			Sector
		Non-			Non-			Non-
	Sovereign	sovereign	Total	Sovereign	sovereign	Total	Sovereign	sovereign	Total
Balances at beginning of year	95,872	29,927	125,799	99,414	31,222	130,636	104,209	37,155	141,364
Credit to results of operations, net	(84,974)	1,557	(83,417)	(3,542)	(1,323)	(4,865)	(4,795)	(6,976)	(11,771)
Loans written-off	—	(4,125)	(4,125)	—	—	—	—	—	—
Recoveries	—	79	79	—	28	28	—	1,043	1,043

Balances at end of year	10,898	27,438	38,336	95,872	29,927	125,799	99,414	31,222	130,636

At December 31, 2013, as a result of the improvement in the determination of the allowance for loan losses on the loan portfolio, the provision for loan losses decreased by US$ 84,886, recognizing the effect in the statement of comprehensive income.

6.	EQUITY INVESTMENTS

Equity investments, which have no market value, are as follows:

	December 31,
	2013	2012	2011
Direct investments in companies accounted under equity method	8,435	8,111	7,318
Investment funds accounted under equity method	27,078	15,389	12,323
Direct investments in companies at cost	40,636	30,411	27,442
Investment funds at cost	152,236	92,900	64,806

	228,385	146,811	111,889

Equity investments by country are summarized as follow:

	Equity participation (%)	December 31,
		2013	2012	2011
Investment Funds:
Bolivia	20	1,416	802	—
Brazil	Between 8 and 12	26,029	5,241	2,522
Colombia	Between 10 and 19	34,228	12,746	5,577
Mexico	Between 6 and 20	13,797	10,628	5,473
Peru	Between 6 and 9	14,790	12,027	2,668
Regional	Between 1 and 33	89,054	66,845	60,889

		179,314	108,289	77,129

Direct Investments in companies:
Argentina	17	2,000	2,000	—
Bolivia	20	8,435	8,111	7,318
Colombia	10	5,023	3,969	3,000
Ecuador	Between 5 and 10	5,490	490	490
Peru	1	8,263	4,182	4,182
Regional	Between 10 and 20	19,860	19,770	19,770

		49,071	38,522	34,760

Details of equity investments under equity method are as follows:

	Equity participation	Financial statements	December 31,
			2013	2012	2011
Companies:
Banco de Desarrollo de la Producción	20%	09/30/2013	8,435	8,111	7,318

Funds:
Fondo Darby de “Deuda Mezzanine”	23%	—	—	—	532
Darby Latinoamerican Mezzanine Fund II	20%	09/30/2013	10,709	6,386	3,467
Emerging Energy
Latinoamerican Fund	20%	09/30/2013	163	114	4,026
Fondo de Fondos México II	20%	06/30/2013	3,454	—	4,298
Microfinance Growth Fund	20%	09/30/2013	6,353	5,577	—
Produbanco Darby-Probanco Fund II	33%	09/30/2013	4,983	2,510	—
Próspero Microfinanzas Fund	20%	09/30/2013	1,416	802	—

			27,078	15,389	12,323

Dividends received of US$ 5,044, US$ 3,716 and US$ 4,283 from investments under cost method at December 31, 2013, 2012 and 2011, respectively, are included in the statements of comprehensive income.

At December 31, 2013, 2012 and 2011, CAF did not recognize any impairment.

7.	PROPERTY AND EQUIPMENT, NET

A summary of property and equipment follows:

	December 31,
	2013	2012	2011
Land	27,012	18,704	17,820
Buildings	23,662	23,662	23,662
Buildings improvements	18,375	21,420	19,024
Leased building improvements	4,882	1,206	1,206
Furniture and equipment	22,805	19,245	12,582
Vehicles	877	854	785

	97,613	85,091	75,079
Less accumulated depreciation	51,083	45,865	38,240
Projects in progress	20,379	23,441	9,864

	66,909	62,667	46,703

The depreciation expenses of US$ 5,554, of US$ 3,924 and of US$ 2,957 for property and equipment for the year ended December 31, 2013, 2012 and 2011, respectively, are included in the statement of comprehensive income.

8.	OTHER ASSETS

A summary of other assets follows:

	December 31,
	2013	2012	2011
Intangible assets, net	10,957	11,244	10,253
Deferred charges, net	40,507	44,913	12,618
Derivative related collateral	192,394	214,624	202,585
Other assets	30,073	10,715	25,014

	273,931	281,496	250,470

9.	DEPOSITS

A summary of deposits follows:

	December 31,
	2013	2012	2011
Demand deposits	69,850	68,555	105,855
Time deposits:
Less than one year	3,193,824	3,053,288	3,566,208

	3,263,674	3,121,843	3,672,063

At December 31, 2013, 2012 and 2011, the interest rates on deposits ranged from 0.02% to 1.597%, from 0.04% to 1.809% and from 0.10% to 1.86%, respectively. Deposits are issued for amounts equal to or more than US$ 100. Total deposits in other currencies include US$ 2,424, US$ 283,004 and US$ 169,168, at December 31, 2013, 2012 and 2011, respectively.

10.	COMMERCIAL PAPER

CAF’s commercial paper of US$ 2,936,496 at December 31, 2013 will mature in 2014 (US$ 3,174,927 at December 31, 2012 - matured in 2013 and US$ 1,977,050 at December 31, 2011 — matured in 2012). At December 31, 2013, 2012 and 2011, the interest rates on commercial paper ranged from 0.09% to 0.69%, from 0.08% to 1.07% and from 0.16% to 1.02%, respectively.

11.	BORROWINGS

A summary of borrowings follows:

	December 31,
	2013	2012	2011
U.S. dollars	1,575,019	1,344,860	1,107,857
Peruvian nuevos soles	21,599	6,857	10,351
Venezuelan bolivars	17,460	16,279	—
Other currencies	8,838	4,877	3,391

	1,622,916	1,372,873	1,121,599
Fair value adjustments	5,947	18,220	16,851

Carrying value of borrowings	1,628,863	1,391,093	1,138,450

At December 31, 2013, 2012 and 2011, there are fixed interest-bearing borrowings in the amount of US$ 407,082, US$ 169,892 and US$ 155,655, respectively.

Borrowings, by remaining maturities, are summarized below:

	December 31,
	2013	2012	2011
Remaining maturities:
Less than one year	467,837	103,038	131,527
Between one and two years	252,882	468,797	101,886
Between two and three years	226,765	234,823	362,241
Between three and four years	95,912	191,591	195,588
Between four and five years	165,224	66,965	63,921
Over five years	414,296	307,659	266,436

	1,622,916	1,372,873	1,121,599

Some borrowing agreements contain covenants requiring the use of the proceeds for specific purposes or projects.

At December 31, 2013, 2012 and 2011 there were unused term credit facilities amounting to US$ 609,859, US$ 722,685 and US$ 804,882, respectively.

12.	BONDS

An analysis of outstanding bonds follows:

	December 31,
	2013			2012			2011
			Weighted			Weighted			Weighted
			average			average			average
	At original	At spot	cost, after	At original	At spot	cost, after	At original	At spot	cost, after
	exchange	exchange	swaps (%)	exchange	exchange	swaps (%)	exchange	exchange	swaps (%)
	rate	rate	(Year-end)	rate	rate	(Year-end)	rate	rate	(Year-end)
U.S. dollars	5,115,006	5,115,006	2.35	5,208,530	5,208,530	2.54	4,545,954	4,545,954	2.56
Euro	2,119,345	2,196,752	1.95	1,190,396	1,177,262	2.55	1,013,806	973,722	2.46
Japanese yen	671,631	524,109	2.10	622,024	581,583	2.30	591,917	640,394	2.12
Colombian pesos	156,949	173,202	2.95	205,352	273,709	3.34	205,352	249,128	3.35
Venezuelan bolivars	—	—	—	—	—	—	109,302	54,651	(1.44)
Australian dollars	524,464	514,224	1.31	—	—	—	—	—	—
Swiss francs	1,871,550	1,981,810	1.98	1,421,295	1,491,640	2.44	730,380	752,160	2.40
Mexican pesos	98,108	100,476	2.71	98,108	101,908	2.90	166,915	148,184	2.21
Peruvian nuevos soles	94,736	103,875	1.13	107,141	129,950	1.40	119,546	137,872	1.17
Chinese renminbi	96,618	99,092	1.37	96,618	96,288	1.55	—	—	—
Hong Kong dollars	223,982	224,139	2.03	102,803	102,953	2.62	—	—	—

	10,972,389	11,032,685		9,052,267	9,163,823		7,483,172	7,502,065

Fair value adjustments		159,816			579,029			570,263

Carrying value of bonds		11,192,501			9,742,852			8,072,328

A summary of the bonds issued, by remaining maturities, follows:

	December 31,
	2013	2012	2011
Remaining maturities:
Less than one year	942,400	763,729	738,314
Between one and two years	1,265,305	944,354	748,641
Between two and three years	1,561,340	1,066,805	548,299
Between three and four years	887,692	1,148,506	957,546
Between four and five years	1,316,246	888,469	1,138,400
Over five years	4,999,406	4,240,404	3,351,972

	10,972,389	9,052,267	7,483,172

At December 31, 2013, 2012 and 2011, fixed interest rate bonds amounted to US$ 10,539,306, US$ 8,703,859 and US$ 7,032,177, respectively, of which US$ 6,043,466, US$ 3,719,349 and US$ 2,627,507, respectively, are denominated in Japanese yen, Euro, Swiss francs, Australian Dollars, Colombian pesos, Mexican pesos, Hong Kong dollars, Chinese renminbi, and Peruvian nuevos soles.

There were no bonds repurchased during the years ended December 31, 2013, 2012 and 2011.

13.	ACCRUED EXPENSES AND OTHER LIABILITIES

A summary of accrued expenses and other liabilities follows:

	December 31,
	2013	2012	2011
Employees’ severance indemnities, benefits and savings plan	64,780	55,553	56,614
Other liabilities	7,476	9,078	7,337
Derivatives related collateral	121,501	214,624	202,585
Provision contingencies	3,643	2,639	2,825

	197,400	281,894	269,361

14.	PENSION PLAN

At December 31, 2013 the Plan has 377 participants and not retired employees. The measurement date used to determine pension plan benefits is December 31.

As of December 31, 2013, 2012 and 2011, a reconciliation of beginning and ending balances of the benefit obligation are as follows:

	December 31,
	2013	2012	2011
Change in benefit obligation:
Benefit obligation at beginning of year	6,875	4,871	3,389
Service cost	1,084	911	718
Interest cost	297	213	148
Plan participants’contributions	1,050	882	728
Actuarial loss	333	230	22
Benefit paid	(81)	(232)	(134)

Benefit obligation at end of year	9,558	6,875	4,871

As of December 31, 2013, 2012 and 2011, a reconciliation of beginning and ending balances of the fair value of plan assets are as follows:

	December 31,
	2013	2012	2011
Change in plan assets:
Fair value of plan assets at beginning of year	6,359	4,494	3,121
Actual return on plan assets	110	80	138
Contributions	2,695	2,004	1,456
Actuarial loss	16	13	(87)
Benefit paid	(82)	(232)	(134)

Fair value of plan assets at year of year	9,098	6,359	4,494

As of December 31, 2013, 2012 and 2011, the plan assets are as follows:

	December 31,
	2013	2012	2011
Plan assets:
Deposits with banks	9,098	6,359	4,494

The table below summarizes the component of the periodic cost of projected benefits related to the PBO for the years ended December 31, 2013, 2012 and 2011:

	December 31,
	2013	2012	2011
Service cost	1,084	911	718
Interest cost	297	213	148
Expected return on plan assets	(110)	(80)	(138)

	1,271	1,044	728

A summary of the net projected cost for the year 2014 follows:

Service cost:
Contributions to the plan	1,110
Guaranteed benefit	96

1,206
Interest cost	406
Expected return on plan assets	(136)

1,476

Weighted-average assumptions used to determine net benefit cost since the origination of the Plan to December 31, 2013, 2012 and 2011 follows:

Discount rate	4%
Expected long-term rate return on Plan assets	1.5%
Salary increase rate	3%

15.	STOCKHOLDERS’ EQUITY

Authorized Capital

The authorized capital of CAF at December 31, 2013, 2012 and 2011, amounts to US$ 10,000,000, distributed among Series “A”, “B” and “C” shares.

Subscribed Callable Capital

The payment of subscribed callable capital will be as required, with prior approval of the Board of Directors, in order to meet financial obligations of CAF, when internal resources are inadequate.

Shares

CAF’s shares are classified as follows:

Series “A” shares: Subscribed by the governments or public-sector institutions, semipublic or private entities with social or public objectives of: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela. Series “A” shares grants the right of representation on CAF's Board of Directors to one principal director and one alternate director. These shares have a par value of US$ 1,200.

Series “B” shares: Subscribed by the governments or public-sector institutions, semipublic or private entities and commercial banks of: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela. Each of these shares grants the right of representation on CAF's Board of Directors to one principal director and one alternate director for each of the following countries: Bolivia, Colombia, Ecuador, Peru and Venezuela. Also, the commercial banks that currently hold Series “B” shares of CAF are entitled, as a group, to elect one principal director and one alternate director on the Board of Directors. Series “B” shares have a par value of US$ 5.

Series “C” shares: Subscribed by legal entities or individuals belonging to countries other than Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela. These shares confer the right of representation on CAF´s Board of Directors to two principal directors and their respective alternates, who are elected by the holders of these shares. Series “C” shares have a par value of US$ 5.

A summary of the changes in subscribed and paid-in capital for the years ended December 31, 2013, 2012 and 2011, follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
At December 31, 2010	8	476,782	84,086	9,600	2,383,910	420,430	2,813,940
Capitalization of additional paid- in capital	—	40,237	3,039	—	201,185	15,195	216,380
Exchanged shares	—	63,106	(63,106)	—	315,530	(315,530)	—
Issued for cash	2	19,891	19,438	2,400	99,455	97,190	199,045

At December 31, 2011	10	600,016	43,457	12,000	3,000,080	217,285	3,229,365
Capitalization of additional paid- in capital	—	46,325	3,339	—	231,625	16,695	248,320
Issued for cash	—	16,827	14,979	—	84,135	74,895	159,030

At December 31, 2012	10	663,168	61,775	12,000	3,315,840	308,875	3,636,715
Issued for cash	—	43,268	17,665	—	216,340	88,325	304,665

At December 31, 2013	10	706,436	79,440	12,000	3,532,180	397,200	3,941,380

Subscribed and paid-in capital at December 31, 2013 is presented as follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Stockholder:
Argentina	1	65,284	—	1,200	326,420	—	327,620
Bolivia	1	45,677	—	1,200	228,385	—	229,585
Brazil	1	60,142	—	1,200	300,710	—	301,910
Colombia	1	145,733	—	1,200	728,665	—	729,865
Ecuador	1	41,957	—	1,200	209,785	—	210,985
Panama	1	17,816	—	1,200	89,080	—	90,280
Paraguay	1	13,646	—	1,200	68,230	—	69,430
Peru	1	149,160	—	1,200	745,800	—	747,000
Uruguay	1	20,432	—	1,200	102,160	—	103,360
Venezuela	1	146,166	—	1,200	730,830	—	732,030
Chile	—	—	5,541	—	—	27,705	27,705
Costa Rica	—	—	3,291	—	—	16,455	16,455
Dominican Republic	—	—	6,197	—	—	30,985	30,985
Jamaica	—	—	182	—	—	910	910
Mexico	—	—	11,757	—	—	58,785	58,785
Portugal	—	—	1,470	—	—	7,350	7,350
Spain	—	—	35,135	—	—	175,675	175,675
Trinidad & Tobago	—	—	15,867	—	—	79,335	79,335
Commercial banks	—	423	—	—	2,115	—	2,115

	10	706,436	79,440	12,000	3,532,180	397,200	3,941,380

At December 31, 2013, the detail of unpaid subscribed capital and of subscribed callable capital is presented below:

	Unpaid Subscribed Capital				Subscribed Callable Capital
	Series “B”		Series “C”		Series “B”		Series “C”
	Number	Nominal	Number	Nominal	Number	Nominal	Number	Nominal
	of shares	Amount	of shares	Amount	of shares	Amount	of shares	Amount
Stockholder:
Argentina	21,931	109,655	—	—	25,200	126,000	—	—
Bolivia	9,760	48,800	—	—	14,400	72,000	—	—
Brazil	27,716	138,580	—	—	25,200	126,000	—	—
Colombia	30,383	151,915	—	—	50,400	252,000	—	—
Ecuador	9,760	48,800	—	—	14,400	72,000	—	—
Panama	9,030	45,150	—	—	7,200	36,000	—	—
Paraguay	6,280	31,400	—	—	7,200	36,000	—	—
Peru	27,390	136,950	—	—	50,400	252,000	—	—
Uruguay	7,647	38,235	—	—	7,200	36,000	—	—
Venezuela	30,383	151,915	—	—	50,400	252,000	—	—
Chile	—	—	—	—	—	—	800	4,000
Mexico	—	—	—	—	—	—	1,600	8,000
Portugal	—	—	838	4,190	—	—	16,332	81,660
Spain	—	—	4,604	23,020	—	—	40,000	200,000
Trinidad & Tobago	—	—	7,590	37,950	—	—	—	—
Commercial banks	7	35	—	—	—	—	—	—

	180,287	901,435	13,032	65,160	252,000	1,260,000	58,732	293,660

Subscribed and paid-in capital at December 31, 2012 is presented as follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Stockholder:
Argentina	1	63,523	—	1,200	317,615	—	318,815
Bolivia	1	38,987	—	1,200	194,935	—	196,135
Brazil	1	58,372	—	1,200	291,860	—	293,060
Colombia	1	138,188	—	1,200	690,940	—	692,140
Ecuador	1	39,291	—	1,200	196,455	—	197,655
Panama	1	14,975	—	1,200	74,875	—	76,075
Paraguay	1	12,447	—	1,200	62,235	—	63,435
Peru	1	140,030	—	1,200	700,150	—	701,350
Uruguay	1	18,329	—	1,200	91,645	—	92,845
Venezuela	1	138,621	—	1,200	693,105	—	694,305
Chile	—	—	5,541	—	—	27,705	27,705
Costa Rica	—	—	3,291	—	—	16,455	16,455
Dominican Republic	—	—	5,838	—	—	29,190	29,190
Jamaica	—	—	182	—	—	910	910
Mexico	—	—	11,757	—	—	58,785	58,785
Portugal	—	—	1,109	—	—	5,545	5,545
Spain	—	—	25,923	—	—	129,615	129,615
Trinidad & Tobago	—	—	8,134	—	—	40,670	40,670
Commercial banks	—	405	—	—	2,025	—	2,025

	10	663,168	61,775	12,000	3,315,840	308,875	3,636,715

At December 31, 2012, the detail of unpaid subscribed capital and of subscribed callable capital is presented below:

	Unpaid Subscribed Capital				Subscribed Callable Capital
	Series “B”		Series “C”		Series “B”		Series “C”
	Number	Nominal	Number	Nominal	Number	Nominal	Number	Nominal
	of shares	Amount	of shares	Amount	of shares	Amount	of shares	Amount
Stockholder:
Argentina	11,620	58,100	—	—	25,200	126,000	—	—
Bolivia	12,426	62,130	—	—	14,400	72,000	—	—
Brazil	29,486	147,430	—	—	25,200	126,000	—	—
Colombia	37,928	189,640	—	—	50,400	252,000	—	—
Ecuador	12,426	62,130	—	—	14,400	72,000	—	—
Panama	11,871	59,355	—	—	7,200	36,000	—	—
Paraguay	7,479	37,395	—	—	7,200	36,000	—	—
Peru	20,424	102,120	—	—	50,400	252,000	—	—
Uruguay	9,750	48,750	—	—	7,200	36,000	—	—
Venezuela	37,928	189,640	—	—	50,400	252,000	—	—
Chile	—	—	—	—	—	—	800	4,000
Mexico	—	—	—	—	—	—	1,600	8,000
Portugal	—	—	346	1,730	—	—	15,688	78,439
Spain	—	—	13,816	69,080	—	—	40,000	200,000
Trinidad & Tobago	—	—	15,323	76,615	—	—	—	—
Commercial banks	18	90	—	—	—	—	—	—

	191,356	956,780	29,485	147,425	252,000	1,260,000	58,088	290,439

Subscribed and paid-in capital is presented as follows at December 31, 2011:

	Number of Shares			Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Stockholder:
Argentina	1	57,989	—	1,200	289,945	—	291,145
Bolivia	1	35,533	—	1,200	177,665	—	178,865
Brazil	1	52,988	—	1,200	264,940	—	266,140
Colombia	1	126,340	—	1,200	631,700	—	632,900
Ecuador	1	35,815	—	1,200	179,075	—	180,275
Panama	1	11,593	—	1,200	57,965	—	59,165
Paraguay	1	9,246	—	1,200	46,230	—	47,430
Peru	1	126,743	—	1,200	633,715	—	634,915
Uruguay	1	16,676	—	1,200	83,380	—	84,580
Venezuela	1	126,742	—	1,200	633,710	—	634,910
Chile	—	—	5,146	—	—	25,730	25,730
Costa Rica	—	—	3,056	—	—	15,280	15,280
Dominican Republic	—	—	5,421	—	—	27,105	27,105
Jamaica	—	—	169	—	—	845	845
Mexico	—	—	4,379	—	—	21,895	21,895
Portugal	—	—	709	—	—	3,545	3,545
Spain	—	—	24,072	—	—	120,360	120,360
Trinidad & Tobago	—	—	505	—	—	2,525	2,525
Commercial banks	—	351	—	—	1,755	—	1,755

	10	600,016	43,457	12,000	3,000,080	217,285	3,229,365

At December 31, 2011, the detail of unpaid subscribed capital and of subscribed callable capital is presented below:

	Unpaid Subscribed Capital				Subscribed Callable Capital
	Series “B”		Series “C”		Series “B”		Series “C”
	Number		Number		Number		Number
	of shares	Amount	of shares	Amount	of shares	Amount	of shares	Amount
Stockholder:
Argentina	12,676	63,380	—	—	25,200	126,000	—	—
Bolivia	6,690	33,450	—	—	14,400	72,000	—	—
Brazil	14,680	73,400	—	—	25,200	126,000	—	—
Colombia	9,154	45,770	—	—	50,400	252,000	—	—
Ecuador	6,690	33,450	—	—	14,400	72,000	—	—
Panama	7,903	39,515	—	—	7,200	36,000	—	—
Paraguay	9,951	49,755	—	—	7,200	36,000	—	—
Peru	23,944	119,720	—	—	50,400	252,000	—	—
Uruguay	3,662	18,310	—	—	7,200	36,000	—	—
Venezuela	23,944	119,720	—	—	50,400	252,000	—	—
Chile	—	—	—	—	—	—	800	4,000
Mexico	—	—	—	—	—	—	1,600	8,000
Portugal	—	—	718	3,590	—	—	16,164	80,820
Spain	—	—	13,816	69,080	—	—	40,000	200,000
Trinidad & Tobago	—	—	142	710	—	—	—	—
Commercial banks	10	50	—	—	—	—	—	—

	119,304	596,520	14,676	73,380	252,000	1,260,000	58,564	292,820

General Reserve

CAF maintains a general reserve approved by the stockholders’ Assembly, which is considered an equity reserve. Stockholders approved the increase in the reserve by US$ 24,071, US$ 40,779 and US$ 55,989 during the years ended December 31, 2013, 2012 and 2011, through appropriations from net income for the years ended December 31, 2012, 2011 and 2010, respectively.

Reserve Pursuant to Article N° 42 of the By-laws

CAF's by-laws requires that at least 10% of annual net income is to be appropriated to a reserve fund until that fund amounts to 50% of the subscribed capital, which is considered an equity reserve. Additional appropriation may be approved by the stockholders. At the stockholders’ Assembly in March 2013, 2012 and 2011, it was authorized to increase the reserve by US$ 16,100, US$ 15,300 and US$ 16,650, through an appropriation from net income for the years ended December 31, 2012, 2011 and 2010, respectively.

Capitalization of additional paid- in capital

At the stockholders’ Assembly in March 2012 and 2011, it was authorized to capitalize through dividends in shares by US$ 248,320 and US$ 216,380, respectively, from additional paid- in capital. At December 2013, CAF did not conduct this type of operations.

16.	DISTRIBUTIONS TO STOCKHOLDERS’ SPECIAL FUNDS

Stockholders’ Assembly may distribute a portion of retained earnings to special funds, created to promote technical and financial cooperation, sustainable human development, and management of poverty relief funds in stockholder countries. CAF has no residual interest in these funds.

In March 2013, 2012 and 2011, stockholders’ Assembly approved the distribution of US$ 119,998, US$ 96,500 and US$ 93,500, from retained earnings at December 31, 2012, 2011 and 2010, respectively, to the stockholders’ special funds (Note 24).

17.	TAX EXEMPTIONS

CAF is exempt from all taxes on income, properties and other assets. It is also exempt from liability related to the payment, withholding or collection of any tax or other levy.

18.	DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

CAF utilizes derivative financial instruments to reduce exposure to interest rate risk and foreign currency risk. CAF does not hold or issue derivative financial instruments for trading or speculative purposes.

By using derivative financial instruments to hedge exposure to changes in interest rate and foreign exchange rates, CAF exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes CAF, creating credit risk for CAF. When the fair value of a derivative contract is negative, CAF owes the counterparty and, therefore, it does not possess credit risk. CAF minimizes the credit risk in derivative financial instruments by entering into transactions with high-quality counterparties whose credit rating is “A” or higher.

The market risk associated with interest rate and currency risk is managed by swapping loans and borrowings, subject to fixed interest rates and denominated in other currency into floating interest rate instruments denominated in U.S. dollars. CAF enters into derivative financial instruments with market risk characteristics that are expected to change in a manner that will offset the economic change in value of specifically identified loans, bonds or borrowings and other obligations. Derivative contracts held by CAF consist of interest rate and cross-currency swaps and are designated as fair value hedges of specifically identified loans, bonds or borrowings and other obligations with fixed interest rates or non U.S. currency exposure.

CAF also utilizes futures derivatives instruments to reduce exposure to risk. There are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument at a specified price or yield. Initial margin requirements are met with cash or securities. CAF generally closes out open positions prior to maturity. Therefore, cash receipts or payments are limited to the change in market value of the future contracts. As of 31 December 2013, there was payment on future contracts of US$ 244.

CAF monitors the credit risk associated with derivative transactions. Credit risk is managed by establishing exposure limits based on the credit rating and size of the individual counterparty, among other factors. To further reduce the credit risk in derivatives, CAF enters into credit support agreements with its major swap counterparties. This provides risk mitigation, as the swap transactions are regularly mark-to-market, and the party being the net obligor is requested to post collateral when net mark to-market exposure exceeds certain predetermined thresholds, which decrease as the counterparty’s credit rating deteriorates. This collateral is in the form of cash or highly rated and liquid government securities. CAF offsets, for each counterparty, the fair value amount recognized for derivative instruments and, the fair value amount recognized for the collateral, whether posted or received, under master netting arrangements executed with the same counterparty.

The amount recognized for the right to receive collateral that have been offset at year-end 2013, 2012 and 2011, was US$ 121,501, US$ 214,624 and US$ 202,585, respectively. The amount recognized for the obligation to post collateral that have been offset at year-end 2013, was US$ 70,893.

The following table presents the notional amount and fair values of interest rate swaps and cross-currency swaps and the underlying hedged items at December 31, 2013, 2012 and 2011:

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities

At December 31, 2013:
Loans	—	30,586	1,014	2,560
Loans	14,965	—	—	176
Borrowings	490,000	—	5,947	—
Bonds	4,560,840	—	90,693	6,759
Bonds	—	5,878,979	319,760	173,329

	5,065,805	5,909,565	417,414	182,824

At December 31, 2012:
Loans	—	42,820	—	6,506
Loans	23,900	—	617	—
Borrowings	323,333	—	18,220	—
Bonds	5,049,510	—	357,504	4,705
Bonds	—	3,855,689	396,107	48,856

	5,396,743	3,898,509	772,448	60,067

At December 31, 2011:
Loans	—	29,525	—	6,035
Loans	31,000	—	—	821
Borrowings	340,000	—	16,851	—
Bonds	4,416,318	—	411,582	—
Bonds	—	2,941,867	274,831	87,013

	4,787,318	2,971,392	703,264	93,869

The following table presents the notional amount and fair values of futures the underlying hedged items at December 31, 2013:

	Notional amount	Fair value
		Derivative
		assets
At December 31, 2013:
Marketable securities	56,900	244

For the years ended December 31, 2013, 2012 and 2011, all of CAFs’ derivatives which had been designated as hedging relationship were considered fair value hedges. The change in the fair value of such derivative instruments and the change in fair value of hedged items attributable to risk being hedged are included in the statement of comprehensive income.

19.	FAIR VALUE MEASUREMENTS

The following section describes the valuation methodologies used by CAF to measure various financial instruments at fair value, including an indication of the level in the fair-value hierarchy in which each instrument is classified. Where appropriate, the description includes details of the valuation models, the key inputs to those models, as well as any significant assumptions.

When available, CAF generally uses quoted market prices to determine fair value, and classifies such items in Level 1. In some cases where a market price is not available, CAF makes use of acceptable practical expedients (such as matrix pricing) to calculate fair value, in which case the items are classified in Level 2.

If quoted market prices are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market parameters, such as interest rates, currency rates, etc. Items valued using such internally generated valuation techniques are classified according to the lowest level input or value driver that is significant to the valuation. Thus, an item may be classified in Level 3 even though there may be some significant inputs that are readily observable.

Where available, CAF may also make use of quoted prices for recent trading activity in positions with the same or similar characteristics to the one being valued. The frequency and size of transactions and the amount of the bid — ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed prices from those markets. If relevant and observable prices are available, those valuations would be classified as Level 2. If prices are not available, other valuation techniques would be used and the item would be classified as Level 3.

The following methods are used to estimate the fair-value hierarchy of CAF’s financial instruments:

•	Marketable securities: CAF uses quoted market prices to determine the fair value of trading securities and these financial assets are classified in Level 1 of the fair-value hierarchy.

•	Loans: The fair value of fixed rate loans, which are hedged using derivative transactions, is determined using the current variable interest rate for similar loans. These loans are classified in Level 2 of the fair value hierarchy.

•	Derivative assets and liabilities: Derivative transactions contracted and designated by CAF as hedges of risks related to interest rates, currency rates or both, for transactions recorded as financial assets or liabilities are also presented at fair value. In those cases the fair value is calculated using market prices given by the counterparties. Derivative transactions are classified in Level 2 of the fair value hierarchy.

•

Bonds and borrowings: For CAF’s bonds issued and medium and long term borrowings, fair value is determined using an internal valuation technique, taking into consideration yield curves to discount the expected cash flows for the applicable maturity, thus reflecting the fluctuation of variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Those transactions are generally classified in Level 2 of the fair-value hierarchy depending on the observability of significant inputs to the model.

During 2013, there were no transfers between levels 1, 2 and 3.

Items Measured at Fair Value on a Recurring Basis

The following tables present for each of the fair-value hierarchy levels CAF’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2013, 2012 and 2011:

	Level 1	Level 2	Level 3	Net balance
At December 31, 2013:
Assets:
Marketable Securities:
U.S. Treasury Notes	674,749	—	—	674,749
Bonds of non-U.S. governments and government entities	130,390	—	—	130,390
Financial institutions and corporate securities:
Commercial papers	1,982,228	—	—	1,982,228
Certificate of deposits	1,454,325	—	—	1,454,325
Bonds	1,165,255	—	—	1,165,255
Others	424,297	—	—	424,297

	5,026,105	—	—	5,026,105

	5,831,244	—	—	5,831,244
Loans	—	48,358	—	48,358
Derivative instruments:
Futures	—	244	—	244
Interest rate swap	—	96,640	—	96,640
Cross-currency swap	—	320,774	—	320,774

	—	417,658	—	417,658

	5,831,244	466,016	—	6,297,260

Liabilities:
Borrowings	—	495,947	—	495,947
Bonds	—	10,659,931	—	10,659,931
Derivative instruments:
Interest rate swap	—	6,935	—	6,935
Cross-currency swap	—	175,889	—	175,889

	—	182,824	—	182,824

	—	11,338,702	—	11,338,702

	Level 1	Level 2	Level 3	Net balance
At December 31, 2012:
Assets:
Marketable Securities:
U.S. Treasury Notes	944,773	—	—	944,773
Bonds of non-U.S. governments and government entities	178,846	—	—	178,846
Financial institutions and corporate securities:
Commercial papers	1,899,734	—	—	1,899,734
Certificate of deposits	344,044	—	—	344,044
Bonds	1,723,496	—	—	1,723,496
Others	362,244	—	—	362,244

	4,329,518	—	—	4,329,518

	5,453,137	—	—	5,453,137
Loans	—	72,354	—	72,354
Derivative instruments:
Interest rate swap	—	376,341	—	376,341
Cross-currency swap	—	396,107	—	396,107

	—	772,448	—	772,448

	5,453,137	844,802	—	6,297,939

Liabilities:
Borrowings	—	341,553	—	341,553
Bonds	—	9,595,784	—	9,595,784
Derivative instruments:
Interest rate swap	—	4,705	—	4,705
Cross-currency swap	—	55,362	—	55,362

	—	60,067	—	60,067

	—	9,997,404	—	9,997,404

	Level 1	Level 2	Level 3	Net balance
At December 31, 2011:
Assets:
Marketable Securities:
U.S. Treasury Notes	7,117	—	—	7,117
Bonds of non-U.S. governments and government entities	995,483	—	—	995,483
Financial institutions and corporate securities:
Commercial papers	1,442,343	—	—	1,442,343
Certificate of deposits	428,609	—	—	428,609
Bonds	620,495	—	—	620,495
Others	266,278	—	—	266,278

	2,757,725	—	—	2,757,725

	3,760,325	—	—	3,760,325
Loans	—	64,811	—	64,811
Derivative instruments:
Interest rate swap	—	428,433	—	428,433
Cross-currency swap	—	274,831	—	274,831

	—	703,264	—	703,264

	3,760,325	768,075	—	4,528,400

Liabilities:
Borrowings	—	356,851	—	356,851
Bonds	—	7,947,340	—	7,947,340
Derivative instruments:
Interest rate swap	—	821	—	821
Cross-currency swap	—	93,048	—	93,048

	—	93,869	—	93,869

	—	8,398,060	—	8,398,060

20.	FAIR VALUE OF FINANCIAL INSTRUMENTS

CAF estimated the fair value of all financial instruments in CAF’s balance sheet, including those financial instruments carried at cost, as presented in the table below at December 31, 2013, 2012 and 2011:

		December 31,
		2013		2012		2011
	Hierarchy	Carrying	Estimated	Carrying	Estimated	Carrying	Estimated
	Levels	amount	fair value	amount	fair value	amount	fair value
Financial assets:
Cash and due from banks	1	230,051	230,051	141,720	141,720	256,797	256,797
Deposits with banks	1	1,462,208	1,462,208	1,490,049	1,490,049	1,543,885	1,543,885
Other investments	1	781,219	781,219	100,910	100,910	95,211	95,211
Loans, net	2	17,954,913	17,957,220	16,283,056	16,283,792	14,915,933	92,248
Equity investments (Cost method)	2	192,872	192,872	123,311	123,311	92,248	196,316
Acrrued interest and commissions receivable	2	242,153	242,153	216,323	216,323	196,316	3,672,063

		December 31,
		2013		2012		2011
	Hierarchy	Carrying	Estimated	Carrying	Estimated	Carrying	Estimated
	Levels	amount	fair value	amount	fair value	amount	fair value
Financial liabilities:
Deposits	2	3,263,674	3,263,674	3,121,843	3,121,843	3,672,063	3,672,063
Commercial paper	2	2,936,496	2,936,496	3,174,927	3,174,927	1,977,050	1,977,050
Borrowings	2	1,132,916	1,134,194	1,049,540	1,049,681	781,599	781,836
Bonds	2	532,570	534,326	147,068	149,043	124,988	127,167
Accrued interest payable	2	200,013	200,013	180,597	180,597	163,561	163,561

The following methods and assumptions were used to estimate the fair value of those financial instruments, not accounted for at fair value:

•	Cash and due from banks, deposits with banks, interest and commissions receivable, other investment, deposits, commercial paper and accrued interest payable: The carrying amounts approximate fair value because of the short maturity of these instruments.

•	Loans: CAF is one of the few institutions that grant loans for development projects in the stockholder countries. A secondary market does not exist for the type of loans granted by CAF. As rates on variable rate loans and loan commitments are reset on a semiannual basis, the carrying value, adjusted for credit risk, was determined to be the best estimate of fair value. The fair value of fixed rate loans is determined using the current variable interest rate for similar loans. The fair value of impaired loans is estimated on the basis of discounted cash flows.

•	Equity investments: CAF’s equity investments in other entities do not have available market price quotations.The fair value of equity investments is determined based on a financial analysis of the investees and any losses are recognized immediately in the statement of comprehensive income.

•	Bonds and borrowings: For CAF’s bonds issued and medium and long term borrowings, fair value is determined using an internal valuation technique, taking into consideration yield curves to discount the expected cash flows for the applicable maturity, thus reflecting the fluctuation of variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Those transactions are generally classified in Level 2 of the fair-value hierarchy depending on the observability of significant inputs to the model.

During 2013, there were no transfers between levels 1, 2 and 3.

21.	FAIR VALUE OPTION

CAF’s management decided to measure at fair value those financial assets and liabilities denominated in currencies other than US dollars for which it has contracted a derivative as an economic hedge for other currency and interest rate risks.

The results recorded in the statement of comprehensive income resulting from the periodic cash flows and unrealized changes in fair value as of December 31, 2013, 2012 and 2011 for instruments that fair value option was chosen, and for derivatives used as economic hedges for these instruments, are as follows:

	December 31,
	2013	2012	2011
Bond related swaps	787	(779)	5,777
Loan related swaps	1,342	202	(954)

	2,129	(577)	4,823

22.	COMMITMENTS AND CONTINGENCIES

Commitments and contingencies include the following:

	December 31,
	2013	2012	2011
Credit agreements subscribed — eligibles	4,583,475	3,706,207	4,391,248
Credit agreements subscribed — non eligibles	1,965,410	2,531,805	1,207,380
Lines of credit	4,782,126	3,578,581	3,823,830
Letters of credit	58,641	27,991	155,110
Equity investments agreements subscribed	254,687	185,799	161,102
Guarantees	375,533	331,630	251,895

These commitments and contingencies result from the normal course of CAF's business and are related principally to loans that have been approved or committed for disbursement.

In the ordinary course of business, CAF has entered into commitments to extend credits; such financial instruments are recorded as commitments upon signing the corresponding contract and are reported in the financial statements when disbursements are made. Commitments that have fulfilled the necessary requirements for disbursement are classified as eligibles.

The contracts to extend credit have fixed expiration dates and in some cases expire without making disbursements. Also, based on experience, parts of the disbursements are made up to two years after the signing of the contract. Therefore, the total commitment amounts do not necessarily represent future cash requirements.

Guarantees mature as follows:

	December 31,
	2013	2012	2011
Remaining maturities:
Less than one year	98,707	81,822	38,456
Between four and five years	52,924	—	—
Over five years	223,902	249,808	213,439

	375,533	331,630	251,895

To the best knowledge of CAF’s management, CAF is not engaged in any litigation that is material to CAF’s business or that is likely to have any impact on its business, financial condition or results of operations.

23.	ADMINISTRATIVE EXPENSES

For the years ended December 31, 2013, 2012 and 2011, CAF recorded administrative expenses as follows:

	December 31,
	2013	2012	2011
Salaries and employee benefits	67,388	57,696	54,229
Professional fees, seminars and other expenses	14,492	11,630	9,050
Logistics and infrastructure	13,066	13,797	11,585
Telecommunications and technology	9,051	7,865	6,142

	103,997	90,988	81,006

24.	SPECIAL FUNDS AND OTHER FUNDS UNDER MANAGEMENT

CAF, as a multilateral financial institution, acts as administrator of several funds owned by third-parties and CAF’s stockholders special funds.

The special funds have the purpose and functions which contribute to regional integration and sustainable development through capacity building, increased domestic and international exchanges, generation and use of knowledge, as well as training human resources and fortifying institutions, and CAF is responsible for their administration. The special funds are governed by the provisions of the Constitutive Agreement and any other ones which, in each case, may be established by the Board of Directors. The resources of the special funds are completely independent from the resources of CAF and are thus so maintained, accounted for, presented, utilized, invested, committed and otherwise disposed of. In regards to the use of the special funds, the financial responsibility of CAF, as administrator, is limited to the net assets and reserves of each of the constituted special funds. CAF has no residual interest in the net assets of the special funds.

As of December 31, 2013, 2012 and 2011, managed funds net assets are US$ 537,651, US$ 498,048 and US$ 466,173, respectively. The balances of main managed funds are as follows:

	December 31,
	2013	2012	2011
Compensatory Financing Fund (FFC)(1)	350,010	324,270	289,856
Fund for the Development of Small and Medium Enterprises (FIDE)	56,879	43,567	43,407
Fund for the Promotion of Sustainable Infrastructure Projects (PROINFRA)	25,440	24,480	27,344
Technical Assistance Fund (FAT)	25,826	22,917	23,271

	December 31,
	2013	2012	2011
Human Development Fund (FONDESHU)	17,610	16,884	20,241
Latin American Carbon, Clean Alternative Energies Program (PLAC)	7,158	7,696	8,268
Cross-Border Cooperation and Integration (COPIF)	3,724	3,487	3,049
Others	51,004	54,747	50,737

	537,651	498,048	466,173

(1)	This fund was created by CAF’s stockholders for the purpose of compensating a portion of interest costs of certain loans granted by CAF to finance economic and social infrastructure projects. For the year ended December 31, 2013, 2012 and 2011, this fund compensated interest amounting to US$ 48,239, US$ 37,489 and US$ 28,201, respectively.

25.	SEGMENT REPORTING

Management has determined that CAF has only one reportable segment since it does not manage its operations by allocating resources based on a determination of the contributions to net income of individual operations. CAF does not differentiate between the nature of the products or services provided, the preparation process, or the method for providing the services among individual countries.

For the years ended December 31, 2013, 2012 and 2011, loans made to or guaranteed by six countries individually generated an excess, before swaps, of 10 percent of loan income, as follows:

	December 31,
	2013	2012	2011
Argentina	60,632	61,101	40,721
Bolivia	41,959	42,497	35,625
Colombia	45,251	54,042	49,931
Ecuador	61,951	66,006	60,059
Peru	60,346	77,420	64,798
Venezuela	73,020	78,464	63,371

	343,159	379,530	314,505

26.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through January 31, 2014, financial statements issue date. As a result of this evaluation, there are no subsequent events, as defined, that require a disclosure in CAF’s financial statements at the year ended December 31, 2013, except for:

•	On January 17, 2014 CAF priced bonds under EMTN program for CHF 300,000, 2.00%, due 2024. Effective date February 5, 2014.

•	On January 15, 2014 CAF priced bonds under the SCHULDSCHEIN format for EUR 65,000, 3.51%, due 2034. Effective date February 3, 2014.

•	On January 23, 2014 CAF priced bonds under the EMTN program for EUR 200,000, 3.50%, due 2039. Effective date February 3, 2014.

•	On January 23, 2014 CAF priced bonds under the EMTN program for NOK 1.500.000, 4.29%, due 2026. Effective date February 6, 2014.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF DECEMBER 31, 2013

BONDS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency		Principal Amount Outstanding at December 31, 2013 (in millions)
7.79% Yankee Bonds	Fixed	1997	2017	USD		50.0
7.875%% Yankee Bonds	Fixed	2002	2022	USD		85.0
5.8175% Euro Dollar Bonds	Fixed	2004	2014	USD		29.0
51/8% Yankee Bonds	Fixed	2005	2015	USD		250.0
5.75% Yankee Bonds	Fixed	2006	2017	USD		250.0
Peruvian Soles Bonds	Fixed	2006	2018	PEN	(2)	146.7
5.75% Yankee Bonds	Fixed	2007	2017	USD		115.4
2.32% Samurai Bonds	Fixed	2007	2014	JPY	(1)	10,000.0
5.75% Yankee Bonds	Fixed	2008	2017	USD		250.0
Colombian Peso Bonds	Fixed	2008	2018	COP		94,250.0
8.125% Yankee Bonds	Fixed	2009	2019	USD		733.7
Colombian Peso Bonds	Fixed	2009	2019	COP		127,500.0
Colombian Peso Bonds	Fixed	2009	2014	COP		111,980.0
4.30% Euro Yen Bonds	Fixed	2009	2019	JPY		10,000.0
Peruvian Soles Bonds	Fixed	2009	2014	PEN		144.2
Structured Note	Floating	2010	2017	USD		50.0
3.11% Euro Dollar Bonds	Fixed	2010	2014	USD		74.0
3.75% Yankee Bonds	Fixed	2010	2016	USD		600.0
Structured Note	Floating	2010	2017	USD		50.0
2.625% Swiss Franc Bonds	Fixed	2010	2015	CHF		250.0
Euro Bond	Floating	2010	2015	EUR	(6)	100.0
4.625% Euro Bond	Fixed	2010	2018	EUR		400.0
1.56% Samurai Bonds	Fixed	2010	2014	JPY		9,800.0
1.82% Samurai Bonds	Fixed	2010	2015	JPY		4,600.0
Euro Dollar Bond	Floating	2010	2014	USD		100.0
3.625% Panamanian Bonds	Fixed	2011	2016	USD		40.0
3.75% Yankee Bonds	Fixed	2011	2016	USD		500.0
Mexican Pesos Bonds	Fixed	2011	2021	MXN	(3)	1,317.0
2.625% Swiss Franc Bonds	Fixed	2011	2015	CHF		130.0
2.75% Swiss Franc Bonds	Fixed	2011	2017	CHF		125.0
4.625% Euro Bonds	Fixed	2011	2018	EUR		250.0
1.0% Samurai Bonds	Fixed	2011	2015	JPY		10,000.0
5.0% Euro Dollar Bond	Fixed	2012	2042	USD		50.0
4.375% Yankee Bonds	Fixed	2012	2022	USD		1,092.9
4.375% Yankee Bonds	Fixed	2012	2022	USD		407.1
1.25% Swiss Franc Bonds	Floating	2012	2014	CHF		125.0
1.45% Swiss Franc Bonds	Floating	2012	2014	CHF		235.0
1.5% Swiss Franc Bonds	Fixed	2012	2018	CHF		300.0
3.55% Dim Sum	Fixed	2012	2015	CNY	(7)	600.0
Euro Bond (Schuldschein)	Fixed	2012	2027	EUR		82.0
Euro Bond (Schuldschein)	Fixed	2012	2032	EUR		60.0
4.03% Euro Hong Kong Dollar Bonds	Fixed	2012	2022	HKD	(8)	400.0
4.0% Euro Hong Kong Dollar Bonds	Fixed	2012	2024	HKD		398.0

S-1

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency		Principal Amount Outstanding at December 31, 2013 (in millions)
1.85% Euro Yen Bonds	Fixed	2012	2023	JPY		6,000.0
1.375% Swiss Franc Bonds	Fixed	2013	2021	CHF		250.0
Euro Dollar Bond	Floating	2013	2016	USD		100.0
3.25% Euro Bonds	Fixed	2013	2033	EUR		100.0
1.375% Swiss Franc Bonds	Fixed	2013	2021	CHF		100.0
3.25% Euro Bonds	Fixed	2013	2033	EUR		100.0
4.27% Euro Hong Kong Dollar Bonds	Fixed	2013	2028	HKD		940.0
Euro Dollar Bonds	Floating	2013	2023	USD		100.0
1.50% Swiss Franc Bonds	Fixed	2013	2020	CHF		250.0
3.66% Euro Bond	Fixed	2013	2033	EUR		51.0
1.85% Euro Yen Bonds	Fixed	2013	2023	JPY		4,600.0
4.25% Kangaroo Bonds	Fixed	2013	2016	AUD	(9)	350.0
3.625% Euro Bond (Schuldschein)	Fixed	2013	2033	EUR		200.0
Euro Dollar Bonds	Floating	2013	2015	USD		200.0
6.25% Kangaroo Bonds	Fixed	2013	2023	AUD		225.0
3.31% Euro Bonds	Fixed	2013	2028	EUR		225.7

Note:	As of the date of this prospectus, CAF has issued in 2014 the equivalent total amount of $1.5 billion in different currencies such as US dollars (USD), Swiss Francs (CHF), Euros (EUR), Hong Kong Dollars (HKD) and Norwegian Krones (NOK).
(1)	Yen.
(2)	Peruvian Nuevos Soles.
(3)	Mexican Pesos.
(4)	Swiss Francs.
(5)	Colombian Pesos.
(6)	Euros.
(7)	Chinese Yuan.
(8)	Hong Kong Dollars.
(9)	Australian Dollars.

S-2

LOANS FROM COMMERCIAL BANKS, ADVANCES, DEPOSITS,

COMMERCIAL PAPER AND REPURCHASE AGREEMENTS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at December 31, 2013
					(in US$ millions)
Medium and Long-term Loans	Various	Various	Various	Various	1,628.9
Deposits	Floating	Various	Various	Various	3,263.7
Commercial Paper	Floating	Various	Various	USD	2,936.5

LOANS FROM MULTILATERALS AND BILATERALS, EXIMS AND EXPORT CREDIT AGENCIES

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at December 31, 2013 (in US$ millions)
ACDI	0%	29-Mar-74	30-Sep-23	CAN(1)	1.2
AID (U.S.A.)	3%	10-Oct-72	27-Nov-14	US	0.5
Agencia Francesa de Desarrollo	Floating	10-Oct-11	10-Oct-23	US	260.0
China Development Bank — CDB	Floating	20-Nov-07	29-Nov-19	US	90.0
IADB	Floating	Various	Various	US	7.3
Instituto de Crédito Oficial — ICO	Floating	31-May-04	23/12/2016	US	22.0
JBIC, Japan	Floating	Various	Various	US	122.0
KfW (Germany)	Floating	Various	Various	US	414.9
Nordic Investment Bank	Floating	Various	Various	US	47.4

(1)	Canadian dollars.

GUARANTEED DEBT

Borrower	Date of Issue	Year of Final Maturity	Principal Amount Outstanding at December 31, 2013
			(in U.S.$ millions)
Plurinational State of Bolivia	10/03/2001	04/03/2018	20.2
Plurinational State of Bolivia	5/22/2004	5/22/2018	32.7
Republic of Peru	02/13/2006	2/13/2025	28.0
Unión Andina de Cementos S.A.A. (antes Cemento Andino S.A. Peru)	07/15/2010	07/13/2018	47.8
Instituto de la función registral del Estado de Mexico	08/23/2010	08/23/2030	30.5
Abengoa Transmisión Sur	07/27/2011	06/30/2014	21.7
Gym S.A. (Peru)	09/16/2013	09/16/2014	21.3
Gym S.A. (Peru)	12/12/2013	01/13/2014	3.2
Gym S.A. (Peru)	12/12/2013	03/10/2014	16.7
Gym S.A. (Peru)	12/12/2013	01/13/2014	2.4
Teyma Uruguay S.A.	07/02/2013	07/01/2014	5.0
Teyma Uruguay S.A.	07/02/2013	07/01/2014	7.0
Isolux Corsan Argentina S.A.	09/15/2011	09/15/2023	34.7
H2Olmos S.A.	10/24/2012	10/25/2032	25.6
Termochilca S.A.C.	12/21/2011	12/21/2021	15.4
Abengoa Perú.	06/21/2013	07/13/2014	5.0
Paque eólico Loma Blanca II S.A	08/01/2013	08/01/2025	15.3
Oderbrecht S.A.	12/18/2013	07/21/2014	14.9
Planta de Reserva Fría de Generación de Eten S.A	12/05/2013	12/05/2033	26.6

S-3

CORPORACIÓN ANDINA DE FOMENTO

        % Notes due

PROSPECTUS SUPPLEMENT

Barclays	Crédit Agricole CIB	Daiwa Capital Markets	Deutsche Bank Securities

                    , 2015